Exhibit 4.1
Execution Version
SECOND AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of April 26, 2011
Among
EASTMAN KODAK COMPANY
and
KODAK CANADA INC.
as Borrowers
and
THE LENDERS NAMED HEREIN
as Lenders
and

BANK OF AMERICA, N.A.
as Administrative Agent and Co-Collateral Agent
and
CITICORP USA, INC
as Co-Collateral Agent
and
CITIBANK, N.A.
and
WELLS FARGO CAPITAL FINANCE LLC
as Co-Syndication Agents
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
CITIGROUP GLOBAL MARKETS INC.
and
WELLS FARGO CAPITAL FINANCE LLC
as Joint Lead Arrangers and Joint Bookrunners

i

TABLE OF CONTENTS
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

SECTION 2.22. Failure to Satisfy Conditions Precedent	54
SECTION 2.23. Obligations of Lenders Several	54

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01. Conditions Precedent to Effectiveness	54
SECTION 3.02. Conditions Precedent to Each Borrowing and Issuance	57
SECTION 3.03. Additional Conditions to Issuances	57
SECTION 3.04. Determinations Under this Agreement	57

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Company	58

ARTICLE V

COVENANTS OF THE COMPANY

SECTION 5.01. Affirmative Covenants	61
SECTION 5.02. Negative Covenants	68
SECTION 5.03. Financial Covenant	74

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default	74
SECTION 6.02. Actions in Respect of the Letters of Credit upon Default	76
SECTION 6.03. Collection Allocation Mechanism	77
SECTION 6.04. Application of Funds	77

ARTICLE VII

GUARANTY

SECTION 7.01. Guaranty; Limitation of Liability	79
SECTION 7.02. Guaranty Absolute	80
SECTION 7.03. Waivers and Acknowledgments	81
SECTION 7.04. Subrogation	81
SECTION 7.05. Guaranty Supplements	82
SECTION 7.06. Subordination	82
SECTION 7.07. Continuing Guaranty; Assignments	82

SECTION 9.16. Release of Collateral; Termination of Loan Documents	99
SECTION 9.17. Judgment Currency	100
SECTION 9.18. No Fiduciary Duty	101
SECTION 9.19. Electronic Execution of Assignments and Certain Other Documents	101

Schedules
Schedule I	-	Commitments

Schedule II	-	Subsidiary Guarantors and Material Subsidiaries

Schedule III	-	Accounts

Schedule 2.01(b)	-	Existing Letters of Credit

Schedule 5.02(a)	-	Existing Liens

Schedule 5.02(d)	-	Existing Debt

Schedule 9.02	-	Agent’s Office; Certain Address for Notices

Exhibits
Exhibit A	-	Form of Note

Exhibit B	-	Form of Notice of Borrowing

Exhibit C	-	Form of Assignment and Acceptance

Exhibit D-1	-	Form of US Security Agreement

Exhibit D-2	-	Form of Canadian Security Agreement

Exhibit F	-	Form of Guaranty Supplement

Exhibit G	-	Form of Borrowing Base Certificate

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of April 26, 2011
          EASTMAN KODAK COMPANY, a New Jersey corporation (the “Company”), KODAK CANADA INC., a corporation continued under the laws of the province of Ontario, Canada (“Kodak Canada” and, together with the Company, the “Borrowers” and each, a “Borrower”), the banks, financial institutions and other institutional lenders (the “Lenders”) and issuers of letters of credit from time to time party hereto, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, CITIGROUP GLOBAL MARKETS INC. and WELLS FARGO CAPITAL FINANCE LLC, as joint lead arrangers and joint bookrunners, CITIBANK, N.A. and WELLS FARGO CAPITAL FINANCE LLC, as co-syndication agents, BANK OF AMERICA, N.A., as administrative agent (as successor administrative agent to Citicorp USA Inc.) and co-collateral agent for the Lenders and CITICORP USA INC., as co-collateral agent for the Lenders, agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
          SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
     “Account Debtor” means a Person obligated on an Account.
     “Account” has the meaning specified in the UCC.
     “Administrative Questionnaire” means an Administrative Questionnaire in the form approved by the Agent.
     “ACH” means automated clearinghouse transfers.
     “Activities” has the meaning specified in Section 8.02(b).
     “Adjustment Date” has the meaning specified in the definition of “Applicable Margin”.
     “Advance” means a Canadian Advance and/or a US Advance, as the context may require.
     “Affected Lender” has the meaning specified in Section 2.20.
     “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or executive officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.
     “Agent” means, Bank of America, in its capacity as administrative agent (as successor administrative agent to Citicorp USA Inc.) under the Loan Documents, or any successor administrative agent appointed in accordance with Section 8.07. The Agent may from time to time designate one or more of its Affiliates or branches (including, without limitation, its Canada branch) to perform the functions of the Agent in connection with the Canadian Revolving Credit Facility, in which case references herein to the “Agent” shall, in connection with the Canadian Revolving Credit Facility, mean any Affiliate or branch so designated.
     “Agent Parties” has the meanings specified in Section 9.02(d).

     “Agent’s Account” means the account of the Agent maintained by the Agent at its office as set forth on Schedule 9.02.
     “Agent’s Group” has the meaning specified in Section 8.02(b).
     “Agent Sweep Account” has the meaning specified in Section 2.18(b).
     “Agreement” means this Second Amended and Restated Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.
     “Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.
     “Applicable Margin” means:
          (i) 2.50% per annum, in the case of Eurodollar Rate Advances, and 1.50% per annum, in the case of Base Rate Advances; provided that on and after the first Adjustment Date occurring three months after the Effective Date, the Applicable Margin will be the rate per annum as determined pursuant to the pricing grid below based upon the average daily Excess Availability for the most recently ended fiscal quarter immediately preceding such Adjustment Date:

	Applicable Margin for	Applicable Margin for
Excess Availability	Eurodollar Advances	Base Rate Advances
≥ $300,000,000	2.25%	1.25%
≥ $100,000,000 but < $300,000,000	2.50%	1.50%
< $100,000,000	2.75%	1.75%
          Any change in the Applicable Margin resulting from changes in average daily Excess Availability shall become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which the last Borrowing Base Certificate of any fiscal quarter is delivered to the Lenders pursuant to Section 5.01(h)(ix) and shall remain in effect until the next change to be effected pursuant to this paragraph. If any such Borrowing Base Certificate is not delivered within the time period specified in Section 5.01(h)(ix), then, until the date that is three Business Days after the date on which such Borrowing Base Certificate is delivered, the highest rate set forth in each column of the above pricing grid shall apply.
          In the event that at any time after the end of a fiscal quarter it is discovered that the average daily Excess Availability for such fiscal quarter used for the determination of the Applicable Margin was less than the actual amount of the average daily Excess Availability for such fiscal quarter, the Applicable Margin for such prior fiscal quarter shall be adjusted to the applicable percentage based on such actual average daily Excess Availability for such fiscal quarter and any additional interest for the applicable period payable as a result of such recalculation shall be promptly paid to Lenders.
          Notwithstanding the foregoing, upon the implementation of the Default Interest rate pursuant to Section 2.07(b) hereof, the Applicable Margin shall be the highest rate set forth in each column of the pricing grid above.
     “Applicable Percentage” means, 0.50% per annum; provided, that, on and after the first Adjustment Date occurring three full months after the Effective Date the Applicable Percentage will be determined by reference to the pricing grid below based upon Average Revolving Credit Facility Usage for the most recently ended fiscal quarter immediately preceding such Adjustment Date:

Average Revolving Credit Facility Usage	Applicable Percentage
≥ 50%	0.375%
< 50%	0.50%
     “Appropriate Lender” has the meaning specified in Section 2.15.
     “Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Arrangers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Wells Fargo Capital Finance LLC in their respective capacities as joint lead arrangers and joint bookrunners.
     “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.
     “Assuming Lender” has the meaning specified in Section 2.21(d).
     “Assumption Agreement” has the meaning specified in Section 2.21(d).
     “Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).
     “Average Revolving Credit Facility Usage” means, for any period, the percentage obtained by dividing (X) the amount obtained by adding the Revolving Credit Facility Usage at the end of each day for the period in question and by dividing such sum by the number of days in such period by (Y) the amount obtained by adding the aggregate Revolving Credit Commitments outstanding at the end of each day for the period in question and by dividing such sum by the number of days in such period.
     “Bankruptcy Law” means any proceeding of the type referred to in Section 6.01(e) of this Agreement or Title 11, U.S. Code, or any similar foreign, federal, provincial or state law for the relief of debtors, including, without limitation, the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada).
     “Bank of America” means Bank of America, N.A. and its successors.
     “Bank of Canada Overnight Rate” means the rate of interest charged by the Bank of Canada on one-day loans to financial institutions, for such day.
     “Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1% (or, in the case of Canadian Advances, the Bank of Canada Overnight Rate plus 1/2 of 1%), (b) the rate of interest in effect for such day as publicly announced from time to time by the Agent as its “prime rate” (or in the case of Canadian Advances, as its Canada branch’s “base rate” for loans in Dollars made in Canada) and (c) the Eurodollar Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00% . The “prime rate” and the “base rate” is a rate set by the Agent based upon various factors including the Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate or base rate announced by the Agent shall take effect at the opening of business on the day specified in the public announcement of such change.
     “Base Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(i).
     “Borrower Information” has the meaning specified in Section 9.09.

     “Borrowing” means a Canadian Borrowing and/or a US Borrowing, as the context may require.
     “Borrowing Base” means the Canadian Borrowing Base and/or the US Borrowing Base, as the context may require.
     “Borrowing Base Certificate” means a certificate in substantially the form of Exhibit G hereto (with such changes therein as may be required by the Agent to reflect the components of, and Reserves against, the Borrowing Base as provided for hereunder from time to time), executed and certified as accurate and complete by a Responsible Officer of the Company, which shall include detailed calculations as to the Borrowing Base as reasonably requested by the Agent.
     “Borrowing Base Deficiency” means, at any time and as to each Borrower, the failure of (a) the Borrowing Base of such Borrower at such time to equal or exceed (b) the Canadian Revolving Credit Facility Usage or the US Revolving Credit Facility Usage, as the context may require.
     “Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, with respect to Canadian Advances, Toronto, Ontario and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.
     “CAM” means the mechanism for the allocation and exchange of interests in the Advances, participations in Letters of Credit and collections thereunder established pursuant to Section 6.03.
     “CAM Exchange” means the exchange of the Lenders’ interests provided for in Section 6.03.
     “CAM Exchange Date” means the first date after the Effective Date on which there shall occur (a) any Event of Default under Section 6.01(e) with respect to a Borrower and (b) a termination of Revolving Credit Commitments pursuant to Section 6.01.
     “CAM Percentage” means, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the sum, without duplication, of (i) the Canadian Revolving Credit Exposure, if any, of such Lender, (ii) the US Revolving Credit Exposure, if any, of such Lender and (iii) the aggregate amount of any other Obligations otherwise owed to such Lender pursuant to the Loan Documents, in each case immediately prior to the CAM Exchange Date, and (b) the denominator shall be the sum of (i) the aggregate US Revolving Credit Exposure of all the Lenders, (ii) the aggregate Canadian Revolving Exposure of all Lenders and (iii) the aggregate amount of any other Obligations otherwise owed to any of the Lenders pursuant to the Loan Documents, in each case immediately prior to the CAM Exchange Date.
     “Canadian Advance” means an advance by a Lender as part of a Canadian Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance and shall be deemed to include any Canadian Protective Advance made hereunder.
     “Canadian Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by each of the Canadian Lenders pursuant to Section 2.01(a)(ii).
     “Canadian Borrowing Base” means, at any time, as to the Canadian Loan Parties, the Dollar Equivalent of (a) the Canadian Loan Value less (b) applicable Reserves at such time.
     “Canadian Collateral” means all “Collateral” referred to in the Canadian Security Agreement and the other Collateral Documents relating to security under the Canadian Revolving Credit Facility, and all other property of the Canadian Loan Parties that is or is intended to be subject to any Lien in favor of the Agent for the benefit of the Canadian Secured Parties pursuant to the terms of the Collateral Documents.
     “Canadian Dollars” or “Cdn $” means the lawful money of Canada.

     “Canadian Excess Availability” means, at any time, (1) the Canadian Line Cap minus (2) the Canadian Revolving Credit Facility Usage at such time.
     “Canadian Guaranteed Obligations” has the meaning specified in Section 7.01(a)(ii).
     “Canadian Lender” means, at any time, a Lender that has a Canadian Revolving Credit Commitment at such time.
     “Canadian Line Cap” means at any time, the lesser of (i) the Canadian Borrowing Base and (ii) the Canadian Revolving Credit Commitments.
     “Canadian Loan Party” means Kodak Canada and each Canadian Subsidiary Guarantor.
     “Canadian Loan Value” means, at any time of determination, an amount (calculated based on the most recent Borrowing Base certificate delivered to the Agent in accordance with the Agreement) equal to (a) with respect to Eligible Receivables of the Canadian Loan Parties, 85% of Eligible Receivables less the applicable Dilution Reserve plus (b) with respect to Eligible Inventory of the Canadian Loan Parties, the lesser of (i) 65% of Eligible Inventory and (ii) 85% of the Net Orderly Liquidation Value of Eligible Inventory (based on the then most recent independent inventory appraisal) on any date of determination.
     “Canadian Obligations” means all liabilities and obligations of every nature of each Canadian Loan Party from time to time owed to the Agent, the Co-Collateral Agents, the Lenders, the other Canadian Secured Parties or any of them, under (x) the Loan Documents relating to the Canadian Revolving Credit Facility and (y) subject to Section 8.13, the Canadian Secured Agreements, whether for principal, interest (including interest which, but for the filing of a petition or other proceeding in a bankruptcy or insolvency proceeding with respect to such Canadian Loan Party, would have accrued on any Obligation, whether or not a claim is allowed against such Loan Party for such interest in the related bankruptcy or insolvency proceeding), fees, expenses, indemnification or otherwise and whether primary, secondary, direct, indirect, contingent, fixed or otherwise.
     “Canadian Pension Plans” means each plan, program or arrangement which is required to be registered as a pension plan under any applicable pension benefits standards or tax statute or regulation in Canada (or any province or territory thereof) maintained or contributed to by, or to which there is or may be an obligation to contribute by, any Canadian Loan Party or its Subsidiaries in respect of its Canadian employees or former employees.
     “Canadian Priority Payables” means, at any time the Dollar Equivalent of:
     (a) the amount past due and owing by Kodak Canada and any other Canadian Loan Party, or the accrued amount for which each of Kodak Canada and any other Canadian Loan Party has an obligation to remit to a governmental authority or other Person pursuant to any applicable law, in respect of (i) pension fund obligations; (ii) employment insurance; (iii) goods and services taxes, sales taxes, harmonized taxes, excise taxes, value added taxes, employee income taxes and other taxes or governmental royalties payable or to be remitted or withheld; (iv) workers’ compensation; (v) wages, vacation pay and amounts payable under the Wage Earner Protection Program Act (Canada) or secured by Section 81.3 or 81.4 of the Bankruptcy and Insolvency Act (Canada); and (vi) other like charges and demands; in each case, in respect of which any governmental authority or other Person may claim a security interest, hypothec, prior claim, lien, trust (statutory or deemed) or other claim or Lien ranking or capable of ranking in priority to or pari passu with one or more of the Liens granted in the Collateral Documents; and
     (b) the aggregate amount of any other liabilities of Kodak Canada and any other Canadian Loan Parties (i) in respect of which a trust has been or may be imposed on any Collateral of any Canadian Loan Party to provide for payment or (ii) which are secured by a security interest, hypothec, prior claim, pledge, lien, charge, right, or claim or other Lien on any Collateral of any Canadian Loan Party; in each case, pursuant to any applicable law and which trust, security interest, hypothec, prior claim, pledge, lien, charge, right, claim or Lien ranks or is capable of ranking in priority to or pari passu with one or more of the Liens granted in the Collateral Documents.
     “Canadian Priority Payables Reserve” means, on any date of determination for the Canadian Borrowing Base, a reserve established from time to time by the Agent in its reasonable discretion in such amount as the Agent may determine reflects the unpaid or unremitted Canadian Priority Payables by the Canadian Loan Parties, which would give rise to a Lien under applicable laws with priority over, or pari passu with, the Liens of the Agent for the benefit of the Canadian Secured Parties.
     “Canadian Protective Advances” has the meaning specified in Section 2.01(c).
     “Canadian Qualified Lender” means a financial institution that is not prohibited by law, including under the Bank Act (Canada), from having a Canadian Revolving Credit Commitment or making any Canadian Advances to Kodak Canada hereunder, and if such financial institution is not resident in Canada and is not deemed to be resident in Canada for purposes of the Income Tax Act (Canada), that financial institution deals at arm’s length with Kodak Canada and the other Canadian Loan Parties for purposes of the Income Tax Act (Canada).
     “Canadian Revolving Credit Commitment” means as to any Lender (a) the amount set forth opposite such Lender’s name on Schedule I hereto as such Lender’s “Canadian Revolving Credit Commitment”, which shall be designated as a Commitment under the Revolving Credit Facility, (b) that is an Assuming Lender, the amount set forth in the applicable Assumption Agreement or (c) if such Lender has entered into an Assignment and Acceptance, the amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.08(e), as such amount may be reduced pursuant to Section 2.05 or increased pursuant to Section 2.21.
     “Canadian Revolving Credit Exposure” means, with respect to any Lender at any time, such Lender’s Ratable Share of the Canadian Revolving Credit Facility Usage at such time.
     “Canadian Revolving Credit Facility” means, at any time, the aggregate amount of the Lenders’ Canadian Revolving Credit Commitments at such time.
     “Canadian Revolving Credit Facility Usage” means, at any time, the aggregate outstanding principal amount of all Canadian Advances made by the Lenders.
     “Canadian Secured Agreements” means any Secured Agreement that is entered into by and between any Canadian Loan Party or any of its Subsidiaries and any Lender (or Affiliate thereof).
     “Canadian Secured Obligations” means the “Secured Obligations”, as defined in the Canadian Security Agreement.
     “Canadian Secured Parties” means, collectively, the Agent, each Co-Collateral Agent, each Canadian Lender and each Lender or Affiliate of a Lender in its capacity as a counterparty to a Canadian Secured Agreement.
     “Canadian Security Agreement” means the Canadian Security Agreement, dated as of October 18, 2005, as amended and restated as of March 31, 2009 and on the date hereof, and as may be further amended, amended and restated, supplemented or otherwise modified from time to time.
     “Canadian Subsidiary Guarantor” means the direct and indirect wholly-owned (other than directors’ qualifying shares or similar holdings under applicable law) Subsidiaries of Kodak Canada organized under the laws of Canada or a province or territory thereof as listed on Part B of Schedule II hereto and each other Subsidiary of Kodak Canada that shall be required to execute and deliver a guaranty pursuant to Section 5.01(i).

     “Canadian Unused Revolving Credit Commitment” means, with respect to each Lender at any time, (a) such Lender’s Canadian Revolving Credit Commitment at such time minus (b) the aggregate principal amount of all Canadian Advances made by such Lender (in its capacity as a Lender) and outstanding at such time.
     “Cash Collateralize” means, in respect of an obligation, provide and pledge (as a first priority perfected security interest) cash collateral in Dollars, at a location and pursuant to documentation in form and substance reasonably satisfactory to the Agent (and “Cash Collateralization” has a corresponding meaning).
     “Cash Control Trigger Event” means either (a) the occurrence and continuance of a Default or (b) the failure of the Borrowers to maintain Excess Availability of at least the greater of (x) 15% of the sum of the Canadian Revolving Credit Facility plus the US Revolving Credit Facility and (y) $50,000,000, in each case for three (3) consecutive Business Days. For purposes of this Agreement, the occurrence of a Cash Control Trigger Event shall be deemed to be continuing (a) until such Default has been cured or waived and/or (b) if the Cash Control Trigger Event arises under clause (b) above, until Excess Availability is equal to or greater than the greater of (x) 15% of the sum of the Canadian Revolving Credit Facility plus the US Revolving Credit Facility and (y) $50,000,000, in each case for thirty (30) consecutive days, at which time a Cash Control Trigger Event shall no longer be deemed to be occurring for purposes of this Agreement.
     “Cash Equivalents” means any of the following, to the extent owned by any Loan Party free and clear of all Liens other than Liens created under the Collateral Documents and having a maturity of not greater than 12 months from the date of issuance thereof: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) certificates of deposit of or time deposits with any commercial bank that is a Lender or a member of the Federal Reserve System that issues (or the parent of which issues) commercial paper rated as described in clause (c), is organized under the laws of the United States or any state thereof and has combined capital and surplus of at least $500,000,000, (c) commercial paper in an aggregate amount of no more than $10,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any state of the United States and rated at least “Prime 1” (or the then equivalent grade) by Moody’s or “A 1” (or the then equivalent grade) by S&P or (d) Investments, classified in accordance with GAAP, as current assets of the Company or any of its Subsidiaries, in money market investment funds having the highest rating obtainable from either Moody’s or S&P, (e) offshore overnight interest bearing deposits in foreign branches of the Agent, any Lender or an Affiliate of a Lender, or (f) solely with respect to any Subsidiaries of the Company not domiciled in the United States, substantially similar investments as described in clauses (a) through (e) above (including as to credit quality and maturity), denominated in the currency of any jurisdiction in which any such Subsidiary conducts business.
     “CFC” means an entity that is a “controlled foreign corporation” of the Company under Section 957 of the Code or an entity all or substantially all of the assets of which are CFCs, and any entity which would be a “controlled foreign corporation” except for any alternate classification under Treasury Regulation 301.7701-3, or any successor provisions to the foregoing.
     “Co-Collateral Agents” means Bank of America and Citicorp USA Inc., in their respective capacities as co-collateral agents for the Lenders.
     “Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.
     “Collateral” means all “Collateral” referred to in the Collateral Documents and all other property that is or is intended to be subject to any Lien in favor of the Agent for the benefit of the Secured Parties pursuant to the terms of the Collateral Documents.

     “Collateral Documents” means the US Security Agreement, the Canadian Security Agreement and each of the collateral documents, instruments and agreements delivered pursuant to Section 5.01(i) or (j).
     “Commitment” means a Letter of Credit Commitment and/or a Revolving Credit Commitment, as the context may require.
     “Comprehensive Guaranteed Obligations” has the meaning specified in Section 7.01(a)(i).
     “Concentration Account” means each deposit account, other than an Excluded Account, maintained by a Loan Party in which funds of such Loan Party from one or more Deposit Accounts are concentrated.
     “Consolidated” refers to the consolidation of accounts in accordance with GAAP.
     “Consolidated Subsidiary” means any Person whose accounts are consolidated with the accounts of the Company in accordance with GAAP.
     “Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.08 or 2.09.
     “Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including, without limitation, pursuant to securitization transactions), (b) to the extent such obligations would appear as a liability of such Person in accordance with GAAP, all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) the face or maximum amount of all obligations of such Person which have been or may be drawn upon under acceptances, letters of credit or similar extensions of credit, (g) all Hedge Agreement Obligations of such Person, (h) all payment obligations of other Persons whose financial statements are not Consolidated with those of such Person (collectively, “Guaranteed Debt”) guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Guaranteed Debt or to advance or supply funds for the payment or purchase of such Guaranteed Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, expressly for the purpose of enabling the debtor to make payment of such Guaranteed Debt or to assure the holder of such Guaranteed Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor of such other Person against loss, and (i) all Debt of the type referred to in clauses (a) through (h) above secured by (or for which the holder of such Debt has an existing right to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.
     “Debt for Borrowed Money” of any Person means all items that, in accordance with GAAP, would be classified as short term borrowings and long term debt on a Consolidated statement of financial position of such Person.
     “Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
     “Default Interest” has the meaning specified in Section 2.07(b).

     “Defaulted Advance” means, with respect to any Lender at any time, the portion of any Advance required to be made by such Lender to a Borrower pursuant to Section 2.01 or 2.02 at or prior to such time which has not been made by such Lender or by the Agent for the account of such Lender pursuant to Section 2.02(d) as of such time. In the event that a portion of a Defaulted Advance shall be deemed made pursuant to Section 2.19(a), the remaining portion of such Defaulted Advance shall be considered a Defaulted Advance originally required to be made pursuant to Section 2.01 on the same date as the Defaulted Advance so deemed made in part.
     “Defaulted Amount” means, with respect to any Lender at any time, any amount required to be paid by such Lender to the Agent or any other Lender hereunder or under any other Loan Document at or prior to such time which has not been so paid as of such time, including, without limitation, any amount required to be paid by such Lender to (a) any Issuing Bank pursuant to Section 2.03(b) to purchase a participation in a Letter of Credit, (b) the Agent pursuant to Section 2.02(d) to reimburse the Agent for the amount of any Advance made by the Agent for the account of such Lender, (c) any other Lender pursuant to Section 2.15 to purchase any participation in Advances owing to such other Lender and (d) the Agent or any Issuing Bank pursuant to Section 8.05 to reimburse the Agent or such Issuing Bank for such Lender’s ratable share of any amount required to be paid by the Lenders to the Agent or such Issuing Bank as provided therein. In the event that a portion of a Defaulted Amount shall be deemed paid pursuant to Section 2.19(b), the remaining portion of such Defaulted Amount shall be considered a Defaulted Amount originally required to be paid hereunder or under any other Loan Document on the same date as the Defaulted Amount so deemed paid in part.
     “Defaulting Lender” means, at any time, a Lender as to which the Agent has notified the Company that (i) such Lender has failed for three or more Business Days to comply with its obligations under this Agreement to make an Advance or make a payment to an Issuing Bank in respect of an Issuance (each a “funding obligation”), (ii) such Lender has notified the Agent, or has stated publicly, that it will not comply with any such funding obligation hereunder, or has defaulted on its funding obligations under any other loan agreement or credit agreement or other similar financing agreement, (iii) such Lender has, for three or more Business Days, failed to confirm in writing to the Agent, in response to a written request of the Agent, that it will comply with its funding obligations hereunder, or (iv) a Lender Insolvency Event has occurred and is continuing with respect to such Lender. Any determination that a Lender is a Defaulting Lender under clauses (i) through (iv) above will be made by the Agent in its sole discretion acting in good faith. The Agent will promptly send to all parties hereto a copy of any notice to the Company provided for in this definition.
     “Deposit Accounts” means any checking or other demand deposit account maintained by a Loan Party.
     “Designated Amount” has the meaning specified in Section 8.13.
     “Dilution” means, as of any date, a percentage, based upon the experience of the twelve-month period ending as of the last day of the immediately preceding fiscal month, which is the result of dividing the Dollar amount of (i) bad debt write-downs, discounts, advertising allowances, profit sharing deductions or other non-cash credits with respect to a Loan Party’s Accounts during such period determined consistently with the applicable Loan Party’s accounting practices, by (ii) such Loan Party’s gross sales with respect to Accounts for such Loan Party during such period.
     “Dilution Reserve” means, as of any date, an amount sufficient to reduce the advance rate against Eligible Receivables by one percentage point for each percentage point by which Dilution is in excess of 5.0%.
     “Dollar” or “$” means the lawful currency of the United States.
     “Dollar Equivalent” means at any time, (i) with respect to any amount denominated in Dollars, such amount, and (ii) with respect to any amount denominated in any other currency, the amount of Dollars that the Agent determines (which determination shall be conclusive and binding absent manifest error)

would be necessary to be sold on such date at the applicable Exchange Rate to obtain the stated amount of the other currency.
     “Domestic Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrowers and the Agent.
     “EBITDA” means, for any period, net earnings (or net loss) plus, without duplication and to the extent reflected as a charge in the Consolidated statement of earnings, the sum of (a) interest expense, (b) income tax expense (benefit), (c) depreciation expense, (d) amortization expense, (e) any extraordinary expenses or losses, (f) any other non-cash charges that will not at any time result in any cash payment, and (g) corporate restructuring charges in an amount not to exceed: $150,000,000 for the 2011 fiscal year, $75,000,000 for the 2012 fiscal year, and $25,000,000 for each of the 2013, 2014 and 2015 fiscal years, minus, to the extent included in net earnings on the Consolidated statement of earnings, (i) interest income, (ii) any extraordinary income or gains and (iii) any other non-cash income that will not at any time result in any cash payment, in each case determined in accordance with GAAP for such period.
     “Effective Date” means the first date on which all of the conditions precedent in Article III are satisfied or waived in accordance with Article III.
     “Eligible Assignee” means with respect to the Revolving Credit Facility (i) a Lender; (ii) an Affiliate or branch of a Lender; and (iii) any other Person approved by (x) the Agent, (y) each Issuing Bank and (z) unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 9.08, the Company, in each case, such approval not to be unreasonably withheld or delayed (it being understood that a proposed assignee’s status as other than a financial institution shall be a reasonable basis for the Company to withhold its consent), provided that the Company shall be deemed to have consented to such Person if the Company has not responded within five business days of a request for such approval; provided, however, that neither any Loan Party nor an Affiliate of a Loan Party shall qualify as an Eligible Assignee, and provided further that if such Person is to hold any Canadian Revolving Credit Commitments, such Person is at all times other than during any Event of Default, a Canadian Qualified Lender.
     “Eligible Equipment” means Equipment of the Company and its Subsidiaries subject to the Lien of the Collateral Documents, the value of which shall be determined based upon its Net Orderly Liquidation Value. Criteria and eligibility standards used in determining Eligible Equipment may be fixed and revised from time to time by the Agent in its reasonable discretion. Unless otherwise from time to time approved in writing by the Agent, no Equipment shall be deemed Eligible Equipment if, without duplication:
     (a) any such Equipment is located on leaseholds and is subject to landlord Liens or other Liens arising by operation of law, unless one of the following applies: (i) the lessor has entered into a Landlord Lien Waiver or (ii) a Rent Reserve has been taken with respect to such Equipment or, in the case of any third party premises, a Reserve has been taken by the Agent in the exercise of its reasonable discretion; or
     (b) such Equipment is Equipment for which appraisals have not been completed by the Agent or a qualified independent appraiser reasonably acceptable to the Agent utilizing procedures and criteria reasonably acceptable to the Agent for determining the value of such Equipment; or
     (c) such Equipment is Equipment in respect of which the Collateral Documents, after giving effect to the related filings of financing statements that have then been made, if any, do not or have ceased to create a valid and perfected first priority Lien or security interest in favor of the Agent, on behalf of the Secured Parties, securing the Secured Obligations; or
     (d) a Loan Party does not have good, valid and unencumbered title thereto, subject only to Liens permitted under clause (a) or (b) of the definition of Permitted Liens, liens permitted under clause

(ix) of Section 5.02(a) or Liens granted pursuant to any of the Loan Documents (“Permitted Collateral Liens”); or
     (e) Equipment that is subject to a voluntary or mandatory recall or is otherwise subject to any similar action that renders it unsaleable.
     “Eligible Inventory” means, at the time of any determination thereof, without duplication, the Inventory Value of the Loan Parties at such time that is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (m) below. Criteria and eligibility standards used in determining Eligible Inventory may be fixed and revised from time to time by the Agent in its reasonable discretion (including, without limitation, criteria and eligibility standards to account for dispositions of Intellectual Property Collateral (as defined in the Security Agreements) that is material to the value or saleability of any Inventory). Unless otherwise from time to time approved in writing by the Agent, no Inventory shall be deemed Eligible Inventory if, without duplication:
     (a) a Loan Party does not have good, valid and unencumbered title thereto, subject only to Permitted Collateral Liens; or
     (b) it is not located in the United States (in the case of the Company and the US Subsidiary Guarantors) or Canada (in the case of Kodak Canada and the Canadian Subsidiary Guarantors); provided that in the case of Inventory located in Canada, the Company shall provide evidence reasonably satisfactory to the Agent that there is an enforceable, perfected first priority security interest in such Inventory in favor of the Agent under the laws of the applicable foreign jurisdiction; or
     (c) it is either (i) a service part in the possession of or held by field engineers or (ii) located at third party premises or (except in the case of consigned Inventory, which is covered by clause (f) below) in another location not owned by a Loan Party, and is subject to landlord or warehousemen Liens or other Liens arising by operation of law, unless one of the following applies: (A) the premises is covered by a Landlord Lien Waiver or (B) a Rent Reserve has been taken with respect to such Inventory or, in the case of any third party premises, a Reserve has been taken by the Agent in the exercise of its reasonable discretion; or
     (d) it is operating supplies, labels, packaging or shipping materials, cartons, repair parts, labels, miscellaneous spare parts and other such materials not held for sale, in each case to the extent not considered used for sale in the ordinary course of business of the Loan Parties by the Agent in its reasonable discretion from time to time; or
     (e) it is not subject to a valid and perfected first priority Lien in favor of the Agent; or
     (f) it is consigned at a customer, supplier or contractor location but still accounted for in the Loan Party’s inventory balance, unless (i) if such Inventory is subject to landlord or consignee Liens or other Liens arising by operation of law, then such location is the subject of a Landlord Lien Waiver, (ii) the Agent is reasonably satisfied with the controls and reporting applicable to such Inventory and (iii) the aggregate amount of such Inventory does not exceed $100,000 at any location at any time; or
     (g) it is Inventory that is in-transit to or from a location not leased or owned by a Loan Party other than any such in-transit Inventory to a Loan Party or between Loan Parties, that is physically in-transit within the United States (in the case of the Company and the US Subsidiary Guarantors) or Canada (in the case of Kodak Canada and the Canadian Subsidiary Guarantors) and as to which a Reserve has been taken by the Agent if required in the exercise of its reasonable discretion; or
     (h) it is obsolete, slow-moving, nonconforming or unmerchantable or is identified as a write-off, overstock or excess by a Loan Party (as determined in accordance with the Company’s policies which shall be substantially consistent those in effect on the Effective Date), or does not otherwise conform to the representations and warranties contained in this Agreement and the other Loan Documents applicable to Inventory; or

     (i) it is Inventory used as a sample or prototype, display or display item; or
     (j) any Inventory that is damaged, defective or marked for return to vendor, has been deemed by a Loan Party to require rework or is being held for quality control purposes; or
     (k) such Inventory does not meet all material applicable standards imposed by any governmental authority having regulatory authority over it; or
     (l) any Inventory for which field audits and appraisals have not been completed by the Agent or a qualified independent appraiser reasonably acceptable to the Agent utilizing procedures and criteria acceptable to the Agent for determining the value of such Inventory; or
     (m) Inventory that is subject to a voluntary or mandatory recall or is otherwise subject to any similar action that renders it unsaleable.
     “Eligible Receivables” means, at the time of any determination thereof, each Account of each Loan Party that satisfies the following criteria: such Account (i) has been invoiced to, and represents the bona fide amounts due to a Loan Party from, the purchaser of goods or services, in each case originated in the ordinary course of business of such Loan Party, and (ii) is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (r) below. In determining the amount to be so included, the face amount of an Account shall be reduced by, without duplication and to the extent not included in Reserves, to the extent not reflected in such face amount; (A) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Loan Party may be obligated to rebate to a customer pursuant to the terms of any written agreement or understanding), (B) the aggregate amount of all limits and deductions provided for in this definition and elsewhere in this Agreement, if any, and (C) the aggregate amount of all cash received in respect of such Account but not yet applied by a Loan Party to reduce the amount of such Account. Criteria and eligibility standards used in determining Eligible Receivables may be fixed and revised from time to time by the Agent in its reasonable discretion. Unless otherwise approved from time to time in writing by the Agent, no Account shall be an Eligible Receivable if, without duplication:
     (a) (i) a Loan Party does not have sole lawful and absolute and unencumbered title to such Account subject only to Permitted Collateral Liens, or (ii) the goods sold with respect to such Account have been sold under a purchase order or pursuant to the terms of a contract or other written agreement or understanding that indicates that any Person other than a Loan Party has or has purported to have an ownership interest in such goods; or
     (b) (i) it is unpaid for more than 60 days from the original due date or (ii) it arises as a result of a sale with original payment terms in excess of 90 days; or
     (c) more than 50% in face amount of all Accounts of the same Account Debtor are ineligible pursuant to clause (b) above; or
     (d) the Account Debtor is insolvent or the subject of any bankruptcy or insolvency case or proceeding of any kind (other than postpetition accounts payable of an Account Debtor that is a debtor-in-possession under the Bankruptcy Law and reasonably acceptable to the Agent); or
     (e) (i) the Account is not payable in Dollars or Canadian Dollars or other currency as to which a Reserve has been taken by the Agent in the exercise of its reasonable discretion or (ii) the Account Debtor is either not organized under the laws of the United States of America, any state thereof, or the District of Columbia, or Canada or any province or territory thereof or is located outside or has its principal place of business or substantially all of its assets outside the United States or Canada, unless such Account is supported by a letter of credit from an institution and in form and substance satisfactory to the Agent in its sole discretion; or

     (f) the Account Debtor is (i) the United States of America or (ii) the government of Canada or any province or territory thereof, or in each case any department, agency or instrumentality thereof, unless the relevant Loan Party duly assigns its rights to payment of such Account to the Agent pursuant to the Assignment of Claims Act of 1940, the Financial Administration Act (Canada) or similar applicable law, each as amended, which assignment and related documents and filings shall be in form and substance reasonably satisfactory to the Agent; or
     (g) to the extent of any security deposit, progress payment, retainage or other similar advance made by or for the benefit of the applicable Account Debtor, that portion of the Account as to which the applicable Loan Party has received any security deposit (to the extent received from the applicable Account Debtor), progress payment, retainage or other similar advance made by or for the benefit of the applicable Account Debtor; or
     (h) (i) it is not subject to a valid and perfected first priority Lien in favor of the Agent or (ii) it does not otherwise conform in all material respects to the representations and warranties contained in this Agreement and the other Loan Documents relating to Accounts; or
     (i) (i) such Account was invoiced in advance of goods being shipped or services being provided, (ii) such Account was invoiced twice or more, or (iii) the associated revenue has not been earned; or
     (j) the sale to the Account Debtor is on a bill-and-hold, guaranteed sale, sale-and-return, ship-and-return, sale on approval or consignment or other similar basis or made pursuant to any other agreement providing for repurchases or return of any merchandise which has been claimed to be defective or otherwise unsatisfactory, which shall not include customary product warranties; or
     (k) the goods giving rise to such Account have not been shipped and/or title has not been transferred to the Account Debtor, or the Account represents a progress-billing or otherwise does not represent a complete sale; for purposes hereof, “progress-billing” means any invoice for goods sold or leased or services rendered under a contract or agreement pursuant to which the Account Debtor’s obligation to pay such invoice is conditioned upon the completion by a Loan Party of any further performance under the contract or agreement; or
     (l) it arises out of a sale made by a Loan Party to an employee, officer, agent, director, Subsidiary or Affiliate of a Loan Party; or
     (m) such Account was not paid in full, and a Loan Party created a new receivable for the unpaid portion of the Account without the agreement of the Account Debtor, and other Accounts constituting chargebacks, debit memos and other adjustments for unauthorized deductions or put back on the aging until resolved by the credit department of the Company; or
     (n) (A) the Account Debtor (i) has or has asserted a right of set-off, offset, deduction, defense, dispute, or counterclaim against a Loan Party (unless such Account Debtor has entered into a written agreement reasonably satisfactory to the Agent to waive such set-off, offset, deduction, defense, dispute, or counterclaim rights), (ii) has disputed its liability (whether by chargeback or otherwise) or made any claim with respect to the Account or any other Account of a Loan Party which has not been resolved, in each case of clause (i) and (ii), without duplication, only to the extent of the amount of such actual or asserted right of set-off, or the amount of such dispute or claim, as the case may be or (iii) is also a creditor or supplier of the Loan Party (but only to the extent of such Loan Party’s obligations to such Account Debtor from time to time) or (B) the Account is contingent in any respect or for any reason; or
     (o) the Account does not comply in all material respects with the requirements of all applicable laws and regulations, whether federal, state, provincial, municipal, local or foreign including without limitation, the Federal Consumer Credit Protection Act, Federal Truth in Lending Act and Regulation Z; or

     (p) as to any Account, to the extent that (i) a check, promissory note, draft, trade acceptance or other instrument for the payment of money has been received, presented for payment and returned uncollected for any reason or (ii) such Account is otherwise classified as a note receivable and the obligation with respect thereto is evidenced by a promissory note or other debt instrument or agreement; or
     (q) the Account is created in cash on delivery terms; or
     (r) the amount of any net credit balances relating to such Account is unused by the Account Debtor within 60 days from the date the net credit balance was created.
Notwithstanding the foregoing, all Accounts of any single Account Debtor and its Affiliates which, in the aggregate, exceed (i) in respect of any Account Debtor whose Public Debt Rating is not less than BBB- by S&P and Baa3 by Moody’s, 20% of all Eligible Receivables and (ii) in respect of any other Account Debtor, 10% of all Eligible Receivables, shall not be Eligible Receivables.
     “Emerging Markets” means Asia, Central and Eastern Europe and Latin America.
     “Emerging Market Subsidiaries” means Subsidiaries of the Company organized and doing business in any country of Asia, Central and Eastern Europe or Latin America.
     “Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.
     “Environmental Law” means any federal, state, provincial, municipal, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.
     “Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
     “Equipment” has the meaning specified in the UCC.
     “ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
     “ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 of the Code.
     “ERISA Event” means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; (g) a determination that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA); or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.
     “Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
     “Eurodollar Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrowers and the Agent.
     “Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Advance, a rate per annum determined by the Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 – Eurodollar Reserve Percentage
     “Eurodollar Base Rate” means, for such Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by the Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Advance being made, continued or converted by the Agent and with a term equivalent to such Interest Period would be offered by the Agent’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
     “Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(ii).
     “Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.
     “Events of Default” has the meaning specified in Section 6.01.
     “Excess Availability” means the sum of the Canadian Excess Availability and the US Excess Availability.
     “Exchange Rate” means on any date, (i) with respect to Canadian Dollars in relation to Dollars, the spot rate as quoted by the Agent at its noon spot rate at which Dollars are offered on such date for Canadian Dollars, and (ii) with respect to Dollars in relation to Canadian Dollars, the spot rate as quoted by the Agent at its noon spot rate at which Canadian Dollars are offered on such date for such Dollars.

     “Excluded Account” means (i) any deposit or concentration accounts funded in the ordinary course of business, the deposits in which shall not aggregate more than $5,000,000 or exceed $1,000,000 with respect to any one account (or in each case, such greater amounts to which the Agent may reasonably agree), (ii) any payroll, trust and tax withholding accounts funded in the ordinary course of business or required by applicable law or (iii) so long as the aggregate amounts on deposit in all such accounts does not exceed $10,000,000 at any time, any deposit account reasonably required for servicing the Borrowers’ Event Imaging Services business.
     “Existing Agent” means Citicorp USA, Inc., as agent pursuant to the Existing Credit Agreement.
     “Existing Credit Agreement” means the Amended and Restated Credit Agreement, dated as of March 31, 2009 (as amended by Amendment No. 1 thereto, dated as of September 17, 2009 and Amendment No. 2 thereto, dated as of February 10. 2010), among the Borrowers, the lenders party thereto and Citicorp USA, Inc., as agent.
     “Existing Debt” has the meaning set forth in Section 5.02(d)(ii).
     “Facility” means, the Revolving Credit Facility and the Letter of Credit Facility.
     “FATCA” means Sections 1471-1474 of the Code in effect as of the date hereof and Treasury regulations issued thereunder.
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Agent on such day on such transactions as determined by the Agent.
     “Fixed Charge Coverage Ratio” means, as determined on the last day of any fiscal quarter, the ratio of (i) Consolidated EBITDA for the most recently completed period of four consecutive fiscal quarters ending on such date minus the aggregate amount of any unfinanced capital expenditures paid during such period minus taxes paid in cash by the Company and its Subsidiaries (net of refunds received) during such period to (ii) interest payable on, and amortization of debt discount in respect of, all Debt for Borrowed Money during such period plus the aggregate amount of all scheduled principal payments plus the aggregate amount of all cash dividend payments to holders of the capital stock of the Company, in each case, of the Company and its Consolidated Subsidiaries on a Consolidated basis.
     “Fixed Charge Coverage Ratio Trigger Event” means the failure of the Borrowers to maintain Excess Availability at any time of at least the greater of (a) $40,000,000 and (b) 12.5% of the sum of the Canadian Revolving Credit Facility and the US Revolving Credit Facility; provided that the occurrence of a Fixed Charge Coverage Ratio Trigger Event shall be deemed continuing until Excess Availability shall have been at least equal to the greater of (i) $40,000,000 and (ii) 12.5% of the sum of the Canadian Revolving Credit Facility and the US Revolving Credit Facility for thirty (30) consecutive calendar days, at which time such Fixed Charge Coverage Ratio Trigger Event shall no longer be deemed continuing.
     “FRB” means the Board of Governors of the Federal Reserve System of the United States.
     “Fund” means any Person (other than an individual) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

     “GAAP” has the meaning specified in Section 1.03.
     “Guaranteed Obligations” means the Comprehensive Guaranteed Obligations and/or the Canadian Guaranteed Obligations, as the context may require.
     “Guarantors” means the Company, the US Subsidiary Guarantors and the Canadian Subsidiary Guarantors.
     “Guaranty” means the guaranty of each Guarantor set forth in Article VII.
     “Guaranty Supplement” has the meaning specified in Section 7.05.
     “Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.
     “Hedge Agreement Obligations” means the aggregate net liabilities, on a mark-to-market basis as determined in accordance with GAAP, for all Hedge Agreements of a Person calculated as of the end of the most recent month.
     “Hedge Agreements” means interest rate, currency or commodity swap, cap or collar agreements, interest rate, currency or commodity future or option contracts and other similar agreements.
     “Indenture” means the Indenture dated as of January 1, 1988 between the Company and The Bank of New York, as trustee, as amended from time to time.
     “Initial Issuing Banks” means each Lender (or an Affiliate thereof) with a Letter of Credit Commitment on the Effective Date.
     “Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.
     “Intellectual Property” has the meaning specified in Section 4.01(i).
     “Intercreditor Agreement” means (a) the Intercreditor Agreement, dated as of March 5, 2010, among Citicorp USA, Inc. as First Lien Representative, The Bank of New York Mellon, as Second Lien Representative, the Company and Guarantors and (b) each other intercreditor agreement executed and delivered by the Agent in connection with the incurrence by the Company of Debt secured by second priority Liens in the Collateral permitted under Section 5.02(a)(ix); as such agreements may be amended, restated, supplemented or otherwise modified from time to time.
     “Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the applicable Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by such Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, and subject to clause (c) of this definition, nine or twelve months, as the applicable Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:
     (a) no Borrower may select any Interest Period that ends after the Termination Date;

     (b) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;
     (c) no Borrower shall be entitled to select an Interest Period having duration of nine or twelve months unless, by 2:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, each Lender notifies the Agent that such Lender will be providing funding for such Borrowing with such Interest Period (the failure of any Lender to so respond by such time being deemed for all purposes of this Agreement as an objection by such Lender to the requested duration of such Interest Period); provided that, if any or all of the Lenders object to the requested duration of such Interest Period, the duration of the Interest Period for such Borrowing shall be one, two, three or six months, as specified by such Borrower in the applicable Notice of Borrowing as the desired alternative to an Interest Period of nine or twelve months;
     (d) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and
     (e) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.
     “Inventory” has the meaning specified in the UCC.
     “Inventory Value” means with respect to any Inventory of a Loan Party at the time of any determination thereof, the standard cost determined on a first in first out basis and carried on the general ledger or inventory system of such Loan Party stated on a basis consistent with its current and historical accounting practices, in Dollars, determined in accordance with the standard cost method of accounting less, without duplication, (i) any markup on Inventory from an Affiliate and (ii) in the event variances under the standard cost method are expensed, a Reserve reasonably determined by the Agent as appropriate in order to adjust the standard cost of Eligible Inventory to approximate actual cost.
     “Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any equity interests or Debt or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation (or similar transaction) and any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (h) or (i) of the definition of “Debt” in respect of such Person.
     “ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
     “Issuance” with respect to any Letter of Credit means the issuance, amendment, renewal or extension of such Letter of Credit.
     “Issuing Bank” means an Initial Issuing Bank, any Eligible Assignee to which a portion of the Letter of Credit Commitment hereunder has been assigned pursuant to Section 9.08 or any other Lender (or an Affiliate thereof) so long as such Eligible Assignee or Lender (or Affiliate thereof) expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Agent of its Applicable Lending Office (which information shall be recorded by the Agent in the Register), for so long as such Initial Issuing Bank, Eligible Assignee or Lender (or Affiliate thereof), as the case may be, shall have a Letter of Credit Commitment.

     “Landlord Lien Waiver” means a written agreement that is reasonably acceptable to the Agent, pursuant to which a Person shall waive or subordinate its rights (if any, that are or would be prior to the Liens granted to the Agent for the benefit of the Lenders under the Loan Documents) and claims as landlord, warehouseman or consignee, as applicable in any Inventory or Equipment of a Loan Party for unpaid rents and other charges, grant access to the Agent for the repossession and sale of such Inventory or Equipment and make other customary agreements relative thereto.
     “L/C Cash Deposit Account” means an interest bearing cash deposit account to be established and maintained by the Agent, over which the Agent, as provided in Section 6.02, shall have sole dominion and control, upon terms as may be satisfactory to the Agent.
     “L/C Related Documents” has the meaning specified in Section 2.06(b)(i).
     “Lender Insolvency Event” means that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation, winding up or similar proceeding, or a receiver, interim receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.
     “Lenders” has the meaning in the introductory paragraph hereto, and shall include each Assuming Lender that shall become a party hereto pursuant to Section 2.21, each Issuing Bank and each Person that shall become a party hereto pursuant to Section 9.08.
     “Letter of Credit” means a US Letter of Credit.
     “Letter of Credit Agreement” has the meaning specified in Section 2.03(a).
     “Letter of Credit Commitment” means a US Letter of Credit Commitment.
     “Letter of Credit Facility” means the US Letter of Credit Facility.
     “Letter of Credit Obligations” means the US Letter of Credit Obligations.
     “Lien” means any lien, security interest, hypothecation or other charge or encumbrance of any kind on the property of a Person, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property, provided the term “Lien” shall not include any license of intellectual property.
     “Line Cap” means the sum of the Canadian Line Cap and the US Line Cap.
     “Loan Documents” means (i) this Agreement, (ii) the Notes, (iii) Collateral Documents, (iv) all Intercreditor Agreements and (v) each Letter of Credit Agreement, in each case as amended, restated, supplemented or otherwise modified from time to time.
     “Loan Parties” means the Borrowers and the Guarantors.
     “Loan Value” means the Canadian Loan Value and/or the US Loan Value, as the context may require.
     “Material Adverse Change” means any material adverse change in the business, condition (financial or otherwise), operations, performance or properties of the Company and its Consolidated Subsidiaries taken as a whole.

     “Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of the Company and its Consolidated Subsidiaries taken as a whole, (b) the rights and remedies of the Agent or any Lender under any Loan Document or (c) the ability of any Significant Loan Party to perform its obligations under any Loan Document to which it is a party.
     “Material Subsidiary” means (a) with respect to the Company, each direct Subsidiary of the Company that, for the most recently completed fiscal year of the Company for which audited financial statements are available, either (i) has, together with its Subsidiaries, assets that exceed 5% of the total assets shown on the Consolidated statement of financial condition of the Company as of the last day of such period or (ii) has, together with its Subsidiaries, net sales that exceed 5% of the Consolidated net sales of the Company for such period; and (b) with respect to Kodak Canada, means each direct Subsidiary of Kodak Canada that, as of the end of the most recently completed fiscal year for which audited financial statements of the Company are available, either (i) has, together with its Subsidiaries, assets that exceed 5% of the total assets shown on consolidating statements of Kodak Canada and its Subsidiaries used in preparation of the Company’s Consolidated statement of financial condition as of the last day of such period or (ii) has, together with its Subsidiaries, net sales that exceed 5% of the Consolidated net sales of Kodak Canada and its subsidiaries for such period.
     “Maximum Rate” has the meaning specified in the meaning 2.08(i).
     “Moody’s” means Moody’s Investors Service, Inc.
     “Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions, but excluding any Canadian Pension Plans.
     “Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
     “Net Cash Proceeds” means, with respect to any sale, lease, transfer or other disposition by the Company or any of its Subsidiaries of any asset to a Person that is not a Subsidiary of the Company, the aggregate amount of cash actually received from time to time (whether as initial consideration or through payment or disposition of deferred consideration, and if received in a currency other than Dollars, determined after the conversion of such cash into Dollars using the prevailing exchange rate in effect on the date such local currency cash is received) by or on behalf of such Person in connection with such transaction after deducting therefrom only (without duplication) (a) reasonable and customary brokerage commissions, underwriting fees and discounts, legal and accounting fees, filing fees, finder’s fees and other similar fees and commissions and other expenses of the transaction, (b) the amount of taxes payable in connection with or as a result of such transaction or (c) the amount of any Debt secured by a Lien on such asset that, by the terms of the agreement or instrument governing such Debt, is required to be repaid upon such disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash (or, in the case of taxes, within 12 months of the time of receipt of such cash), actually paid to a Person that is not an Affiliate of the Company and are properly attributable to such transaction or to the asset that is the subject thereof, provided, however, that Net Cash Proceeds shall not include any license by the Company or its Subsidiaries of its Intellectual Property in the ordinary course of business, any settlement by the Company or its Subsidiaries with respect to claims relating to Intellectual Property rights or any proceeds from the sale or transfer of the Intellectual Property listed on Part (i) of Schedule (IV) of the US Security Agreement.
     “Net Orderly Liquidation Value” means, with respect to Eligible Equipment and Eligible Inventory, as the case may be, the orderly liquidation value with respect to such Equipment or Inventory,

net of expenses estimated to be incurred in connection with such liquidation, based on the most recent third party appraisal in form and substance, and by an independent appraisal firm, reasonably satisfactory to the Agent.
     “Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender or a Potential Defaulting Lender.
     “Note” means a promissory note of the applicable Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the applicable Borrower to such Lender resulting from the Advances made by such Lender.
     “Notice of Borrowing” has the meaning specified in Section 2.02(a).
     “Notice of Issuance” has the meaning specified in Section 2.03(a).
     “Obligations” means the Canadian Obligations and/or the US Obligations, as the context may require.
     “Other Taxes” has the meaning specified in Section 2.14(b).
     “Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.
     “PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.
     “PBGC” means the Pension Benefit Guaranty Corporation (or any successor).
     “Permitted Collateral Liens” has the meaning specified in the definition of “Eligible Equipment”.
     “Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under the proviso of Section 5.01(b) hereof; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations or to secure the performance of bids, performance bonds, tenders, trade contracts or leases (other than leases constituting Debt) in the ordinary course of business; (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable, were not incurred in connection with and do not secure Debt and do not materially adversely affect the use of such property for its present purposes; and (e) Liens or other conveyances of property in favor of any governmental department, agency or instrumentality to secure partial, progress or advance or other payments (other than in respect of borrowed money) pursuant to any contract or statute.
     “Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement, exchange or extension of any Debt of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Debt so modified, refinanced, refunded, renewed, replaced, exchanged or extended except by an amount equal to accrued and unpaid interest and a reasonable premium thereon plus other reasonable and customary amounts paid, and customary fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement, exchange or extension and by an amount equal to any existing commitments unutilized thereunder; (b) such modification, refinancing, refunding, renewal, replacement, exchange or extension (i) has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Debt being modified, refinanced, refunded, renewed, replaced, exchanged or extended and (ii) has no scheduled amortization or payments of principal prior to 181 days after the Termination Date or, if the Debt being modified, amended, restated, amended and restated, refinanced, refunded, renewed or extended is subject to scheduled amortization or payments of principal, prior to any such scheduled amortization or payments of principal; (c) if the Debt being modified, refinanced, refunded, renewed, replaced, exchanged or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement, exchange or extension is subordinated in right of payment to the Obligations on terms as favorable in all material respects to the Lenders as those contained in the documentation governing the Debt being modified, refinanced, refunded, renewed, replaced, exchanged or extended; (d) the terms and conditions (including, if applicable, as to collateral) of any such modified, refinanced, refunded, renewed, replaced, exchanged or extended Debt are, (A) either (i) customary for similar debt securities in light of then-prevailing market conditions (it being understood that such Debt shall not include any financial maintenance covenants and that any negative covenants shall be incurrence-based) or (ii) not materially less favorable to the Loan Parties or the Lenders, taken as a whole, than the terms and conditions of the Debt being modified, refinanced, refunded, renewed, replaced, exchanged or extended and (B) when taken as a whole (other than interest rate and redemption premiums), not more restrictive to the Company and its Subsidiaries than those set forth in this Agreement (provided that a certificate of a Responsible Officer of the Company delivered to the Agent in good faith at least five Business Days prior to the incurrence of such Debt, together with a reasonably detailed description of the material terms and conditions of such Debt or drafts of the documentation relating thereto, stating that the Company has determined in good faith that such terms and conditions satisfy the requirement set out in the foregoing clause (d), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Agent provides notice to the Company of its objection during such five Business Day period); (e) any such modification, refinancing, refunding, renewal, replacement, exchange or extension is incurred by the Person who is the obligor or guarantor, or a successor to the obligor or guarantor, on the Debt being modified, refinanced, refunded, renewed, replaced or extended; (f) any such modification, refinancing, refunding, renewal, replacement, exchange or extension of Permitted Second Lien Debt shall be subject to (and the holders of, and agents and/or trustees in respect of, any such Debt shall be bound by) the Intercreditor Agreement; and (g) at the time thereof, no Event of Default shall have occurred and be continuing.
     “Permitted Second Lien Debt” means (a) the Company’s 9.75% Senior Secured Notes due 2018, (b) the Company’s 10.625% Senior Secured Notes due 2019, and (c) Debt incurred after the date hereof and secured by second-priority Liens on the Collateral; provided that in the case of this clause (c), (i) the terms and conditions (including, if applicable, as to collateral) of any such additional Debt are, (A) either (1) customary for similar debt securities in light of then-prevailing market conditions (it being understood that such Debt shall not include any financial maintenance covenants and that any negative covenants shall be incurrence-based) or (2) not materially less favorable to the Loan Parties or the Lenders, taken as a whole, than the terms and conditions of the Debt described in the foregoing clauses (a) and (b), and (B) when taken as a whole (other than interest rate and redemption premiums), not materially more restrictive to the Company and its Subsidiaries than those set forth in this Agreement (provided that a certificate of a Responsible Officer of the Company delivered to the Agent in good faith at least five Business Days prior to the incurrence of such Debt, together with a reasonably detailed description of the material terms and conditions of such Debt or drafts of the documentation relating thereto, stating that the Company has determined in good faith that such terms and conditions satisfy the requirement set out in this clause (i), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Agent provides notice to the Company of its objection during such five Business Day period) and (ii) such additional Debt shall be subject to (and the holders thereof and any agent and/or trustee on their behalf shall be bound by) the Intercreditor Agreement.
     “Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited or unlimited liability company or other entity, or a government or any political subdivision or agency thereof.

     “Plan” means a Single Employer Plan or a Multiple Employer Plan, but excluding any Canadian Pension Plan.
     “Potential Defaulting Lender” means, at any time, a Lender (i) as to which the Agent has notified the Company that an event of the kind referred to in the definition of “Lender Insolvency Event” has occurred and is continuing in respect of any financial institution affiliate of such Lender, (ii) as to which the Agent or the Issuing Banks have in good faith reasonably determined and notified the Company that such Lender or its Parent Company or a financial institution affiliate thereof has notified the Agent, or has stated publicly, that it will not comply with its funding obligations under any other loan agreement or credit agreement or other similar/other financing agreement or (iii) that has, or whose Parent Company has, a rating for any class of its long-term senior unsecured debt lower than BBB- by S&P and Baa3 by Moody’s. Any determination that a Lender is a Potential Defaulting Lender under any of clauses (i) through (iii) above will be made by the Agent or, in the case of clause (ii), the Issuing Banks, as the case may be, in their sole discretion acting in good faith and upon consultation with the Company. The Agent will promptly send to all parties hereto a copy of any notice to the Company provided for in this definition.
     “PPSA” means the Personal Property Security Act of Ontario; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the PPSA as in effect in a Canadian jurisdiction other than Ontario, or by the Civil Code of Quebec, “PPSA” means the Personal Property Security Act as in effect from time to time in such other jurisdiction or the Civil Code of Quebec, as applicable, for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
     “Projections” has the meaning specified in Section 5.01(h)(viii).
     “Protective Advance” has the meaning specified in Section 2.01(c).
     “Public Debt Rating” means, as of any date, for any Person the rating that has been most recently announced by either S&P or Moody’s, as the case may be, for any class of long-term senior secured debt issued by such Person or, if any such rating agency shall have issued more than one such rating, the lowest such rating issued by such rating agency. If S&P or Moody’s shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.
     “Ratable Share” of any amount means, (a) with respect to any US Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s US Revolving Credit Commitment at such time (or, if the US Revolving Credit Commitments shall have been terminated pursuant to Section 2.05 or 6.01, such Lender’s US Revolving Credit Commitment as in effect immediately prior to such termination) and the denominator of which is the aggregate amount of all US Revolving Credit Commitments at such time (or, if the US Revolving Credit Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the aggregate amount of all US Revolving Credit Commitments as in effect immediately prior to such termination) and (b) with respect to any Canadian Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Canadian Revolving Credit Commitment at such time (or, if the Canadian Revolving Credit Commitments shall have been terminated pursuant to Section 2.05 or 6.01, such Lender’s Canadian Revolving Credit Commitment as in effect immediately prior to such termination) and the denominator of which is the aggregate amount of all Canadian Revolving Credit Commitments at such time (or, if the Canadian Revolving Credit Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the aggregate amount of all Canadian Revolving Credit Commitments as in effect immediately prior to such termination).
     “Register” has the meaning specified in Section 9.08(e).
     “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, trustees, partners and advisors of such Person and such Person’s Affiliates.

     “Rent Reserve” means, with respect to any plant, warehouse, distribution center or other operating facility where any Eligible Inventory or Eligible Equipment subject to landlords’ or warehousemen’s Liens or other Liens arising by operation of law is located, and with respect to which no Landlord Lien Waiver has been delivered to Agent, a reserve equal to three month’s rent at such plant, warehouse, distribution center, or other operating facility, and such other reserve amounts that may be determined by the Agent in its reasonable discretion.
     “Replacement Lender” has the meaning specified in Section 2.20.
     “Required Lenders” means at any time Lenders owed at least a majority in interest of the sum of (a) the then aggregate unpaid principal amount of the Advances outstanding at such time, (b) the aggregate Unused Revolving Credit Commitments at such time and (c) the aggregate Letter of Credit Obligations at such time (with the aggregate amount of each Lender’s risk participation and funded participation in Letter or Credit Obligations being deemed held by such Lender for purposes of this definition); provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (A) the aggregate principal amount of the Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time, (B) the Unused Revolving Credit Commitment of such Lender at such time and (C) the Letter of Credit Obligations held or deemed held by such Lender at such time.
     “Reserves” means, at any time of determination and without duplication, (a) a reserve for Secured Agreements, (b) any Rent Reserves, (c) as regards the Canadian Loan Parties, any Canadian Priority Payables Reserves and (d) such other reserves as determined from time to time in the reasonable discretion of the Agent to preserve and protect the value of the Collateral.
     “Responsible Officer” means the chief executive officer, president, chief financial officer, secretary, assistant secretary, treasurer, assistant treasurer or controller of a Loan Party. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
     “Revolving Credit Commitment” means a Canadian Revolving Credit Commitment and/or a US Revolving Credit Commitment, as the context may require.
     “Revolving Credit Facility” means the Canadian Revolving Credit Facility and/or the US Revolving Credit Facility, as the context may require.
     “Revolving Credit Facility Usage” means, at any time, the sum of the Canadian Revolving Credit Facility Usage and the US Revolving Credit Facility Usage at such time.
     “S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.
     “Secured Agreements” means, to the extent designated as such by the Company in writing to the Agent from time to time in accordance with Section 8.13, as to each Lender, for so long as such Lender is a party to the Credit Agreement, (a) all agreements and other documents relating to any treasury management services provided by such Lender and its Affiliates to the Company or any of its Subsidiaries, (b) all agreements evidencing any other obligations of the Company and any of its Subsidiaries owing to such Lender and its Affiliates including, without limitation, all letters of credit issued by such Lender and its Affiliates for the benefit of the Company or any of its Subsidiaries (other than Letters of Credit issued hereunder), (c) all Hedge Agreements entered into with the Company or any of its Subsidiaries by such Lender and its Affiliates and (d) each agreement or instrument delivered by any Loan Party or Subsidiary of the Company pursuant to any of the foregoing, as the same may be amended from time to time in accordance with the provisions thereof.

     “Secured Parties” means the Canadian Secured Parties and/or the US Secured Parties, as the context may require.
     “Secured Obligations” means the Canadian Secured Obligations and/or the US Secured Obligations, as the context may require.
     “Security Agreements” means the Canadian Security Agreement and/or the US Security Agreement, as the context may require.
     “Significant Loan Party” means each Borrower and any other Loan Party with assets included in Collateral having a value of at least $50,000,000 as of the end of the preceding fiscal year of the Company.
     “Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.
     “Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     “Specified Collateral” has the meaning specified in the US Security Agreement and in the Canadian Security Agreement.
     “Specified Indebtedness” means the Company’s 7.25% Senior Notes due 2013.
     “Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.
     “Supermajority Lenders” means, at any time, Lenders owed or holding at least 66 2/3% in interest of the sum of (a) the aggregate principal amount of the Advances outstanding at such time, (b) the aggregate Unused Revolving Credit Commitment at such time and (c) the aggregate Letter of Credit Obligations at such time (with the aggregate amount of each Lender’s risk participation and funded participation in Letter or Credit Obligations being deemed held by such Lender for purposes of this definition); provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Supermajority Lenders at such time (A) the aggregate principal amount of the Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time, (B) the Unused Revolving Credit Commitment of such Lender at such time and (C) the Letter of Credit Obligations held or deemed held by such Lender at such time.

     “Termination Date” means the earliest of (a) the date that is five (5) years after the Effective Date, (b) the date of termination in whole of the Revolving Credit Commitments pursuant to Section 2.05, 6.01 or 9.14(b) and (c) the 90th day prior to the maturity date of the Specified Indebtedness to the extent that such indebtedness shall not have been redeemed, defeased or otherwise satisfied in full, each as provided in the indenture pursuant to which the Specified Indebtedness was issued, on or prior to such date.
     “Termination Event” means (a) the filing of a notice of intent to terminate in whole or in part a Canadian Pension Plan or the treatment of a Canadian Pension Plan amendment as a termination or partial termination; and (b) the institution of proceedings by any governmental or regulatory authority to terminate in whole or in part or have a trustee or third party administrator appointed to administer a Canadian Pension Plan; and, for the purposes of section 5.01(h)(x) only, shall also include (c) any other event or condition which would be reasonably likely to constitute grounds for the termination of, winding up or partial termination or winding up of, or the appointment of a trustee or third party administrator to administer, any Canadian Pension Plan.
     “Type” refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.
     “UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
     “Unissued Letter of Credit Commitment” means the US Unissued Letter of Credit Commitment.
     “United States” and “US” mean the United States of America.
     “Unused Revolving Credit Commitment” means the Canadian Unused Revolving Credit Commitment and/or the US Unused Revolving Credit Commitment, as the context may require.
     “US Advance” means an advance by a Lender as part of a US Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance and shall be deemed to include any US Protective Advance made hereunder.
     “US Borrowing Base” means, at any time, as to the Company and the US Guarantors, (a) the US Loan Value less (b) applicable Reserves at such time.
     “US Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by each of the Lenders pursuant to Section 2.01(a)(i).
     “US Collateral” means all “Collateral” referred to in the US Security Agreement and the other Collateral Documents relating to security under the US Revolving Credit Facility, and all other property of the Company and the other US Loan Parties that is or is intended to be subject to any Lien in favor of the Agent for the benefit of the US Secured Parties pursuant to the terms of the Collateral Documents.
     “US Excess Availability” means, at any time, (1) the US Line Cap minus (2) the US Revolving Credit Facility Usage at such time.
     “US Guarantor” means the Company and each US Subsidiary Guarantor.
     “US Issuing Bank” means any Issuing Bank with outstanding US Letter of Credit Commitments.

     “US Letter of Credit” means any standby letter of credit or commercial letter of credit issued under the US Letter of Credit Facility.
     “US Letter of Credit Commitment” means, with respect to each Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit for the account of the Company and its Subsidiaries in (a) the amount set forth opposite such Issuing Bank’s name on Schedule I hereto under the caption “US Letter of Credit Commitment” or (b) if such Issuing Bank has entered into one or more Assignment and Acceptances or is a Lender that has become an Issuing Bank after the Effective Date in accordance with the definition of “Issuing Bank”, the amount set forth for such Issuing Bank in the Register maintained by the Agent pursuant to Section 9.08(e) as such Issuing Bank’s “US Letter of Credit Commitment”, in each case as such amount may be reduced prior to such time pursuant to Section 2.05.
     “US Letter of Credit Facility” means, at any time, an amount equal to the least of (a) the aggregate amount of the Issuing Banks’ US Letter of Credit Commitments at such time, (b) $250,000,000 and (c) the aggregate amount of the US Revolving Credit Commitments, as such amount may be reduced at or prior to such time pursuant to Section 2.05.
     “US Letter of Credit Obligations” means, at any time, the sum of (i) the Available Amount of all US Letters of Credit issued and outstanding and (ii) the aggregate amount of all amounts drawn under US Letters of Credit that have not been reimbursed by the Company or converted to US Advances.
     “US Lender” means, at any time, a Lender that has a US Revolving Credit Commitment at such time.
     “US Line Cap” means, at any time, the lesser of (i) the US Borrowing Base and (ii) the US Revolving Credit Commitments.
     “US Loan Value” means, at any time of determination, an amount (calculated based on the most recent Borrowing Base certificate delivered to the Agent in accordance with this Agreement) equal to (a) with respect to Eligible Receivables of the US Loan Parties, 85% of Eligible Receivables less the applicable Dilution Reserve plus (b) with respect to Eligible Inventory of the US Loan Parties, the lesser of (i) 65% of Eligible Inventory and (ii) 85% of the Net Orderly Liquidation Value of Eligible Inventory (based on the then most recent independent inventory appraisal) on any date of determination plus (c) after completion by the Co-Collateral Agents, and receipt by the Agent, of a satisfactory equipment appraisal (as notified in writing by the Agent to the Company) (provided that such appraisal shall be in form and substance substantially similar to the 2009 equipment appraisal prepared in connection with the Existing Credit Agreement) the lesser of (x) $35,000,000 and (y) 75% of the Net Orderly Liquidation Value of Eligible Equipment of the US Loan Parties, provided that the lesser of the values included in clauses (x) and (y) of this clause (c) shall not exceed the maximum amount that, if secured, would not require security to be granted under the Indenture.
     “US Loan Party” means the Company and each US Subsidiary Guarantor.
     “US Obligations” means all liabilities and obligations of every nature of each US Loan Party from time to time owed to the Agent, the Co-Collateral Agents, the Lenders, the other US Secured Parties or any of them, under (x) the Loan Documents relating to the US Revolving Credit Facility and (y) subject to Section 8.13, the US Secured Agreements, whether for principal, interest (including interest which, but for the filing of a petition or other proceeding in a bankruptcy or insolvency proceeding with respect to such US Loan Party, would have accrued on any Obligation, whether or not a claim is allowed against such Loan Party for such interest in the related bankruptcy or insolvency proceeding), fees, expenses, indemnification or otherwise and whether primary, secondary, direct, indirect, contingent, fixed or otherwise.
     “US Protective Advance” has the meaning specified in Section 2.01(c).

     “US Revolving Credit Commitment” means as to any Lender (a) the amount set forth opposite such Lender’s name on Schedule I hereto as such Lender’s “US Revolving Credit Commitment”, which shall be designated as a Commitment under the Revolving Credit Facility, (b) that is an Assuming Lender, the amount set forth in the applicable Assumption Agreement or (c) if such Lender has entered into an Assignment and Acceptance, the amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.08(e), as such amount may be reduced pursuant to Section 2.05 or increased pursuant to Section 2.21.
     “US Revolving Credit Exposure” means, with respect to any Lender at any time, such Lender’s Ratable Share of the US Revolving Credit Facility Usage at such time.
     “US Revolving Credit Facility” means, at any time, the aggregate amount of the Lenders’ US Revolving Credit Commitments at such time.
     “US Revolving Credit Facility Usage” means, at any time, the amount obtained by adding (i) the aggregate outstanding principal amount of all US Advances made by the Lenders and (ii) the aggregate outstanding US Letter of Credit Obligations.
     “US Secured Agreements” means any Secured Agreement that is entered into by and between the Company or any of its Subsidiaries and any Lender (or Affiliate thereof).
     “US Secured Parties” means, collectively, the Agent, each Co-Collateral Agent, each US Lender, each Issuing Bank and each Lender or Affiliate of a Lender in its capacity as a counterparty to a US Secured Agreement.
     “US Secured Obligations” means the “Secured Obligations”, as defined in the US Security Agreement.
     “US Security Agreement” means the Security Agreement, dated as of October 18, 2005, as amended and restated as of March 31, 2009 and on the date hereof, and as may be further amended, amended and restated, supplemented or otherwise modified from time to time.
     “US Subsidiary Guarantor” means the direct and indirect wholly-owned (other than directors’ qualifying shares or similar holdings under applicable law) Subsidiaries of the Company organized under the laws of a state of the United States of America as listed on Part A of Schedule II hereto and each other Subsidiary of the Company that shall be required to execute and deliver a guaranty pursuant to Section 5.01(i).
     “US Unissued Letter of Credit Commitment” means, with respect to any Issuing Bank, the obligation of such Issuing Bank to issue US Letters of Credit for the account of the Company or its Subsidiaries in an amount equal to the excess of (a) the amount of its US Letter of Credit Commitment over (b) the aggregate US Letter of Credit Obligations outstanding to such Issuing Bank.
     “US Unused Revolving Credit Commitment” means, with respect to each Lender at any time, (a) such Lender’s US Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all US Advances made by such Lender (in its capacity as a Lender) and outstanding at such time, plus (ii) such Lender’s Ratable Share of (A) the aggregate Available Amount of all US Letters of Credit outstanding at such time and (B) the aggregate principal amount of all US Advances made by each Issuing Bank pursuant to Section 2.03(c) that have not been ratably funded by such Lender and outstanding at such time.
     “Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

     “Weighted Average Life to Maturity” means, when applied to any Debt at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Debt.
     “Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.
          SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.
          SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in the United States of America consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e) (“GAAP”). If at any time any change in GAAP or the application thereof would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or the application thereof (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP or the application thereof prior to such change therein and (ii) the Borrowers shall provide to the Agent financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP or the application thereof.
          SECTION 1.04. Reserves. When any Reserve is to be established or a change in any amount, percentage, reserve, eligibility criteria or other item in the definitions of the terms “Borrowing Base”, “Eligible Inventory”, “Eligible Receivables”, “Eligible Equipment” and “Rent Reserve” is to be determined in each case in the Agent’s “reasonable discretion”, such Reserve shall be implemented or such change shall become effective on the Business Day immediately following delivery of a written notice thereof to the Borrower, or immediately, without prior written notice, during the continuance of a Default.
          SECTION 1.05. Letter of Credit Amount. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any L/C Related Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
          SECTION 1.06. Currency Equivalents Generally. Any amount specified in this Agreement (other than in Article 2) or in any other Loan Document to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars to the extent necessary to give effect to the intent, where applicable, that this Agreement apply to Kodak Canada or the other Canadian Loan Parties, such equivalent amount thereof in the applicable currency to be determined by the Agent at such time on the basis of the Exchange Rate for the purchase of such currency with Dollars.
ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCES AND LETTERS OF CREDIT
     SECTION 2.01. The Advances and Letters of Credit. (a) Revolving Credit Facility.
     (i) US Borrowings. Each US Lender severally agrees, on the terms and conditions hereinafter set forth, to make US Advances in Dollars to the Company from time to time on any Business Day during the period from the Effective Date until the Termination Date, in each case (A) in an amount for each such US

Advance not to exceed such US Lender’s US Unused Revolving Credit Commitment at such time and (B) in an aggregate amount for all such US Advances not to exceed such US Lender’s ratable portion (based on the aggregate amount of the US Unused Revolving Credit Commitments at such time) of the US Line Cap at such time. Each US Borrowing shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof (or such lesser amount as may be applied and reborrowed in accordance with Section 2.18) and shall consist of Advances of the same Type made on the same day by the US Lenders ratably according to their respective US Revolving Credit Commitments. Within the limits of each US Lender’s US Revolving Credit Commitment, the Company may borrow under this Section 2.01(a), prepay pursuant to Section 2.10 and reborrow under this Section 2.01(a).
     (ii) Canadian Borrowings. Each Canadian Lender severally agrees, on the terms and conditions hereinafter set forth, to make Canadian Advances in Dollars to Kodak Canada from time to time on any Business Day during the period from the Effective Date until the Termination Date, in each case (A) in an amount for each such Canadian Advance not to exceed such Canadian Lender’s Canadian Unused Revolving Credit Commitment at such time and (B) in an aggregate amount for all such Canadian Advances not to exceed such Canadian Lender’s ratable portion (based on the aggregate amount of the Canadian Unused Revolving Credit Commitments at such time) of the Canadian Line Cap at such time. Each Canadian Borrowing shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof (or such lesser amount as may be applied and reborrowed in accordance with Section 2.18) and shall consist of Advances of the same Type made on the same day by the Canadian Lenders ratably according to their respective Canadian Revolving Credit Commitments. Within the limits of each Canadian Lender’s Canadian Revolving Credit Commitment, Kodak Canada may borrow under this Section 2.01(a), prepay pursuant to Section 2.10 and reborrow under this Section 2.01(a).
          (b) Letters of Credit. Each Issuing Bank agrees, on the terms and conditions hereinafter set forth, and in reliance upon the agreements of the other Lenders set forth in this Agreement, to issue or continue US Letters of Credit for the account of the Company and its Subsidiaries from time to time on any Business Day during the period from the Effective Date until 30 days before the Termination Date in an aggregate Available Amount not to exceed (i) for all US Letters of Credit at any time the US Letter of Credit Facility at such time, (ii) for all US Letters of Credit issued by each Issuing Bank at any time such Issuing Bank’s US Letter of Credit Commitment at such time (provided that, each Issuing Bank on the Effective Date may elect in its sole discretion to continue existing letters of credit listed on Schedule 2.01(b) as Letters of Credit hereunder in an amount in excess of its US Letter of Credit Commitment, provided that any further extension, amendment or continuation of such Letters of Credit hereunder shall be made within the applicable Issuing Bank’s US Letter of Credit Commitment unless otherwise agreed by such Issuing Bank in its sole discretion) and (iii) for each such US Letter of Credit an amount equal to the US Unused Revolving Credit Commitments of the Lenders at such time. No US Letter of Credit shall have an expiration date (including all rights of the Company or the beneficiary to require renewal) later than 10 Business Days before the Termination Date. Within the limits referred to above, the Company may from time to time request the Issuance of US Letters of Credit under this Section 2.01(b). Each letter of credit listed on Schedule 2.01(b) shall be deemed to constitute a US Letter of Credit issued hereunder.
          (c) Protective Advances. The Agent shall be authorized, in its discretion, at any time that any conditions in Section 3.02 are not satisfied, to make US Advances in Dollars that are Base Rate Advances (any such US Advances made pursuant to this Section 2.01(c), “US Protective Advances”) or Canadian Advances that are Base Rate Advances (any such Canadian Advances made pursuant to this Section 2.01(c), “Canadian Protective Advances” and, together with the US Protective Advances, the “Protective Advances”) in an aggregate amount not to exceed $30,000,000 at any time outstanding, if the Agent reasonably deems such Advances necessary or desirable to preserve or protect Collateral, or to enhance the collectability or repayment of Obligations; provided that no Protective Advance shall continue for more than 90 consecutive days (and no further Protective Advance may be made for at least five consecutive days after the repayment by the applicable Borrower of any outstanding Protective Advances). Protective Advances shall constitute Obligations secured by the Collateral and shall be entitled to all of the benefits of the Loan Documents. Immediately upon the making of a Protective Advance, each applicable Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Agent a risk participation in such Protective Advance in an amount equal to the product of such applicable Lender’s Ratable Share times the amount of such Protective Advance. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Agent shall promptly distribute to such Lender, such Lender’s Ratable Share of all payments of principal and interest and all proceeds of Collateral received by the Agent in respect of such Protective Advance (and prior to such date, all payments on account of the Protective Advances shall be payable to Agent solely for its own account). The Supermajority Lenders may at any time revoke the Agent’s authority to make further Protective Advances by written notice to the Agent. Absent such revocation, the Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive. In no event shall Protective Advances cause the aggregate outstanding amount of the Advances of any Lender, plus such Lender’s Ratable Share of the outstanding amount of all Letter of Credit Obligations to exceed such Lender’s Revolving Credit Commitment. Protective Advances shall be payable by the Borrowers on demand.
          SECTION 2.02. Making the Advances. (a) Except as otherwise provided in Section 2.03(c), each Borrowing shall be made on notice, given not later than (x) 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances or (y) 11:00 A.M. (New York City time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the applicable Borrower to the Agent, which shall give to each applicable Lender prompt notice thereof by telecopier or any other electronic means agreed to by the Agent. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed promptly in writing, or by telecopier (or any other electronic means agreed to by the Agent), in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) whether such Borrowing is a US Borrowing or a Canadian Borrowing, (iii) Type of Advances comprising such Borrowing, (iv) aggregate amount of such Borrowing and (v) in the case of a Borrowing consisting of Eurodollar Rate Advances, the initial Interest Period for each such Advance. Each applicable Lender shall, before 1:00 P.M. (New York City time) on the date of such Borrowing make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, such Lender’s Ratable Share of such Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the applicable Borrower at the Agent’s address referred to in Section 9.02(a).
          (b) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrowers may not select Eurodollar Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than $10,000,000 (or $5,000,000, in the case of Canadian Borrowings) or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.08 or 2.12 and (ii) the Eurodollar Rate Advances may not be outstanding as part of more than eighteen separate Borrowings.
          (c) Each Notice of Borrowing shall be irrevocable and binding on the Borrower delivering such notice. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the applicable Borrower shall indemnify each applicable Lender against any loss, cost or expense incurred by such Lender as a result of any failure of such Borrower to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.
          (d) Unless the Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Agent such Lender’s ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02, as applicable, and the Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the applicable Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Agent, at (i) in the case of a Borrower, the interest rate applicable at the time to the Advances comprising such Borrowing and (ii) in the case of such US Lender, the Federal Funds Rate or such Canadian Lender, the Bank of Canada Overnight Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.

          (e) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.
          (f) Each Lender may, at its option, make any Advance available to Kodak Canada by causing any foreign or domestic branch or Affiliate of such Lender to make such Advance; provided that any exercise of such option shall not affect the obligation of Kodak Canada to repay such Advance in accordance with the terms of this Agreement.
          SECTION 2.03. Issuance of and Drawings and Reimbursement Under Letters of Credit. (a) Request for Issuance. (i) Each Letter of Credit shall be issued upon notice, given not later than 11:00 A.M. (New York City time) on the fifth Business Day prior to the date of the proposed Issuance of such Letter of Credit (or on such shorter notice as the applicable Issuing Bank may agree), by the Company to any Issuing Bank, and such Issuing Bank shall give the Agent, prompt notice thereof. Each such notice by the Company of Issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telephone, confirmed promptly in writing, or by telecopier (or any other electronic means agreed to by the Agent), specifying therein the requested (A) date of such Issuance (which shall be a Business Day), (B) Available Amount of such Letter of Credit, (C) expiration date of such Letter of Credit (which shall not be later than 10 Business Days before the Termination Date), (D) name and address of the beneficiary of such Letter of Credit, (E) form of such Letter of Credit, such Letter of Credit shall be issued pursuant to such application and agreement for letter of credit as such Issuing Bank and the Company shall agree for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”) and (F) such other matters as the applicable Issuing Bank may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Notice of Issuance shall specify in form and detail satisfactory to the applicable Issuing Bank, (A) the Letter of Credit to be amended, (B) the proposed date of amendment thereof (which shall be a Business Day), (C) the nature of the proposed amendment and (D) such other matters as the applicable Issuing Bank may require. Additionally, the Company shall furnish to the applicable Issuing Bank and the Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, as such Issuing Bank or the Agent may require. If the requested form of such Letter of Credit is acceptable to the applicable Issuing Bank in its reasonable discretion (it being understood that any such form shall have only explicit documentary conditions to draw and shall not include discretionary conditions), such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Section 3.02, make such Letter of Credit available to the Company at its office referred to in Section 9.02 or as otherwise agreed with the Company in connection with such Issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.
     (ii) No Issuing Bank shall be under any obligation to issue any Letter of Credit if: (A) any order, judgment or decree of any governmental authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing the Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Bank in good faith deems material to it; (B) except as otherwise agreed by the Agent and such Issuing Bank, the Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $500,000, in the case of a standby Letter of Credit; (C) the Letter of Credit is to be denominated in a currency other than Dollars; (D) any Lender is at that time a Defaulting Lender, unless such Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Bank (in its sole discretion) with the Company or such Lender to eliminate such Issuing Bank’s actual or potential fronting exposure (after giving effect to Section 2.19(f)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Letter of Credit Obligations as to which such Issuing Bank has actual or potential fronting exposure, as it may elect in its sole discretion; or (E) the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

     (iii) No Issuing Bank shall amend or continue any Letter of Credit if such Issuing Bank would not be permitted at such time to issue the Letter of Credit in its amended or continued form under the terms hereof.
     (iv) Each Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Bank shall have all of the benefits and immunities (A) provided to the Agent in Article VIII with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in Article VIII included such Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to such Issuing Bank.
     (v) No Issuing Bank shall have any obligation to issue any Letter of Credit hereunder if the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension thereof (it being understood that any such Letter of Credit so issued shall be on such terms and conditions as may be specified by the applicable Issuing Bank in its discretion, including with respect to expiry date and any automatic renewal features).
          (b) Participations. By the Issuance of a US Letter of Credit (or an amendment to a US Letter of Credit increasing or decreasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each US Lender, and each US Lender hereby acquires from such Issuing Bank, a participation in such US Letter of Credit equal to such US Lender’s Ratable Share of the Available Amount of such US Letter of Credit. The Company hereby agrees to each such participation. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of such Issuing Bank, such US Lender’s Ratable Share of each drawing made under a US Letter of Credit funded by such Issuing Bank and not reimbursed by the Company on the date funded, or of any reimbursement payment required to be refunded to the Company for any reason, which amount will be advanced, and deemed to be a US Advance hereunder, regardless of the satisfaction of the conditions set forth in Section 3.02. Each US Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of US Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any US Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the US Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each US Lender further acknowledges and agrees that its participation in each US Letter of Credit will be automatically adjusted to reflect such Lender’s Ratable Share of the Available Amount of such US Letter of Credit at each time such Lender’s US Revolving Credit Commitment is amended pursuant to an assignment in accordance with Section 9.08 or otherwise pursuant to this Agreement.
          (c) Drawing and Reimbursement. The payment by an Issuing Bank of a draft drawn under any Letter of Credit which is not reimbursed by the Company on the date funded shall constitute for all purposes of this Agreement the making by any such Issuing Bank of an Advance under the US Revolving Credit Facility which shall be a Base Rate Advance, in the amount of such draft, without regard to whether the making of such a Advance would exceed such Issuing Bank’s US Unused Revolving Credit Commitment. Each Issuing Bank shall give prompt notice to the Company and the Agent of each drawing under any Letter of Credit issued by it. Upon written demand by such Issuing Bank, with a copy of such demand to the Agent and the Company, each applicable Lender shall pay to the Agent such Lender’s Ratable Share of such outstanding Advance pursuant to Section 2.03(b). Each applicable Lender acknowledges and agrees that its obligation to make Advances pursuant to this paragraph (c) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Promptly after receipt thereof, the Agent shall transfer such funds to such Issuing Bank. Each Lender agrees to fund its Ratable Share of an outstanding Advance on (i) the Business Day on which demand therefor is made by such Issuing Bank, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. If and to the extent that any Lender shall not have so made the amount of such Advance available to the Agent, such Lender agrees to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by any such Issuing Bank until the date such amount is paid to the Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable. If such Lender shall pay to the Agent such amount for the account of any such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Advance made by such Issuing Bank shall be reduced by such amount on such Business Day.
          (d) Letter of Credit Reports. Each Issuing Bank shall furnish (A) to the Agent (with a copy to the Company) on the first Business Day of each month a written report summarizing Issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the preceding month and drawings during such month under all Letters of Credit and (B) to the Agent (with a copy to the Company) on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit issued by such Issuing Bank.
          (e) Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable Issuing Bank and the Company when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.
          (f) Failure to Make Advances. The failure of any Lender to make the Advance to be made by it on the date specified in Section 2.03(c) shall not relieve any other Lender of its obligation hereunder to make its Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on such date. No failure by any Lender to make such Advances shall limit or restrict the availability of any Letter of Credit to the Company..
          (g) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Company shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Company hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Subsidiaries.
          SECTION 2.04. Fees. (a) Commitment Fee. The Borrowers agree to pay to the Agent for the account of each applicable Lender a commitment fee on the aggregate amount of such Lender’s Unused Revolving Credit Commitment from the Effective Date until the Termination Date calculated by multiplying such Lender’s Unused Revolving Credit Commitment by the Applicable Percentage in effect from time to time, payable in arrears quarterly on the last day of each January, April, July and October and on the Termination Date; provided, however, that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.
          (b) Letter of Credit Fees. (i) The Borrowers shall pay to the Agent for the account of each applicable Lender (other than a Defaulting Lender) a commission on such Lender’s Ratable Share of the average daily aggregate Available Amount of all Letters of Credit issued and outstanding from time to time at a rate per annum equal to the Applicable Margin for Eurodollar Rate Advances in effect from time to time during such calendar quarter, payable in arrears quarterly on the last day of each January, April, July and October, and on the Termination Date; provided that the Applicable Margin shall be 2% above the Applicable Margin in effect if the Borrowers are required to pay default interest pursuant to Section 2.07(b).
     (ii) The Borrowers shall pay to each Issuing Bank, for its own account, a fronting fee and such other commissions, issuance fees, transfer fees and other fees and charges in connection with the Issuance or administration of each Letter of Credit as the Borrowers and such Issuing Bank shall agree.
          (c) Agent’s Fees. The Company shall pay to the Agent for its own account the fees set forth in the fee letter dated March 21, 2011 between the Company and the Agent, as such fee letter may from time to time be amended by the Company and the Agent.

          SECTION 2.05. Termination or Reduction of the Commitments. (a) Optional. The Borrowers shall have the right, upon at least three Business Days’ notice to the Agent, to terminate in whole or permanently reduce in part the Unissued Letter of Credit Commitments and the Unused Revolving Credit Commitments; provided, however, that each partial reduction of a Facility (i) shall be in an aggregate amount of $10,000,000 (or $5,000,000, in the case of the Canadian Revolving Credit Facility) and an integral multiple of $1,000,000 in excess thereof and (ii) if made under any Revolving Credit Facility, shall be made ratably among the Lenders in accordance with their Revolving Credit Commitments in respect of such Revolving Credit Facility.
          (b) Mandatory. Each Letter of Credit Facility shall be permanently reduced from time to time on the date of each reduction in the applicable Revolving Credit Facility by the amount, if any, by which the amount of such Letter of Credit Facility exceeds the applicable Revolving Credit Facility after giving effect to such reduction of such Revolving Credit Facility.
          SECTION 2.06. Repayment of Advances. (a) Revolving Credit Facility. The applicable Borrower shall repay to the Agent for the ratable account of each applicable Lender on the Termination Date the aggregate principal amount of the Advances made by such Lender to such Borrower then outstanding.
          (b) Letter of Credit Drawings. The obligations of the Company under any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by the Company is without prejudice to, and does not constitute a waiver of, any rights the Company might have or might acquire as a result of the payment by any Lender of any draft or the reimbursement by the Company thereof, including, without limitation, pursuant to Section 9.14):
     (i) any lack of validity or enforceability of this Agreement or any Note, or of any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (such Letter of Credit Agreement, Letter of Credit and related instruments or instruments being, collectively, the “L/C Related Documents”);
     (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of such Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;
     (iii) the existence of any claim, set-off, defense or other right that such Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank, the Agent, any Lender or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;
     (iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
     (v) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;
     (vi) any exchange, release or non-perfection of any Collateral or other collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of the Borrowers in respect of the L/C Related Documents; or
     (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or a guarantor.

          SECTION 2.07. Interest on Advances. (a) Scheduled Interest. Each Borrower shall pay interest on the unpaid principal amount of each Advance owing by such Borrower to the Agent for the account of each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:
     (i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each January, April, July and October during such periods and on the date such Base Rate Advance shall be Converted or paid in full.
     (ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurodollar Rate for such Interest Period for such Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on the day of every third month during such Interest Period corresponding to the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.
          (b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Agent may, and upon the request of the Required Lenders shall, require and notify the Borrowers to pay interest (“Default Interest”) on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above, provided, however, that following acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Agent.
          SECTION 2.08. Interest Rate Determination. (a) The Agent shall give prompt notice to the Company and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.07(a)(i) or (ii).
          (b) If, with respect to any Eurodollar Rate Advances, Lenders owed at least 50% of the then aggregate principal amount thereof notify the Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Agent shall forthwith so notify the Company and the Lenders, whereupon (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrowers and such Lenders that the circumstances causing such suspension no longer exist.
          (c) If any Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify such Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.
          (d) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000 (or $5,000,000 in the case of Canadian Advances), such Advances shall automatically Convert into Base Rate Advances.
          (e) Upon the occurrence and during the continuance of any Event of Default under Section 6.01(a) or any Borrowing Base Deficiency, (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.
          (f) If Reuter Screen LIBOR01 is unavailable for determining the Eurodollar Rate for any Eurodollar Rate Advances,
     (i) the Agent shall forthwith notify the Borrowers and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances,
     (ii) with respect to Eurodollar Rate Advances, each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and
     (iii) the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist.
          (g) Interest Act (Canada). With respect to Advances made to Kodak Canada, whenever a rate of interest hereunder is calculated on the basis of a year (the “deemed year”) which contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest shall be expressed as a yearly rate for purposes of the Interest Act (Canada) by multiplying such rate of interest by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year.
          (h) Nominal Rates; No Deemed Reinvestment. With respect to Advances made to Kodak Canada, the principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement; all interest payments to be made hereunder shall be paid without allowance or deduction for reinvestment or otherwise, before and after maturity, default and judgment. The rates of interest specified in this Agreement are intended to be nominal rates and not effective rates. Interest calculated hereunder shall be calculated using the nominal rate method and not the effective rate method of calculation.
          (i) Maximum Interest Rates. (a) Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the applicable Advances or, if it exceeds such unpaid principal, refunded to the Borrowers, as applicable. In determining whether the interest contracted for, charged, or received by the Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
          (b) Notwithstanding any provision of this Agreement, in no event shall the aggregate “interest” (as defined in Section 347 of the Criminal Code (Canada)) payable by Kodak Canada under this Agreement exceed the effective annual rate of interest on the “credit advanced” (as defined in the Section) under this Agreement lawfully permitted by that Section and, if any payment, collection or demand pursuant to this Agreement in respect of “interest” (as defined in that Section) is determined to be contrary to the provisions of that Section, such payment, collection or demand shall be deemed to have been made by mutual mistake of Kodak Canada and the Lenders and the amount of such payment or collection shall be refunded to Kodak Canada. For the purposes of this Agreement, the effective annual rate of interest shall be determined in accordance with generally accepted actuarial practices and principles over the relevant term and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Lenders will be prima facie evidence of such rate.
          SECTION 2.09. Optional Conversion of Advances. Either Borrower may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08 and 2.12, Convert all or any portion of the Advances made to it of one Type comprising the same Borrowing into Advances of the other Type;

provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b), no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(b) and each Conversion of Advances comprising part of the same Borrowing shall be made ratably among the Lenders in accordance with their Commitments. Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted, and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower giving such notice.
          SECTION 2.10. Prepayments of Advances. (a) Optional. Either Borrower may, upon notice at least two Business Days’ prior to the date of such prepayment, in the case of Eurodollar Rate Advances, and not later than 11:00 A.M. (New York City time) on the date of such prepayment, in the case of Base Rate Advances, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given such Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing made to it in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $10,000,000 (or $5,000,000, in the case of the Canadian Revolving Credit Facility), or an integral multiple of $1,000,000 in excess thereof and (y) in the event of any such prepayment of a Eurodollar Rate Advance, such Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(c).
          (b) Mandatory. (i) Each Borrower shall, on each Business Day, if applicable, prepay (with no corresponding commitment reduction) an aggregate principal amount of the Advances owed by such Borrower and comprising part of the same Borrowings in an amount equal to the amount by which (A) the sum of (x) the aggregate principal amount of the Advances owed by such Borrower and then outstanding plus (y) the aggregate applicable Letter of Credit Obligations then outstanding exceeds (B) the applicable Line Cap (except as a result of Protective Advances made under Section 2.01(c) and not outstanding for more than 90 consecutive days); provided that in respect of any prepayment under this subsection directly attributable to any adjustment of Reserves, such prepayment shall be made not later than the Business Day immediately following the date such adjusted Reserves became effective.
     (ii) Each prepayment made pursuant to this Section 2.10(b) shall be made together with any interest accrued to the date of such prepayment on the principal amounts prepaid and, in the case of any prepayment of a Eurodollar Rate Advance on a date other than the last day of an Interest Period or at its maturity, any additional amounts which the applicable Borrower shall be obligated to reimburse to the Lenders in respect thereof pursuant to Section 9.04(c).
     (iii) The Agent shall give prompt notice of any prepayment required under this Section 2.10(b) to Lenders.
          SECTION 2.11. Increased Costs. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances or of agreeing to issue or of issuing or maintaining or participating in Letters of Credit (excluding for purposes of this Section 2.11 any such increased costs resulting from (x) Taxes or Other Taxes (as to which Section 2.14 shall govern) and (y) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the applicable Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to the Borrowers and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in law”, regardless of the date enacted, adopted or issued.
          (b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of such type or the issuance or maintenance of or participation in the Letters of Credit (or similar contingent obligations), then, upon demand by such Lender (with a copy of such demand to the Agent), the Borrowers shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend or to issue or participate in Letters of Credit hereunder or to the issuance or maintenance of or participation in any Letters of Credit. A certificate as to such amounts submitted to the Borrowers and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.
          SECTION 2.12. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (a) each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.
          SECTION 2.13. Payments and Computations. (a) The Borrowers shall make each payment hereunder without condition or deduction for any right of counterclaim, defense, recoupment or set-off, not later than 11:00 A.M. (New York City time) on the day when due in Dollars to the Agent at the Agent’s Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest, fees or commissions ratably (other than amounts payable pursuant to Section 2.04, 2.11, 2.14 or 9.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon any Assuming Lender becoming a Lender hereunder as a result of a Commitment Increase pursuant to Section 2.21, and upon the Agent’s receipt of such Lender’s Assumption Agreement and recording of the information contained therein in the Register, from and after the applicable Increase Date the Agent shall treat each Assuming Lender as a Lender under this Agreement and shall make all payments hereunder and under any Notes issued in connection therewith pro rata among the Lenders taking into account the interest assumed thereby by the Assuming Lender. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.08(c), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

          (b) Each Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or under the Note held by such Lender, to charge from time to time against any or all of such Borrower’s accounts with such Lender any amount so due.
          (c) Except as otherwise required by Section 2.08(g), all computations of interest and of fees and Letter of Credit commissions shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees or commissions are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
          (d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
          (e) Unless the Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Lenders hereunder that such Borrower will not make such payment in full, the Agent may assume that such Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent any Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate or, as regards Canadian Lenders, at the Bank of Canada Overnight Rate.
          (f) Subject to Section 6.04, if the Agent receives funds for application to the Obligations of the Borrowers under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify, or the applicable Borrower does not direct, the Advances to which, or the manner in which, such funds are to be applied, the Agent may, but shall not be obligated to, elect to distribute such funds ratably to the outstanding Obligations under the US Revolving Credit Facility and the Canadian Revolving Credit Facility and within each such Facility, first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and unreimbursed amounts drawn under Letters of Credit then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and such Letter of Credit obligations then due to such parties.
          SECTION 2.14. Taxes. (a) Any and all payments by any Loan Party to or for the account of any Lender or the Agent hereunder or under the Notes shall be made, in accordance with Section 2.13 or the applicable provisions of such other documents, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, remittances, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent (i) taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or in which its principal executive office is located, or any political subdivision thereof and, in the case of each Lender, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof, and (ii) any U.S. federal withholding taxes imposed under FATCA that would not have been imposed but for the failure of the Agent or Lender, as applicable, to satisfy the applicable requirements of FATCA (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”). If any Loan Party shall be required by law to deduct, remit or withhold any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Agent, (i) the sum payable to such Loan Party shall be increased as may be necessary so that after making all required deductions remittances or withholdings, (including deductions applicable to additional sums payable under this Section 2.14) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan

Party shall pay the full amount deducted, remitted or withheld to the relevant taxation authority or other authority in accordance with applicable law.
          (b) In addition, each Loan Party shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made by such Loan Party hereunder or under any other Loan Documents or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the other Loan Documents (hereinafter referred to as “Other Taxes”).
          (c) The Loan Parties shall indemnify each Lender and the Agent for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.14) imposed on or paid or remitted by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor with appropriate supporting documentation.
          (d) Within 30 days after the date of any payment of Taxes, the appropriate Loan Party shall furnish to the Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Agent. In the case of any payment hereunder or under the Notes or any other documents to be delivered hereunder by or on behalf of a Loan Party through an account or branch outside the United States or by or on behalf of a Loan Party by a payor that is not a United States person, if such Loan Party determines that no Taxes are payable in respect thereof, such Loan Party shall furnish, or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel reasonably acceptable to the Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Code.
          (e) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement on or prior to the designation of any different Applicable Lending Office and on the date of the Assumption Agreement or the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Company (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and the Company with two original Internal Revenue Service Forms W-8BEN or W-8ECI or (in the case of a Lender that has certified in writing to the Agent that it is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Code), (ii) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of any Loan Party or (iii) a controlled foreign corporation related to any Loan Party (within the meaning of Section 864(d)(4) of the Code), Internal Revenue Service Form W-8BEN, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or any other Loan Document or, in the case of a Lender that has certified that it is not a “bank” as described above, certifying that such Lender is a foreign corporation, partnership, estate or trust. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the Effective Date by Internal Revenue Service Form W-8BEN or W-8ECI or the related certificate described above, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Company and shall not be obligated to include in such form or document such confidential information, except directly to a governmental authority or other Person subject to a reasonable confidentiality agreement. In addition, upon the written request of the Borrower, any other certification, identification, information, documentation or other reporting requirement if (i) delivery thereof is required by a change in the law, regulation, administrative practice or any applicable tax treaty as a precondition to exemption from or a reduction in the rate of deduction or withholding; (ii) the Agent or Lender, as the case may be, is legally entitled to make delivery of such item; and (iii) delivery of such item will not result in material additional costs unless Borrower shall have agreed in writing to indemnify Lender or the Agent for such costs.
          (f) For any period with respect to which a Lender has failed to provide the Company with the appropriate form, certificate or other document described in Section 2.14(e) (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring subsequent to the date on which a form, certificate or other document originally was required to be provided, or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender shall not be entitled to indemnification under Section 2.14(a) or (c) with respect to Taxes imposed by the United States of America or Canada by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Loan Parties, at such Lender’s expense, shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.
          (g) Any Lender claiming any additional amounts payable pursuant to this Section 2.14 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurodollar Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.
          (h) If any Lender determines, in its sole discretion, that it has actually and finally realized, by reason of a refund, deduction or credit of any Taxes paid or reimbursed by a Loan Party pursuant to subsection (a) or (c) above in respect of payments under this Agreement or the other Loan Documents, a current monetary benefit that it would otherwise not have obtained, and that would result in the total payments under this Section 2.14 exceeding the amount needed to make such Lender whole, such Lender shall pay to the applicable Loan Party, with reasonable promptness following the date on which it actually realizes such benefit, an amount equal to the lesser of the amount of such benefit or the amount of such excess, in each case net of all out-of-pocket expenses in securing such refund, deduction or credit; provided, that the Borrowers, upon the request of the Agent or such Lender, agrees to repay the amount paid over to any Loan Party to the Agent or such Lender in the event the Agent or such Lender is required to repay such amount to such governmental authority.
          (i) If any Loan Party determines in good faith that a reasonable basis exists for contesting the applicability of any Tax or Other Tax, the Agent or the relevant Lender shall cooperate with such Loan Party, upon the request and at the expense of such Loan Party, in challenging such Tax or Other Tax. Nothing in this Section 2.14(i) shall require the Agent or any Lender to disclose the contents of its tax returns or other confidential information to any Person.
          SECTION 2.15. Sharing of Payments, Etc. Without expanding the rights of any Lender under this Agreement and, except as otherwise expressly provided in Section 6.03, if any Appropriate Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than (x) as payment of an Advance made by an Issuing Bank pursuant to the first sentence of Section 2.03(c) or (y) pursuant to Section 2.11, 2.14 or 9.04(c)) in excess of its ratable share (according to the proportion of (i) the amount of such Advances due and payable to such Lender at such time to (ii) the aggregate amount of the Advances due and payable at such time to all Appropriate Lenders hereunder) of payments on account of the Advances obtained by all the Appropriate Lenders, such Lender shall forthwith purchase from the other Appropriate Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Appropriate Lender shall be rescinded and such Appropriate Lender shall repay to the purchasing Lender the purchase price to the extent of such Appropriate Lender’s ratable share (according to the proportion of (i) the purchase price paid to such Lender to (ii) the aggregate purchase price paid to all Appropriate Lenders) of such recovery together with an amount equal to such Appropriate Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered; provided further that, so long as the Advances shall not have become due and payable pursuant to Section 6.01, any excess payment received by any Appropriate Lender shall be shared on a pro rata basis only with other Appropriate Lenders. The Borrowers agree that any Appropriate Lender so purchasing a participation from another Appropriate Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Loan Parties in the amount of such participation; provided further that prior to the CAM Exchange Date, each Lender shall only purchase participations in Advances and Letter of Credit Obligations under the Facility with respect to which they hold a Commitment. For the purposes of this Section, “Appropriate Lender” shall mean, in respect of the US Revolving Credit Facility, each US Lender, and in respect of the Canadian Revolving Credit Facility, each Canadian Lender.
          SECTION 2.16. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances. Each Borrower agrees that upon notice by any Lender to such Borrower (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, such Borrower shall promptly execute and deliver to such Lender a Note, as applicable, properly completed, payable to the order of such Lender in a principal amount up to the Revolving Credit Commitment of such Lender.
          (b) The Register maintained by the Agent pursuant to Section 9.08(e) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assumption Agreement and each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from each Borrower hereunder and each Lender’s share thereof.
          (c) Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from each Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of any Borrower under this Agreement with respect to Advances made and not repaid.
          SECTION 2.17. Use of Proceeds. The proceeds of the Advances shall be available (and each Borrower agrees that it shall use such proceeds) solely for general corporate purposes of the Company and its Subsidiaries, provided, however, that no proceeds from the Revolving Credit Facility may be used to directly or indirectly finance the repayment, repurchase or other satisfaction of the Specified Indebtedness, unless after giving pro forma effect thereto, Excess Availability shall be at least 20% of the Revolving Credit Facility.
          SECTION 2.18. Cash Management.
          (a) Within 60 days after the Effective Date (or such later date as the Agent may specify in its sole discretion), and at all times thereafter, the Loan Parties shall enter into and maintain blocked account agreements (each, a “Blocked Account Agreement”), satisfactory in form and substance to the Agent in its reasonable discretion, with respect to each Concentration Account (other than any Concentration Account maintained with the Agent).
          (b) Each Blocked Account Agreement or such other account control agreement, if applicable, for each Concentration Account shall require, during the continuance of a Cash Control Trigger Event (and delivery of notice thereof from the Agent), the ACH or wire transfer on each Business Day of all ledger or available, as applicable, cash receipts held in the Concentration Account to a concentration account maintained by the Agent (an “Agent Sweep Account”) located in the United States (in respect of Deposit Accounts of the Company and the US Subsidiary Guarantors) or in Canada (in respect of Deposit Accounts of Kodak Canada and the Canadian Subsidiary Guarantors).

          (c) If (i) at any time during the continuance of a Cash Control Trigger Event, any cash or Cash Equivalents owned by a Loan Party are deposited in any account (other than an Excluded Account), or held or invested in any manner (other than (x) in a Concentration Account that is subject to the Blocked Account Agreement, (y) in a Concentration Account that is maintained with the Agent or (z) a Deposit Account which is swept daily to a Concentration Account subject to a Blocked Account Agreement or maintained with the Agent), or (ii) at any time, a Concentration Account shall cease to be subject to a Blocked Account Agreement or maintained with the Agent, the applicable Loan Party shall immediately furnish the Agent with written notice thereof and the Agent may require such Loan Party to close such account and have any such funds transferred to a Concentration Account which is subject to a Blocked Account Agreement or maintained with the Agent.
          (d) A Loan Party may close any Deposit Account or a Concentration Account, maintain existing Deposit Accounts or Concentration Accounts and/or open new Deposit Accounts or Concentration Accounts, subject to the execution and delivery to the Agent of appropriate Blocked Account Agreements with respect to each Concentration Account (except with respect to any Concentration Account maintained with the Agent) consistent with the provisions of this Section 2.18 and otherwise reasonably satisfactory to the Agent. The applicable Loan Party shall furnish the Agent with prior written notice of its intention to open or close a Concentration Account and the Agent shall promptly notify such Loan Party as to whether the Agent shall require a Blocked Account Agreement with the Person with whom such account will be maintained.
          (e) Each Agent Sweep Account shall at all times be under the sole dominion and control of the Agent. Each Loan Party hereby acknowledges and agrees that (i) it has no right of withdrawal from the Agent Sweep Account, (ii) the funds on deposit in an Agent Sweep Account shall at all times continue to be collateral security for all of the Secured Obligations, and (iii) the funds on deposit in an Agent Sweep Account shall be applied as provided in Section 2.18(h) of this Agreement and in the US Security Agreement. In the event that, notwithstanding the provisions of this Section 2.18, during the continuance of a Cash Control Trigger Event, a Loan Party receives or otherwise has dominion and control of any such proceeds or collections, such proceeds and collections shall be held in trust by such Loan Party for the Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall promptly be deposited into a Concentration Account or dealt with in such other fashion as such Loan Party may be instructed by the Agent.
          (f) Any amounts remaining in an Agent Sweep Account (i) at any time when a Cash Control Trigger Event is no longer continuing for purposes of this Agreement or (ii) after application of amounts received in such Agent Sweep Account as set forth in subsection (h) below, shall be remitted to the primary Concentration Account of the Company maintained with the Agent.
          (g) The Agent shall promptly (but in any event within two (2) Business Days) furnish written notice to each Person with whom a Concentration Account is maintained when a Cash Control Trigger Event is no longer continuing for purposes of this Agreement.
          (h) (i) Any amounts received in an Agent Sweep Account in the United States shall be applied to the payment (without a corresponding reduction of Commitments) of all of the Advances made to the Company (whether then due or not) and to the payment of all of the other Obligations under the Loan Documents of the Company and the US Subsidiary Guarantors (other than contingent obligations) (whether then due or not) in accordance with Section 6.04 (with all Advances deemed due for purposes thereof); (ii) any amounts received in an Agent Sweep Account in Canada shall be applied to the payment (without a corresponding reduction of Commitments) of all of the Advances made to Kodak Canada (whether then due or not) and to the payment of all of the other Obligations under the Loan Documents of Kodak Canada and the Canadian Subsidiary Guarantors (other than contingent obligations) (whether then due or not) in accordance with Section 6.04 (with all Advances deemed due for purposes thereof); and (iii) all payments to be made in accordance with this subsection (h) in respect of Eurodollar Rate Advances shall be made on the last day of the applicable Interest Period therefor, and shall be held in the applicable Agent Sweep Account pending such payment.
          (i) The following shall apply to deposits and payments under and pursuant to this Agreement:

     (i) funds shall be deemed to have been deposited to an Agent Sweep Account on the Business Day on which deposited, provided that such deposit is available to the Agent by 2:00 p.m. on that Business Day (except that if the Obligations are being paid in full, by 2:00 p.m. on that Business Day);
     (ii) funds paid to the Agent, other than by deposit to an Agent Sweep Account, shall be deemed to have been received on the Business Day when they are good and collected funds, provided that such payment is available to the Agent by 2:00 p.m. on that Business Day (except that if the Obligations are being paid in full, by 2:00 p.m. on that Business Day); and
     (iii) if a deposit to an Agent Sweep Account or payment is not available to the Agent until after 2:00 p.m. on a Business Day, such deposit or payment shall be deemed to have been made at 9:00 a.m. on the then next Business Day.
          SECTION 2.19. Defaulting Lenders. (a) In the event that, at any time, (i) any Lender shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Advance to a Borrower and (iii) such Borrower shall be required to make any payment hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then such Borrower may, to the fullest extent permitted by applicable law, set off and otherwise apply the Obligation of such Borrower to make such payment to or for the account of such Defaulting Lender against the obligation of such Defaulting Lender to make such Defaulted Advance. In the event that, on any date, a Borrower shall so set off and otherwise apply its obligation to make any such payment against the obligation of such Defaulting Lender to make any such Defaulted Advance on or prior to such date, the amount so set off and otherwise applied by such Borrower shall constitute for all purposes of this Agreement and the other Loan Documents an Advance by such Defaulting Lender made on the date under the Revolving Credit Facility pursuant to which such Defaulted Advance was originally required to have been made pursuant to Section 2.01. Such Advance shall be considered, for all purposes of this Agreement, to comprise part of the Borrowing in connection with which such Defaulted Advance was originally required to have been made pursuant to Section 2.01, even if the other Advances comprising such Borrowing shall be Eurodollar Rate Advances on the date such Advance is deemed to be made pursuant to this subsection (a). A Borrower shall notify the Agent at any time such Borrower exercises its right of set-off pursuant to this subsection (a) and shall set forth in such notice (A) the name of the Defaulting Lender and the Defaulted Advance required to be made by such Defaulting Lender and (B) the amount set off and otherwise applied in respect of such Defaulted Advance pursuant to this subsection (a). Any portion of such payment otherwise required to be made by a Borrower to or for the account of such Defaulting Lender which is paid by such Borrower, after giving effect to the amount set off and otherwise applied by such Borrower pursuant to this subsection (a), shall be applied by the Agent as specified in subsection (b) or (c) of this Section 2.19.
          (b) In the event that, at any time, (i) any Lender shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Amount to the Agent or other applicable Lenders and (iii) a Borrower shall make any payment hereunder or under any other Loan Document to the Agent for the account of such Defaulting Lender, then the Agent may, on its behalf or on behalf of such other Lenders and to the fullest extent permitted by applicable law, apply at such time the amount so paid by such Borrower to or for the account of such Defaulting Lender to the payment of each such Defaulted Amount to the extent required to pay such Defaulted Amount. In the event that the Agent shall so apply any such amount to the payment of any such Defaulted Amount on any date, the amount so applied by the Agent shall constitute for all purposes of this Agreement and the other Loan Documents payment, to such extent, of such Defaulted Amount on such date. Any such amount so applied by the Agent shall be retained by the Agent or distributed by the Agent to such other Lenders, ratably in accordance with the respective portions of such Defaulted Amounts payable at such time to the Agent and such other Lenders and, if the amount of such payment made by a Borrower shall at such time be insufficient to pay all Defaulted Amounts owing at such time to the Agent and the other Lenders, in the following order of priority:
     (i) first, to the Agent for any Defaulted Amount then owing to the Agent in its capacity as Agent; and
     (ii) second, to the Issuing Banks for any Defaulted Amounts then owing to them, in their capacities as such, ratably in accordance with such respective Defaulted Amounts then owing to the Issuing Banks; and

     (iii) third, to any other applicable Lenders for any Defaulted Amounts then owing to such other Lenders, ratably in accordance with such respective Defaulted Amounts then owing to such other Lenders.
Any portion of such amount paid by a Borrower for the account of such Defaulting Lender remaining, after giving effect to the amount applied by the Agent pursuant to this subsection (b), shall be applied by the Agent as specified in subsection (c) of this Section 2.19.
          (c) In the event that, at any time, (i) any Lender shall be a Defaulting Lender, (ii) such Defaulting Lender shall not owe a Defaulted Advance or a Defaulted Amount and (iii) a Borrower, the Agent or any other Lender shall be required to pay or distribute any amount hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then such Borrower or such other Lender shall pay such amount to the Agent to be held by the Agent, to the fullest extent permitted by applicable law, in escrow or the Agent shall, to the fullest extent permitted by applicable law, hold in escrow such amount otherwise held by it. Any funds held by the Agent in escrow under this subsection (c) shall be deposited by the Agent in an account with the Agent, in the name and under the control of the Agent, but subject to the provisions of this subsection (c). The terms applicable to such account, including the rate of interest payable with respect to the credit balance of such account from time to time, shall be the Agent’s standard terms applicable to escrow accounts maintained with it. Any interest credited to such account from time to time shall be held by the Agent in escrow under, and applied by the Agent from time to time in accordance with the provisions of, this subsection (c). The Agent shall, to the fullest extent permitted by applicable law, apply all funds so held in escrow from time to time to the extent necessary to make any Advances required to be made by such Defaulting Lender and to pay any amount payable by such Defaulting Lender hereunder and under the other Loan Documents to the Agent or any other Lender, as and when such Advances or amounts are required to be made or paid and, if the amount so held in escrow shall at any time be insufficient to make and pay all such Advances and amounts required to be made or paid at such time, in the following order of priority:
     (i) first, to the Agent for any amount then due and payable by such Defaulting Lender to the Agent hereunder in its capacity as Agent;
     (ii) second, to the Issuing Banks for any amounts then due and payable to them hereunder, in their capacities as such, by such Defaulting Lender, ratably in accordance with such respective amounts then due and payable to the Issuing Banks;
     (iii) third, to any other Lenders for any amount then due and payable by such Defaulting Lender to such other Lenders hereunder, ratably in accordance with such respective amounts then due and payable to such other Lenders; and
     (iv) fourth, to the Company or Kodak Canada, as applicable for any Advance then required to be made by such Defaulting Lender pursuant to a Commitment of such Defaulting Lender.
In the event that any Lender that is a Defaulting Lender shall, at any time, cease to be a Defaulting Lender, any funds held by the Agent in escrow at such time with respect to such Lender shall be distributed by the Agent to such Lender and applied by such Lender to the Obligations owing to such Lender at such time under this Agreement and the other Loan Documents ratably in accordance with the respective amounts of such Obligations outstanding at such time.
          (d) The rights and remedies against a Defaulting Lender under this Section 2.19 are in addition to other rights and remedies that such Borrowers may have against such Defaulting Lender with respect to any Defaulted Advance and that the Agent or any Lender may have against such Defaulting Lender with respect to any Defaulted Amount.
          (e) Anything contained herein to the contrary notwithstanding, in the event that (i) any Lender shall become a Defaulting Lender and (ii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five Business Days after the Company’s request that it cure such default, the Company or Kodak Canada, as applicable shall have the right (but not the obligation) to repay such Defaulting Lender in an amount equal to the principal of, and all accrued interest on, all outstanding Advances owing to such Lender, together with all other amounts due and payable to such Lender under the Loan Documents, and such Lender’s Commitment hereunder shall be terminated immediately thereafter.
          (f) If any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Sections 2.03, the “Ratable Share” of each non-Defaulting Lender under the applicable Revolving Credit Facility shall be computed without giving effect to the Letter of Credit Commitment of that Defaulting Lender; provided, that: (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit under the applicable Revolving Credit Facility shall not exceed the positive difference, if any, of (1) the applicable Revolving Credit Commitment of that non-Defaulting Lender minus (2) the aggregate Advances of that Lender under such Revolving Credit Facility.
          (g) Each Issuing Bank, may, by notice to the Company and such Defaulting Lender or Potential Defaulting Lender through the Agent, require the applicable Borrower to Cash Collateralize the obligations of such Borrower to such Issuing Bank in respect of such Letter of Credit in amount at least equal to the aggregate amount of the unreallocated obligations (contingent or otherwise) of such Defaulting Lender or such Potential Defaulting Lender in respect thereof, or to make other arrangements satisfactory to the Agent, and to the applicable Issuing Bank, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender or Potential Defaulting Lender.
          (h) If either Borrower Cash Collateralizes any portion of a Defaulting Lender’s or a Potential Defaulting Lender’s exposure with respect to an outstanding Letter of Credit, no Borrower shall be required to pay any fees under Section 2.04(b)(i) to any Defaulting Lender or Potential Defaulting Lender that is a Lender at any time when the Letter of Credit is so Cash Collateralized.
          SECTION 2.20. Replacement of Certain Lenders. In the event a Lender (“Affected Lender”) shall have (i) become a Defaulting Lender under Section 2.19, (ii) requested compensation from the Borrowers under Section 2.14 with respect to Taxes or Other Taxes or with respect to increased costs or capital or under Section 2.11 or other additional costs incurred by such Lender which, in any case, are not being incurred generally by the other Lenders, (iii) has not agreed to any consent, waiver or amendment that requires the agreement of all Lenders or all affected Lenders in accordance with the terms of Section 9.01 and as to which the Required Lenders have agreed, or (iv) delivered a notice pursuant to Section 2.12 claiming that such Lender is unable to extend Eurodollar Rate Advances to the Borrowers for reasons not generally applicable to the other Lenders, then, in any case, the Company or the Agent may make written demand on such Affected Lender (with a copy to the Agent in the case of a demand by the Company and a copy to the Company in the case of a demand by the Agent) for the Affected Lender to assign at par, and such Affected Lender shall use commercially reasonable efforts to assign pursuant to one or more duly executed Assignments and Acceptances five Business Days after the date of such demand, to one or more financial institutions that comply with the provisions of Section 9.08 which the Company or the Agent, as the case may be, shall have engaged for such purpose (“Replacement Lender”), all of such Affected Lender’s rights and obligations under this Agreement and the other Loan Documents (including, without limitation, its Commitment, all Advances owing to it, all of its participation interests in existing Letters of Credit, and its obligation to participate in additional Letters of Credit hereunder) in accordance with Section 9.08. The Agent is authorized to execute one or more of such Assignments and Acceptances as attorney-in-fact for any Affected Lender failing to execute and deliver the same within 5 Business Days after the date of such demand. Further, with respect to such assignment, the Affected Lender shall have concurrently received, in cash, all amounts due and owing to the Affected Lender hereunder or under any other Loan Document; provided that upon such Affected Lender’s replacement, such Affected Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.11, 2.14 and 9.04, as well as to any fees accrued for its account hereunder and not yet paid, and shall continue to be obligated under Section 8.05 with respect to losses, obligations, liabilities, damages, penalties, actions, judgments, costs, expenses or disbursements for matters which occurred prior to the date the Affected Lender is replaced.
          SECTION 2.21. Increase in the Aggregate Commitments. (a) The Borrowers may, at any time, by notice to the Agent, request that either the US Revolving Credit Facility or the Canadian Revolving Credit Facility be increased by an amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof (each a

“Commitment Increase”) to be effective as of a date that is at least 90 days prior to the Termination Date (the “Increase Date”) as specified in the related notice to the Agent; provided, however that (i) in no event shall the aggregate amount of all such Commitment Increases exceed $100,000,000 less the amount of obligations under Secured Agreements in excess of $100,000,000 or shall the aggregate amount of such Commitment Increases under the Canadian Revolving Credit Facility exceed $20,000,000 and (ii) on the date of any request by the Company for a Commitment Increase and on the related Increase Date, the representations and warranties of each Borrower and each Significant Loan Party contained in each Loan Document to which it is a party are correct on and as of such date, as though made on and as of such date, and no event shall have occurred and be is continuing that constitutes a Default.
          (b) The Agent shall promptly notify such Lenders as the Company may identify for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) whether such requested Commitment Increase relates to the US Revolving Credit Facility and/or the Canadian Revolving Credit Facility, (iii) the proposed Increase Date and (iv) the date by which Lenders wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Revolving Credit Commitments under the applicable Revolving Credit Facility (the “Commitment Date”). Each applicable Lender that is willing to participate in such requested Commitment Increase (each an “Increasing Lender”) shall, in its sole discretion, give written notice to the Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Revolving Credit Commitment under the Revolving Credit Facility. If the applicable Lenders notify the Agent that they are willing to so increase their respective Revolving Credit Commitments by an aggregate amount that exceeds the amount of the requested Commitment Increase, the requested Commitment Increase shall be allocated among such Lenders willing to participate therein in such amounts as are agreed between the Company and the Agent.
          (c) Promptly following each Commitment Date, the Agent shall notify the Company as to the amount, if any, by which the Lenders are willing to participate in the requested Commitment Increase. If the aggregate amount by which the Lenders are willing to participate in any requested Commitment Increase on any such Commitment Date is less than the requested Commitment Increase, then the Company may extend offers to one or more Eligible Assignees to participate in any portion of the requested Commitment Increase that has not been committed to by the Lenders as of the applicable Commitment Date; provided, however, that the Revolving Credit Commitment of each such Eligible Assignee shall be in an amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof.
          (d) On each Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Commitment Increase in accordance with Section 2.21(b) (an “Assuming Lender”) shall become a Lender party to this Agreement as of such Increase Date and the Revolving Credit Commitment under the Revolving Credit Facility of each Increasing Lender for such requested Commitment Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.21(b)) as of such Increase Date; provided, however, that the Agent shall have received on or before such Increase Date the following, each dated such date:
     (i) (A) certified copies of resolutions of the Board of Directors of the applicable Borrower or the Executive Committee of such Board approving the Commitment Increase and the corresponding modifications to this Agreement and (B) an opinion of counsel for the applicable Borrower (which may be in-house counsel), in form and substance reasonably satisfactory to the Agent;
     (ii) an assumption agreement from each Assuming Lender, if any, in form and substance satisfactory to the Company and the Agent (each an “Assumption Agreement”), duly executed by such Eligible Assignee, the Agent and the Company; and
     (iii) confirmation from each Increasing Lender of the increase in the amount of its Revolving Credit Commitment under the Revolving Credit Facility in a writing satisfactory to the Company and the Agent.

On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.21(d), the Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the Borrowers, on or before 1:00 P.M. (New York City time), by telecopier, of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date. Each Increasing Lender and each Assuming Lender shall, before 2:00 P.M. (New York City time) on the Increase Date, make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, in the case of such Assuming Lender, an amount equal to such Assuming Lender’s ratable portion of the Borrowings under the applicable Revolving Credit Facility then outstanding (calculated based on its Revolving Credit Commitment as a percentage of the aggregate Revolving Credit Commitments under the applicable Revolving Credit Facility outstanding after giving effect to the relevant Commitment Increase) and, in the case of such Increasing Lender, an amount equal to the excess of (i) such Increasing Lender’s ratable portion of the Borrowings under the applicable Revolving Credit Facility then outstanding (calculated based on its Revolving Credit Commitment as a percentage of the aggregate Revolving Credit Commitments under the applicable Revolving Credit Facility outstanding after giving effect to the relevant Commitment Increase) over (ii) such Increasing Lender’s ratable portion of the Borrowings under the applicable Revolving Credit Facility then outstanding (calculated based on its Revolving Credit Commitment (without giving effect to the relevant Commitment Increase) as a percentage of the aggregate Revolving Credit Commitments under the applicable Revolving Credit Facility (without giving effect to the relevant Commitment Increase). After the Agent’s receipt of such funds from each such Increasing Lender and each such Assuming Lender, the Agent will promptly thereafter cause to be distributed like funds to the other applicable Lenders for the account of their respective Applicable Lending Offices in an amount to each other applicable Lender such that the aggregate amount of the outstanding Advances owing to each applicable Lender after giving effect to such distribution equals such Lender’s ratable portion of the Borrowings under the applicable Revolving Credit Facility then outstanding (calculated based on its Revolving Credit Commitment as a percentage of the aggregate Revolving Credit Commitments under the applicable Revolving Credit Facility outstanding after giving effect to the relevant Commitment Increase).
          (e) In connection with any Commitment Increase, this Agreement and the other Loan Documents may be amended in a writing (which may be executed and delivered by the Borrowers and the Agent) to reflect any technical changes necessary to give effect to such increase in accordance with its terms as set forth herein.
          SECTION 2.22. Failure to Satisfy Conditions Precedent. If any Lender makes available to the Agent funds for any Advance to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the applicable Borrower by the Agent because the conditions to the applicable Advance set forth in Article III are not satisfied or waived in accordance with the terms hereof, the Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
          SECTION 2.23. Obligations of Lenders Several. The obligations of the Lenders hereunder to make Advances, to fund participations in Letters of Credit and to make payments are several and not joint. The failure of any Lender to make any Advance, to fund any such participation or to make any payment on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Advance, to purchase its participation or to make its payment hereunder under.
ARTICLE III
CONDITIONS TO EFFECTIVENESS AND LENDING
          SECTION 3.01. Conditions Precedent to Effectiveness. The Existing Credit Agreement shall be amended and restated in its entirety as set forth herein upon the satisfaction of the following conditions precedent:
     (a) The Agent shall have received executed counterparts to this Agreement from each Borrower, each Guarantor and each Lender.

     (b) The Agent shall have received executed counterparts to the Supplement, Notice and Joinder to Intercreditor Agreement from each party thereto.
     (c) The Agent shall have received the following, each dated as of the Effective Date and in form and substance satisfactory to the Agent:
     (i) Notes to the order of the Lenders to the extent requested by any Lender pursuant to Section 2.16.
     (ii) Certified copies of the resolutions of the Board of Directors, or Executive or Finance Committee of the Board of Directors, of each Loan Party approving each Loan Document to which it is a party, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to each Loan Document to which it is a party.
     (iii) A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.
     (iv) Such certificates of good standing from the applicable secretary of state or similar official of the jurisdiction of organization, formation documents and organizational documents of each Loan Party as the Agent may reasonably require.
     (v) A solvency certificate, determined immediately after giving effect to the transactions contemplated hereby, from the chief financial officer of the Company, in form and substance satisfactory to the Agent.
     (vi) Copies of a recent Lien and judgment search in each jurisdiction reasonably requested by the Agent with respect to the Loan Parties.
     (vii) A certificate from the Responsible Officer of the Company as to the matters set forth in Sections 3.01(e)(ii) and 3.01(i).
     (viii) A favorable opinion of the general counsel of the Loan Parties, in form and substance satisfactory to the Agent and Required Lenders.
     (ix) A favorable opinion of Osler, Hoskin & Harcourt LLP, Canadian counsel to the Loan Parties, in form and substance satisfactory to the Agent and Required Lenders.
     (x) A favorable opinion of Nixon Peabody LLP, US counsel for the Loan Parties, in form and substance satisfactory to the Agent and Required Lenders.
     (xi) An amendment to, or amendment and restatement of, the US Security Agreement, duly executed by the Company and each Person that is a US Subsidiary Guarantor on the Effective Date, together with certificates, if any, representing the Initial Pledged Equity referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Initial Pledged Debt referred to therein, indorsed in blank.
     (xii) An amendment to, or amendment and restatement of, the Canadian Security Agreement, duly executed by Kodak Canada and each Canadian Subsidiary Guarantor listed on Part B of Schedule II hereto, together with certificates, if any, representing the Initial Pledged Equity referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Initial Pledged Debt referred to therein, indorsed in blank.
     (xiii) An amendment to, or amendment and restatement of, each Intellectual Property Security Agreement covering the registered copyrights listed on Schedule IV to the US Security

Agreement, duly executed by the Company and each Person that is a US Subsidiary Guarantor on the Effective Date.
     (d) The Agent and the Co-Collateral Agents shall have received, in form and substance reasonably satisfactory to the Agent and the Co-Collateral Agents, field examinations and asset appraisals in respect of the Collateral (other than in respect of equipment, which may be delivered following the Effective Date, subject to the restrictions on availability set forth herein), it being understood that the report of the field examination conducted, and the inventory appraisal report prepared, on behalf of the agent under the Existing Credit Agreement, each dated in March 2011, each as delivered to the Agent and Co-Collateral Agents prior to the date hereof, are in form and substance reasonably satisfactory to the Agent and the Co-Collateral Agents.
     (e) The Agent and the Co-Collateral Agents shall have received (i) a Borrowing Base Certificate prepared as of the last day of the last month ended at least 20 days prior to Effective Date and (ii) reasonably satisfactory evidence that, on the Effective Date, after giving effect to the effectiveness of this Agreement and to the other transactions contemplated hereby, Excess Availability shall be not less than $100,000,000.
     (f) All documents and instruments required to create and perfect the Agent’s first priority security interest in and Lien on the Collateral in the US and Canada (free and clear of all other Liens other than Permitted Collateral Liens and subject to exceptions permitted by Section 5.02(a)) shall have been executed and delivered and, if applicable, be in proper form for filing; provided that the Loan Parties shall not be required to take any action to perfect the Agent’s Liens in Collateral under the laws of the province of Quebec until such time as the fair market value of the Collateral with respect to which such actions are required exceeds $5,000,000, at which time the Loan Parties shall promptly take such actions to the extent required by Section 5.01(j).
     (g) After giving effect to the effectiveness of this Agreement, the Company and its Subsidiaries shall have outstanding no Debt or preferred stock other than (a) the loans and other extensions of credit under the Revolving Credit Facility and (b) Debt permitted by Section 5.02(d).
     (h) The Company shall have paid all fees of the Agent, the Arrangers and the Lenders accrued and payable on or prior to the Effective Date, and all such expenses of the Agent, including the accrued fees and expenses of counsel to the Agent.
     (i) (i) the representations and warranties of each Borrower and each Significant Loan Party contained in each Loan Document to which it is a party shall be correct on and as of the Effective Date, before and after giving effect to the effectiveness of this Agreement and the transactions contemplated hereby, as though made on and as of such date and (ii) no event shall have occurred and be continuing, or would result from the effectiveness of this Agreement or the transactions contemplated hereby, that would constitute a Default.
     (j) The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act.
     Upon the effectiveness of this Agreement, (a) the terms and condition of the Existing Credit Agreement shall be amended as set forth herein and, as so amended, shall be restated in their entirety and (b) Bank of America will succeed as Agent hereunder in accordance with Section 8.12. This Agreement shall not in any way release or impair the rights, duties, obligations, guarantees or Liens, security interests and hypothecs created pursuant to the Existing Credit Agreement or any other Loan Document (as defined therein) or affect the relative priorities thereof, in each case to the extent in force and effect thereunder as of the effective date of this Agreement, except as specifically modified hereby or by documents, instruments and agreements executed and delivered in connection herewith, and all of such rights, duties, obligations, guarantees, Liens, security interests and hypothecs are assumed, ratified and affirmed by each Borrower and each other Loan Party. The guarantees, Liens, security interests and hypothecs granted in favor of the Agent pursuant to the Collateral Documents to which each of the Loan Parties is a party shall continue without any diminution thereof and shall remain in full force and effect on and after the effectiveness of this Agreement. Without limiting the generality of the foregoing, the Collateral Documents and all of the Collateral described therein do and shall continue to secure the payment of all Obligations of the Loan Parties under the Loan Documents to the extent provided in the Collateral Documents. It is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement or evidence repayment of any such obligations and liabilities and that this Agreement amends and restates in its entirety the Existing Credit Agreement and re-evidences the obligations of the Borrowers and the other Loan Parties outstanding thereunder.
          SECTION 3.02. Conditions Precedent to Each Borrowing and Issuance. The obligation of each Lender to make an Advance (other than an Advance made by any Issuing Bank pursuant to Section 2.03(c) or any Lender pursuant to Section 2.03(c)) on the occasion of each Borrowing and the obligation of each Issuing Bank to issue a Letter of Credit shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing or such Issuance the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Notice of Issuance and the acceptance by the applicable Borrower of the proceeds of such Borrowing or such Issuance shall constitute a representation and warranty by the Company that on the date of such Borrowing or such Issuance such statements are true):
     (a) the representations and warranties of each Borrower and each Significant Loan Party contained in each Loan Document to which it is a party are correct on and as of such date, before and after giving effect to such Borrowing or such Issuance and to the application of the proceeds therefrom, as though made on and as of such date,
     (b) no event has occurred and is continuing, or would result from such Borrowing or such Issuance or from the application of the proceeds therefrom, that constitutes a Default;
     (c) no Borrowing Base Deficiency will exist after giving effect to such Borrowing, issuance or renewal and to the application of the proceeds therefrom; and
     (d) if as a result of such Borrowing or such Issuance, Excess Availability would be below the greater of (i) $40,000,000 and (ii) 12.5% of the sum of the Canadian Revolving Credit Facility plus the US Revolving Credit Facility, the Company shall have demonstrated pro forma compliance with the Fixed Charge Coverage Ratio.
          SECTION 3.03. Additional Conditions to Issuances. In addition to the other conditions precedent herein set forth, if any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, no Issuing Bank will be required to issue any Letter of Credit or to amend any outstanding Letter of Credit to increase the face amount thereof, alter the drawing terms thereunder or extend the expiry date thereof, unless such Issuing Bank is satisfied that any exposure that would result from a Defaulted Advance of such Defaulting Lender or Potential Defaulting Lender is eliminated or fully covered by the Commitments of the Non-Defaulting Lenders or by Cash Collateralization or a combination thereof satisfactory to such Issuing Bank.
          SECTION 3.04. Determinations Under this Agreement. For purposes of determining compliance with the conditions specified in this Agreement, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Company, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto. The Agent shall promptly notify the Lenders of the occurrence of the Effective Date.
          SECTION 3.05. Effective Date. (a) Upon the effectiveness of this Agreement: (i) each US Lender (each, a “U.S. Assignor”) will automatically and without further act be deemed to have assigned to each other U.S. Lender (each, a “U.S. Assignee”), and each such U.S. Assignee will automatically and without further act be deemed to have assumed, a portion of such U.S. Assignor’s participations under this Agreement in outstanding U.S. Letters of Credit such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations under this Agreement in U.S. Letters of Credit held by each U.S. Lender will equal the percentage of the aggregate U.S. Revolving Credit Commitments of all U.S. Lenders represented by such U.S. Lender’s U.S. Revolving Credit Commitment; and (ii) to the extent that any “Lender” (as defined in the Existing Credit Agreement) (an “Existing Lender”) shall not be a Lender upon effectiveness of this Agreement (each such Lender, a “Non-Continuing Lender”), such Non-Continuing Lender shall be replaced by (and the Commitments of such Non-Continuing Lender shall be assigned to and assumed by) one or more Existing Lenders or additional Lenders and each such replacement and assignment and assumption shall be deemed to be effected pursuant to Section 2.20 of the Existing Credit Agreement automatically and without further action by any Person and notwithstanding anything contained in Section 2.20 of the Existing Credit Agreement to the contrary; provided that in no event shall any such assignment or assumption cause any Lender to hold Commitments in excess of its US Revolving Credit Commitment or Canadian Revolving Credit Commitment, as applicable.
          (b) The assignments and assumptions contemplated by Section 3.05(a) shall be effected by book entry in the Register by the Agent in each case in such manner, and with such supporting documentation, as may be determined by the Agent.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
          SECTION 4.01. Representations and Warranties of the Company. The Company represents and warrants as follows:
     (a) Each Loan Party is duly organized, validly existing and, to the extent such concept is applicable, in good standing under the laws of the jurisdiction of its organization.
     (b) The execution, delivery and performance by each Loan Party of each Loan Document to which it is or is to be party, and the consummation of the transactions contemplated hereby and thereby, are within such Loan Party’s corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene such Loan Party’s charter or by-laws, (ii) violate law, rule, regulation (including, without limitation, with respect to the Borrowers, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any material contractual restriction or, to such Loan Party’s knowledge, any other contractual restriction, binding on or affecting such Loan Party or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries.
     (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of any Loan Document to which it is or is to be a party, (ii) other than as set forth in Section 6(m) of the US Security Agreement or Section 6(m) of the Canadian Security Agreement, the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) other than in respect of the Specified Collateral as set forth in Section 6(m) of the US Security Agreement or Section 6(m) of the Canadian Security Agreement, the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (iv) except for any notices that may be required pursuant to any applicable Intercreditor Agreement, the exercise by the Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents.
     (d) This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto. This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto enforceable against such Loan Party in accordance with their respective terms, except as enforceability may be affected by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity, whether enforcement is sought in a proceeding in equity or at law.

     (e) The Consolidated statement of financial position of the Company and its Consolidated Subsidiaries as at December 31, 2010, and the related Consolidated statement of earnings and Consolidated statement of cash flows of the Company and its Consolidated Subsidiaries for the fiscal year then ended, accompanied by an opinion of PricewaterhouseCoopers LLP, independent public accountants, copies of which have been furnished to each Lender, fairly present, the Consolidated financial condition of the Company and its Consolidated Subsidiaries as at such date and the Consolidated statement of earnings and Consolidated statement of cash flows of the Company and its Consolidated Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied. Since December 31, 2010, there has been no Material Adverse Change except as disclosed in filings made with the Securities and Exchange Commission and press releases, in each case prior to the date of this Agreement.
     (f) There is no pending or, to the knowledge of the Company, threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting the Company or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) is reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the consummation of the transactions contemplated hereby.
     (g) No Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.
     (h) No Borrower is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
     (i) The Company and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted except for those the failure to own or license which are not reasonably expected to have a Material Adverse Effect (the “Intellectual Property”). No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Company know of any valid basis for any such claim, except, in either case, for such claims that in the aggregate are not reasonably expected to have a Material Adverse Effect. The use of such Intellectual Property by the Company and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, are not reasonably expected to have a Material Adverse Effect.
     (j) (i) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan that has resulted in or is reasonably expected to result in a material liability of any Loan Party or any ERISA Affiliate.
     (ii) Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan that in the aggregate could reasonably be expected to have a Material Adverse Effect.
     (iii) Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization, insolvent or has been terminated, within the meaning of Title IV of ERISA, or has been determined to be in “endangered” or “critical” status within the meaning of Section 432 of the Code or Section 305 of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization, insolvent or to be terminated, within the meaning of Title IV of ERISA or in endangered or critical status.
     (iv) Except as could not reasonably be expected to have a Material Adverse Effect: (a) the Canadian Pension Plans are duly registered under the Income Tax Act (Canada) and all other applicable laws which require registration; (b) all material obligations of each Canadian Loan Party (including , funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and any funding agreements therefor have been performed in a timely fashion ; and (c) there are no material outstanding disputes involving any Canadian Loan Party or its Affiliates concerning the assets of the Canadian Pension Plans.
     (k) The operations and properties of the Company and each of its Consolidated Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, all past non-compliance with such Environmental Laws and Environmental Permits has been or is reasonably expected to be resolved without ongoing obligations or costs that have had or are reasonably expected to have a Material Adverse Effect, and no circumstances exist that are reasonably likely to (A) form the basis of an Environmental Action against the Company or any of its Subsidiaries or any of their properties that is reasonably expected to have a Material Adverse Effect or (B) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that is reasonably expected to have a Material Adverse Effect.
     (l) The Company and each of its Subsidiaries has good and marketable fee simple title to or valid leasehold interests in all of the real property owned or leased by the Company or such Subsidiary and good title to all of their personal property, except where the failure to hold such title or leasehold interests, individually or in the aggregate is not reasonably expected to have a Material Adverse Effect. The Company and its Subsidiaries enjoy peaceful and undisturbed possession under all of their respective leases except where the failure to enjoy such peaceful and undisturbed possession, individually or in the aggregate, is not reasonably expected to have a Material Adverse Effect.
     (m) All factual information, taken as a whole, furnished by or on behalf of the Company and its Subsidiaries, taken as a whole, in writing to the Agent, the Co-Collateral Agents, the Arrangers or any Lender on or prior to the Effective Date, for purposes of this Agreement and all other such factual information taken as a whole, furnished by the Company on behalf of itself and its Subsidiaries, taken as a whole, in writing to the Agent, the Co-Collateral Agents, the Arrangers or any Lender pursuant to the terms of this Agreement will be, true and accurate in all material respects on the date as of which such information is dated or furnished and not incomplete by knowingly omitting to state any material fact necessary to make such information, taken as a whole, not misleading at such time, provided, however, that with respect to any projected financial information or forward-looking statements, the Company represents only that such information was prepared in good faith based upon assumptions, and subject to such qualifications, believed to be reasonable at the time.
     (n) All filings and other actions necessary or desirable to perfect and protect the security interest in the Collateral (other than in respect of the Specified Collateral as set forth in Section 6(m) of the US Security Agreement and Section 6(m) of the Canadian Security Agreement) created under the Collateral Documents have been duly made or taken and are in full force and effect, and the Collateral Documents create in favor of the Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected first priority security interest in the Collateral (other than the Specified Collateral), securing the payment of the Secured Obligations (as defined in each Security Agreement), and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken. The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the liens and security interests created or permitted under the Loan Documents.
     (o) Each Borrower is, individually and together with its Subsidiaries, Solvent.
     (p) (i) Set forth on Part A of Schedule II hereto is a complete and accurate list of all direct and indirect Subsidiaries of the Company that are organized under the laws of a state of the United States of America, (ii) set forth on Part B of Schedule II hereto is a complete and accurate list of all direct and indirect Subsidiaries of Kodak Canada that are organized under the laws of Canada or a province or territory thereof and (iii) set forth on Part C of Schedule II hereto is a complete and accurate list of all Material Subsidiaries of each Borrower, showing, in each case, as of the Effective Date (as to each such Subsidiary) the jurisdiction of its formation, the number of shares, membership interests or partnership interests (as applicable) of each class of its equity interests authorized, and the number outstanding, on the

Effective Date and the percentage of each such class of its Equity Interests owned (directly or indirectly) by the applicable Loan Party and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the Effective Date. All of the outstanding equity interests in each Loan Party’s Subsidiaries have been validly issued, are fully paid and non-assessable and, except as otherwise provided herein, are owned by such Loan Party or one or more of its Subsidiaries, other than director’s qualifying shares or similar minority interests required under the laws of the Subsidiary’s formation, free and clear of all Liens, except those created under the Collateral Documents or permitted pursuant to Section 5.02(a)(ix).
     (q) Schedule III sets forth all Deposit Accounts other than Excluded Accounts maintained by the Loan Parties in the United States or Canada, including, with respect to each depository (i) the name and address of such depository, (ii) the account number(s) maintained with such depository and (iii) a contact person at such depository.
ARTICLE V
COVENANTS OF THE COMPANY
          SECTION 5.01. Affirmative Covenants. So long as any Advance or any other payment obligation of any Loan Party of which the Company has knowledge under any Loan Document shall remain unpaid, any Letter of Credit is outstanding or any Lender shall have any Commitment hereunder, the Company will:
     (a) Compliance with Laws. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA, Environmental Laws and the PATRIOT Act, except where such non-compliance is not reasonably expected to have a Material Adverse Effect.
     (b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Company nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.
     (c) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Subsidiary operates; provided, however, that the Company and its Subsidiaries may self-insure to the extent consistent with prudent business practice.
     (d) Preservation of Corporate Existence. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Company and its Subsidiaries may consummate any amalgamation, merger or consolidation permitted under Section 5.02(b) and provided further that neither the Company nor any of its Subsidiaries shall be required to preserve any right or franchise if the Company determines that the preservation thereof is no longer desirable in the conduct of the business of the Company or such Subsidiary, as the case may be, and that the loss thereof is not reasonably expected to have a Material Adverse Effect.
     (e) Visitation Rights. (i) At any reasonable time, on reasonable notice and from time to time, permit the Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Company and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Company and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants, provided that all such information is subject to the provisions of Section 9.09. At any time prior to the occurrence of a continuing Event of Default, the right of the Agent and any of the Lenders to visit the property of the Company and any of its Subsidiaries shall be subject to reasonable rules and restrictions of the Company for such access, and such visit shall not unreasonably interfere with the ongoing conduct of the business of the Company and its Subsidiaries at such properties.
     (ii) At any reasonable time and from time to time (except as may be limited by subsections (iii) and (iv) below) during regular business hours, upon reasonable notice, permit the Agent or any of the Lenders or any agents or representatives thereof (including any consultants, accountants, lawyers and appraisers retained by the Agent) to visit the properties of the Company and its Subsidiaries to conduct evaluations, appraisals, environmental assessments and ongoing maintenance and monitoring in connection with the Company’s computation of the Borrowing Base and the assets included in the Borrowing Base and such other assets and properties of the Company or its Subsidiaries as the Agent or Co-Collateral Agents may require, and to monitor the Collateral and all related systems.
     (iii) Permit the Co-Collateral Agents to conduct, at the sole cost and expense of the Company: (a) field examinations and inventory appraisals of Collateral, provided that such examinations and appraisals may be conducted (i) so long as Excess Availability is at least 15% of the sum of the Canadian Revolving Credit Facility plus the US Revolving Credit Facility, not more than twice per twelve month period, and (ii) if Excess Availability is less than 15% of the sum of the Canadian Revolving Credit Facility plus the US Revolving Credit Facility for a period of three (3) consecutive days, not more than three (3) times per twelve-month period and (b) machinery and equipment appraisals of Collateral, provided that such appraisals may be conducted (i) so long as Excess Availability is at least 15% of the sum of the Canadian Revolving Credit Facility plus the US Revolving Credit Facility, not more than once per twelve month period, and (ii) if Excess Availability is less than 15% of the sum of the Canadian Revolving Credit Facility plus the US Revolving Credit Facility for a period of three (3) consecutive days, not more than twice per twelve-month period. Notwithstanding the foregoing, following the occurrence and during the continuation of an Event of Default such field examinations and appraisals may be conducted at the Company’s expense as many times as the Co-Collateral Agents shall consider reasonably necessary.
     (f) Keeping of Books. Keep and maintain proper books of record and account on a Consolidated basis for Company and its Subsidiaries in conformity with generally accepted accounting principles in effect from time to time.
     (g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve in all material respects, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to so maintain or preserve is not reasonably expected to have a Material Adverse Effect.
     (h) Reporting Requirements. Furnish to the Lenders:
     (i) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, the Consolidated statement of financial position of the Company and its Consolidated Subsidiaries as of the end of such quarter and Consolidated statements of earnings and cash flows of the Company and its Consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified by the chief financial officer of the Company as having been prepared in accordance with generally accepted accounting principles subject to normal year-end audit adjustments and other items, such as footnotes, omitted in interim statements, and certificates of a Responsible Officer of the Company as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03 (regardless of whether such covenant is then in effect), provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Company shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP as applied in the preparation of the financial statements delivered pursuant to Section 4.01(e);

     (ii) as soon as available and in any event within 90 days after the end of each fiscal year of the Company, a copy of the annual audit report for such year for the Company and its Consolidated Subsidiaries, containing the Consolidated statement of financial position of the Company and its Consolidated Subsidiaries as of the end of such fiscal year and Consolidated statements of earnings and cash flows of the Company and its Consolidated Subsidiaries for such fiscal year, in each case accompanied by an opinion acceptable to the Required Lenders by registered independent public accountants reasonably acceptable to the Required Lenders and certificates of a Responsible Officer of the Company as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03 (regardless of whether such covenant is then in effect), provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Company shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP as applied in the preparation of the financial statements delivered pursuant to Section 4.01(e);
     (iii) as soon as possible and in any event within five days after the Company has knowledge of the occurrence of each Default continuing on the date of such statement, a statement of a Responsible Officer of the Company setting forth details of such Default and the action that the Company has taken and/or proposes to take with respect thereto;
     (iv) promptly after the sending or filing thereof, copies of all reports that the Company sends to any of its securityholders, and copies of all reports and registration statements that the Company or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;
     (v) notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Company or any of its Subsidiaries of the type which would have been required to be disclosed under Section 4.01(f), promptly after the later of the commencement thereof or knowledge that such actions or proceedings are reasonably likely to be of a type which would have been required to be disclosed under Section 4.01(f);
     (vi) as soon as available and in any event no later than 45 days after the end of each fiscal quarter, amended or supplemented Schedules setting forth such information as would be required to make the representations set forth in Section 6(a), (c), (d), (h), (i), (l) and (p)(iii) of the US Security Agreement and Section 6(a), (c), (d), (h), (i), (l) and (p)(iii) of the Canadian Security Agreement true and correct as if the Schedules referenced therein were delivered on such date;
     (vii) such other information respecting the Company or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request;
     (viii) As soon as available, and in any event no later than 60 days after the end of each fiscal year of the Company, a reasonably detailed consolidated budget for the fiscal year immediately following such fiscal year on a quarterly basis, and on an annual basis for each year thereafter through the Termination Date (including a projected Consolidated balance sheet of the Company and its Subsidiaries as of the end of the following fiscal year), the related projected Consolidated statements of cash flow and income for such fiscal year and the projected Excess Availability (detailing the respective Borrowing Bases and the amount of aggregate Advances) expected as of the end of each month during such fiscal year (collectively, the “Projections”), which Projections shall be accompanied by a certificate of a Responsible Officer of the Company stating that such Projections are based on then reasonable estimates and then available information and assumptions; it being understood that the Projections are made on the basis of the Company’s then current good faith views and assumptions believed to be reasonable when made with respect to future events, and assumptions that the Company believes to be reasonable as of the date thereof and further being understood that projections, including the Projections, are subject to significant uncertainties and contingencies, many of which are beyond the Company’s control, inherently unreliable and that actual performance may differ materially from the Projections and no assurance is given by the delivery of such Projections or otherwise that the Projections will be realized.
     (ix) A Borrowing Base Certificate substantially in the form of Exhibit G as of the date required to be delivered or so requested, in each case with supporting documentation (including, without limitation, the documentation described in Schedule 1 to Exhibit G) shall be furnished to the Agent: (A) on or before the 15th day following the end of each fiscal month other than the last fiscal month of each fiscal quarter, and on or before the 21st day of the last fiscal month in each fiscal quarter, which monthly Borrowing Base Certificate shall reflect the Collateral contained in the Borrowing Base updated as of the end of each such month; (B) in addition to such monthly Borrowing Base Certificates, upon the occurrence and continuance of an Event of Default or if Excess Availability is less than 15% of the sum of the Canadian Revolving Credit Facility plus the US Revolving Credit Facility, on or before the third Business Day following the end of each week, which weekly Borrowing Base Certificate shall reflect the Collateral included in the Borrowing Base updated as of the immediately preceding Thursday; provided that if Excess Availability is equal to or greater than 15% of the sum of the Canadian Revolving Credit Facility plus the US Revolving Credit Facility for thirty (30) consecutive days, such Borrowing Base Certificate shall be delivered pursuant to clause (A) herein; and (C) if requested by the Agent at any other time when the Agent reasonably believes that the then existing Borrowing Base Certificate is materially inaccurate, as soon as reasonably available after such request; in each case with supporting documentation as the Agent, the Lenders or the Co-Collateral Agents may reasonably request (including without limitation, the documentation described on Schedule 1 to Exhibit G).
     (x) (A) Promptly and in any event within 20 days after any Loan Party or any ERISA Affiliate knows or has reason to know that any ERISA Event or Termination Event has occurred, a statement of a Responsible Officer of such Loan Party describing such ERISA Event or Termination Event and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto and (B) on the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA or to the Ontario Superintendent of Pensions with respect to a Termination Event affecting any Canadian Pension Plan, a copy of such records, documents and information.
     (xi) Promptly and in any event within two business days after receipt thereof by any Loan Party or any ERISA Affiliate, copies of each notice from the PBGC or other governmental or regulatory authority stating its intention to terminate any Plan or any Canadian Pension Plan or to have a trustee appointed to administer any Plan or any Canadian Pension Plan.
     (xii) Promptly and in any event within five business days after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by such Loan Party or any ERISA Affiliate in connection with any event described in clause (A) or (B).
Documents required to be delivered pursuant to Section 5.01(h)(i), (ii) and (iv) (to the extent any such documents are included in materials otherwise filed with the Securities Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 9.02; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that: (A) upon written request of the Agent, the Company shall deliver paper copies of such documents to the Agent until a written request to cease delivering paper copies is given by the Agent and (B) the Company shall notify the Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Agent and maintaining its copies of such documents.
Each Borrower hereby acknowledges that (a) the Agent, the Arrangers and the Co-Collateral Agents will make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Company or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Agent, the Arrangers, the Co-Collateral Agents, the Issuing Banks and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Company or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Borrower Information, they shall be treated as set forth in Section 9.09); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Agent, the Arrangers and the Co-Collateral Agents shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrowers shall be under no obligation to mark any Borrower Materials “PUBLIC”.
     (i) Covenant to Guarantee Obligations and Give Security. Upon (x) the request of the Agent following the occurrence and during the continuance of a Default, (y) the formation or acquisition of (1) any Material Subsidiaries owned directly by a Borrower, (2) any Subsidiaries organized under the laws of any state of the United States of America owned directly or indirectly by the Company or (3) any Subsidiaries organized under the laws of Canada or any province or territory thereof owned directly or indirectly by Kodak Canada or (z) the acquisition of any property by any Loan Party, and such property, in the judgment of the Agent (as to which judgment the Agent has given notice to the Company), shall not already be subject (other than in respect of the Specified Collateral) to a perfected first priority security interest in favor of the Agent for the benefit of the Secured Parties, then in each case at the Company’s expense:
     (i) in connection with the formation or acquisition of a Subsidiary organized under the laws of a state of the United States of America or Canada (or province or territory thereof) owned directly or indirectly by the Company or Kodak Canada that (A) is not a CFC (unless such Subsidiary is owned directly or indirectly by Kodak Canada), (B) is not a “Restricted Subsidiary” (as defined in the Indenture) or (C) is not a Person having total assets of less than $10,000,000, (and, so long as it is not such a Person) within 30 days after such formation or acquisition, cause each such Subsidiary, duly execute and deliver to the Agent a guaranty supplement, in the form of Exhibit F hereto, guaranteeing the applicable Guaranteed Obligations,
     (ii) within 45 days after (A) such request or acquisition of property other than any “Principal Property” (as defined in the Indenture) by any Loan Party, duly execute and deliver, and cause each Loan Party to duly execute and deliver, to the Agent such additional pledges, assignments, security agreement supplements, intellectual property security agreement supplements and other security agreements as specified by, and in form and substance reasonably satisfactory to, the Agent, securing payment of all the obligations of such Loan Party under the Loan Documents and constituting Liens on all such properties and (B) such formation or acquisition of any Material Subsidiary, duly execute and deliver and cause each Loan Party acquiring equity interests in such Subsidiary to duly execute and deliver to the Agent pledges, assignments and security agreement supplements related to such equity interests as specified by, and in form and substance satisfactory to, the Agent, securing payment of all of the obligations of such Loan Party under the Loan Documents; provided that (A) the stock of any Restricted Subsidiary shall not be required to be pledged, (B) the stock of any Subsidiary held by a CFC shall not be required to be pledged unless such Subsidiary is owned directly by Kodak Canada and (C) if such new property is equity interests in a CFC (unless such Subsidiary is owned directly by Kodak Canada), no more than 65% of the voting equity interests in such CFC shall be pledged in favor of the Secured Parties,
     (iii) within 60 days after such request, formation or acquisition, take, and cause each Loan Party to take, whatever action (including, without limitation, the filing of UCC and/or PSSA financing statements (or similar registrations or filings), the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the reasonable opinion of the Agent to vest in the Agent (or in any representative of the Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements delivered pursuant to this Section 5.01(i), enforceable against all third parties in accordance with their terms (other than in respect of the Specified Collateral as set forth in Section 6(m) of the US Security Agreement and Section 6(m) of the Canadian Security Agreement),
     (iv) within 60 days after such request, formation or acquisition, deliver to the Agent, upon the request of the Agent in its sole discretion, a signed copy of one or more favorable opinions, addressed to the Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Agent as to (1) such guaranties, guaranty supplements, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements described in clauses (i), (ii) and (iii) above being legal, valid and binding obligations of each Loan Party party thereto enforceable in accordance with their terms and as to the matters contained in clause (iii) above, subject to customary exceptions, (2) such recordings, filings, notices, endorsements and other actions being sufficient to create valid perfected Liens on such assets, and (3) such other matters as the Agent may reasonably request, consistent with the opinions delivered on the Effective Date (to the extent applicable).
     (v) at any time and from time to time, promptly execute and deliver, and cause each Loan Party and each Material Subsidiary to execute and deliver, any and all further instruments and documents and take, and cause such Subsidiary to take, all such other action as the Agent may deem reasonably necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements to the extent required by this Section 5.01(i) and the applicable Collateral Documents.
     Notwithstanding the foregoing, the Borrowers shall have no obligation to provide in favor of the Secured Parties perfected security interests in any real property held by the Borrowers or their Subsidiaries.
     (j) Further Assurances. (i) Promptly upon the reasonable request by the Agent, or any Lender through the Agent, correct, and cause each of the other Loan Parties promptly to correct, any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and
     (ii) Promptly upon the reasonable request by the Agent, or any Lender through the Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, pledge agreements, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as the Agent, or any Lender through the Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable law and the terms of this Agreement and the Collateral Documents, subject any Loan Party’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries formed or acquired after the Effective Date is or is to be a party, and cause each of its Subsidiaries to do so.
     (k) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Company or such Subsidiary than it would obtain in a comparable arm’s-length transaction (determined in the reasonable judgment of the Company) with a Person not an Affiliate, other than (i) intercompany transactions among the Company and its wholly-owned Subsidiaries, (ii) fees and other benefits to non-officer directors of the Company and its Subsidiaries and (iii) employment, severance and other similar arrangements and employee benefits with officers and employees of the Company and its Subsidiaries.
     (l) Maintenance of Cash Management System. (i) In accordance with Section 2.18 of this Agreement, establish and maintain a cash management system on terms reasonably acceptable to the Agent and (ii) continue to maintain one or more Concentration Accounts to be used by each Borrower as its principal concentration account for day-to-day operations conducted by such Borrower.
     (m) Foreign Security Interests. Within 90 days following the Effective Date (or such longer time as may be reasonably agreed by the Agent, the Borrowers shall have executed and delivered to the Agent all documents and instruments required to create and perfect the Agent’s first priority security interest in the Collateral in jurisdictions outside the U.S. and Canada (free and clear of all other liens, subject to exceptions permitted hereunder) (including amendments and other modifications of the collateral documentation in respect of the Existing Credit Agreement or the execution and delivery of new Collateral Documents to the extent reasonably required by the Agent).
     (n) Administration of Accounts and Inventory. (i) Each Loan Party shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to the Agent sales, collection, reconciliation and other reports in form reasonably satisfactory to the Agent, on such periodic basis as the Agent may reasonably request. The Company shall also provide to the Agent, upon the Agent’s request, a detailed aged trial balance of all Accounts as of the end of the preceding month, specifying each Account’s Account Debtor name and address, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as the Agent may reasonably request. If Accounts in an aggregate face amount of $10,000,000 or more cease to be Eligible Receivables, the Company shall notify the Agent of such occurrence promptly (and in any event within three Business Days) after any Loan Party has knowledge thereof).
     (ii) If an Account of any Loan Party includes a charge for any Taxes, the Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Loan Party if such Loan Party does not do so and to charge the Borrowers therefor; provided, however, that neither the Agent nor the Lenders shall be liable for any Taxes that may be due from the Loan Parties or with respect to any Collateral.

     (iii) Whether or not a Default or a Cash Control Trigger Event exists, the Agent shall have the right at any time, in the name of the Agent, any designee of the Agent or any Loan Party, to verify the validity, amount or any other matter relating to any Accounts of the Loan Party by mail, telephone or otherwise. The Loan Parties shall cooperate fully with the Agent in an effort to facilitate and promptly conclude any such verification process.
     (iv) Each Loan Party shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions, and shall submit to the Agent inventory and reconciliation reports in form reasonably satisfactory to the Agent, on such periodic basis as the Agent may request. Each Loan Party shall conduct a physical inventory at least once per calendar year (and on a more frequent basis if requested by the Agent when a Default exists) or periodic cycle counts consistent with historical practices, and shall provide to the Agent a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as the Agent may reasonably request. Upon request by the Agent, the Agent may participate in and observe any such physical count.
     (v) No Loan Party shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (A) such return is in the ordinary course of business; (B) no Default, exists or would result therefrom; and (C) the Agent is promptly notified if the aggregate value of all Inventory returned in any month exceeds $10,000,000.
     (vi) The Loan Parties shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all applicable law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.
     (vii) The Loan Parties shall actively assist the Co-Collateral Agents to conduct and prepare, as soon as practicable, an equipment appraisal in form and substance (as to methodology and scope) substantially similar to the 2009 equipment appraisal prepared in connection with the Existing Credit Agreement.
          SECTION 5.02. Negative Covenants. So long as any Advance or any other payment obligation of any Loan Party of which the Company has knowledge under any Loan Document shall remain unpaid, any Letter of Credit is outstanding or any Lender shall have any Commitment hereunder, the Company will not:
     (a) Liens. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than the following, provided that any Lien permitted by any clause below shall be permitted under this Section 5.02(a), notwithstanding that such Lien would not be permitted by any other clause:
     (i) Permitted Liens,
     (ii) Liens created under the Loan Documents,
     (iii) Liens upon or in any real property or equipment acquired or held by the Company or any Subsidiary in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition or improvement of such property or equipment (including any Liens placed on such property or equipment within 180 days after the acquisition of such property or equipment), or Liens existing on such property or equipment at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any properties of any character other than the real property or equipment being acquired, and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced, provided further that the aggregate principal amount of the Debt secured by the Liens referred to in this clause (iii) and clause (vi) below shall not exceed $200,000,000 at any time outstanding,
     (iv) the Liens existing on the Effective Date and described on Schedule 5.02(a) hereto,
     (v) Liens on property of a Person existing at the time such Person is acquired by, amalgamated, merged into or consolidated with the Company or any Subsidiary of the Company or becomes a Subsidiary of the Company; provided that such Liens were not created in contemplation of such amalgamation, merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged or amalgamated into or consolidated with the Company or such Subsidiary or acquired by the Company or such Subsidiary,
     (vi) Liens arising under leases that have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases; provided that the aggregate principal amount of the Debt secured by the Liens referred to in this clause (vi) and clause (iii) above shall not exceed $200,000,000 at any time outstanding,
     (vii) Liens on assets of Subsidiaries organized under the laws of any jurisdiction outside of the United States or Canada (A) which secure Debt permitted under Section 5.02(d)(viii) or (B) which are incurred to permit such Subsidiaries to preserve their rights in any judicial, quasi-judicial, governmental agency or similar proceeding and which in the case of this clause (B) do not constitute an Event of Default under Section 6.01(f),
     (viii) the replacement, extension or renewal of any Lien permitted by clause (iii) or (iv) above, or clause (x) below, in connection with a Permitted Refinancing of the Debt secured thereby, in each case upon or in the same property theretofore subject thereto,
     (ix) Liens securing Debt permitted under Section 5.02(d)(xv) on a second priority basis to the Liens securing the Obligations, subject to the terms of the Intercreditor Agreement,
     (x) Liens upon real property of the Company and its Subsidiaries and related assets customary for non-recourse mortgage financings (provided that in no event shall any such Lien extend to or cover any Collateral included in the Borrowing Base) securing Debt incurred solely through the financing of such real property,
     (xi) Liens in respect of judgments that do not constitute an Event of Default under Section 6.01(f), and
     (xii) Liens on assets of the Company and its Subsidiaries not constituting Collateral which secure Debt permitted under Section 5.02(d)(xviii).
     (b) Mergers. Merge, amalgamate or consolidate with or into any Person, or permit any of its Material Subsidiaries (provided that, solely for purposes of this Section 5.02(b), “Material Subsidiaries” shall be deemed to include any Loan Party that would be a Material Subsidiary if it were directly owned by a Borrower) to do so, provided that, notwithstanding the foregoing (i) any Material Subsidiary of the Company may merge, amalgamate or consolidate with or into the Company or any other Subsidiary of the Company (provided that if any such Person is a Loan Party, the surviving or continuing entity shall be a Loan Party), (ii) any Subsidiary of the Company that is a Loan Party may merge, amalgamate or consolidate with or into the Company or any other Loan Party, (iii) any Subsidiary of the Company that is not a Loan Party may merge, amalgamate or consolidate with or into the Company or any other Subsidiary of the Company, (iv) any Material Subsidiary may merge, amalgamate or consolidate with any other Person so long as such Material Subsidiary is the surviving or continuing corporation (provided that if any such Person is a Loan Party, the surviving or continuing entity shall be a Loan Party), (v) the Company may merge, amalgamate or consolidate with any other Person so long as the Company is the surviving corporation, and (vi) any Subsidiary may merge, amalgamate or consolidate with any other Person the purpose of which is to effect a disposition permitted pursuant to Section 5.02(e)(v); provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.
     (c) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles.
     (d) Debt. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Debt other than the following, provided that any Debt permitted by any clause below shall be permitted under this Section 5.02(d), notwithstanding that such Debt would not be permitted by any other clause:
     (i) Debt owed to the Company or to a Consolidated Subsidiary of the Company,
     (ii) Debt existing on the Effective Date and described on Schedule 5.02(d) hereto (the “Existing Debt”), and any Permitted Refinancing thereof,
     (iii) Debt secured by Liens of the type described in and to the extent permitted by Section 5.02(a)(iii) and (vi) in an aggregate amount not to exceed $200,000,000 at any time outstanding,
     (iv) Debt of a Person existing at the time such Person is amalgamated, merged into or consolidated with the Company or any Subsidiary of the Company or becomes a Subsidiary of the Company; provided that such Debt was not created in contemplation of such amalgamation, merger, consolidation or acquisition,
     (v) Debt arising under the Loan Documents,
     (vi) Debt incurred by Emerging Market Subsidiaries in an amount not to exceed $200,000,000 at any time outstanding,
     (vii) Debt incurred by Kodak International Finance Limited, a company organized and existing under the laws of England, (x) in connection with short term working capital needs in an aggregate amount not to exceed $100,000,000 at any time outstanding and (y) consisting of Hedge Agreement Obligations entered into in the ordinary course of business to protect the Company and its Subsidiaries against fluctuations in commodities, interest or exchanges rates,
     (viii) Debt incurred by Subsidiaries organized under the laws of any jurisdiction outside of the United States or Canada in an aggregate amount not to exceed $100,000,000 at any time outstanding,
     (ix) unsecured Debt not to exceed $300,000,000 at any time outstanding,
     (x) endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business,
     (xi) Debt which exists or may exist under the Secured Agreements in existence from time to time,
     (xii) Debt that is subordinated to the obligations of the Company under the Loan Documents on terms that are reasonably satisfactory to the Agent and the Required Lenders and any Permitted Refinancing thereof, provided that (i) the aggregate principal amount of such Debt shall not exceed $100,000,000 at any time outstanding, (ii) after giving effect thereto, the Company shall be in pro forma compliance with a Fixed Charge Coverage Ratio of 1.1:1.0 and (iii) Excess Availability shall equal or exceed $100,000,000 on a pro forma basis after giving effect to the issuance of such Debt,

     (xiii) unsecured Debt consisting of guarantees of amounts owing by customers of the Company under equipment and vendor financing programs in an aggregate amount not to exceed $75,000,000 at any time outstanding,
     (xiv) unsecured Debt in connection with surety bonds, guarantees and letters of credit for customs and excise taxes, value added taxes, insurance and environmental liabilities, rental expenses, tenders and bids and other obligations of the like incurred in the ordinary course of business in an aggregate principal amount not to exceed $25,000,000 at any time outstanding,
     (xv) Permitted Second Lien Debt in an aggregate amount not to exceed $1,000,000,000 at any time outstanding and any Permitted Refinancing thereof,
     (xvi) Debt secured by Liens permitted under Section 5.02(a)(x), provided that such Debt shall be non-recourse to the Company and its Subsidiaries,
     (xvii) Guarantees (i) of any Loan Party in respect of Debt of either Borrower or any other Loan Party otherwise permitted hereunder and (ii) of any Subsidiary that is not a Loan Party in respect of Debt of any other Subsidiary that is not a Loan Party otherwise permitted hereunder; and
     (xviii) additional Debt not to exceed $25,000,000 at any time outstanding.
     (e) Sales and Other Transactions. Sell, convey, transfer, lease or otherwise dispose of, or permit any of its Subsidiaries to sell, convey, transfer, lease or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire, or permit any of its Subsidiaries to grant any option or other right to purchase, lease or otherwise acquire, any assets, other than the following, provided that such action permitted by any clause below shall be permitted under this Section 5.02(e), notwithstanding that such action would not be permitted by any other clause:
     (i) sales of Inventory in the ordinary course of its business and the granting of any option or other right to purchase, lease or otherwise acquire the Inventory in the ordinary course of its business,
     (ii) in a transaction authorized by Section 5.02(b),
     (iii) sales of obsolete or worn-out property or property no longer used or useful,
     (iv) sales, transfers or other dispositions of assets among the Company and the US Subsidiary Guarantors or among Kodak Canada and the Canadian Subsidiary Guarantors, and
     (v) other sales, transfers or other dispositions of assets, provided, that, (x) if such assets (other than machinery or equipment) constitute Collateral that is included in the Borrowing Base, the Company shall provide a Borrowing Base Certificate to the Agent reflecting the revised Borrowing Base giving effect to such sale, conveyance, transfer, lease or other disposition, (y) if any such property or assets are comprised of machinery and equipment, to the extent that the net book value of such machinery and equipment in any year exceeds $5,000,000 in the aggregate and constitutes Collateral, then the Company shall deliver to the Agent a pro forma Borrowing Base Certificate giving effect to any such dispositions and (z) if the Net Cash Proceeds of any sale, lease or other disposition of assets in accordance with this Section 5.02(e)(v)(y) shall exceed $25,000,000, the Company shall provide a certificate to the Agent indicating whether such assets constitute Collateral that is included in the Borrowing Base.
     (f) Payment Restrictions Affecting Subsidiaries. Directly or indirectly, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of its equity interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or make investments in, the Company or any Subsidiary of the Company (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (i) as provided in this Agreement, (ii) any agreement or instrument evidencing Debt existing on the Effective Date (as amended, modified, supplemented or replaced, or subject to a Permitted Refinancing, in each case to the extent such restrictions are not expanded in scope), (iii) any agreement in effect at the time a Person first became a Subsidiary of the Company, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Company; (iv) any agreement evidencing debt permitted by Section 5.02(a)(iii) that imposes restrictions on the property acquired; (v) by reason of customary provisions restricting assignments, licenses, subletting or other transfers contained in leases, licenses, joint venture agreements, purchase and sale or merger agreements and other similar agreements entered into in the ordinary course of business so long as such restrictions do not extend to assets other than those that are the subject of such lease, license or other agreement; or (vi) in securitization transactions to the extent set forth in the documents evidencing such transactions so long as such restrictions do not extend to assets other than those that are the subject of such securitization transactions.
     (g) Change in Nature of Business. Make, or permit any of its Material Subsidiaries to make, any material change in the nature of the business as carried on or as contemplated to be carried on by the Company and its Subsidiaries taken as a whole at the Effective Date.
     (h) Dividends and Other Payments. Declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of capital stock of the Company, or purchase, redeem or otherwise acquire for value (or permit any of its Subsidiaries to do so) any shares of any class of capital stock of the Company or any warrants, rights or options to acquire any such shares, now or hereafter outstanding, except that the Company may (i) declare and make any dividend payment or other distribution payable in common stock of the Company, (ii) purchase, redeem or otherwise acquire shares of its common stock or warrants, rights or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock, (iii) declare or pay cash dividends to its stockholders and purchase, redeem or otherwise acquire shares of its capital stock or warrants, rights or options to acquire any such shares for cash so long as: (A) on a pro forma basis after giving effect to any such transaction, the Fixed Charge Coverage Ratio shall be not less than 1.1:1.0, (B) on a pro forma basis after giving effect to any such transaction and for the 30-day period immediately preceding such transaction, Excess Availability shall be not less than 20% of the Revolving Credit Facility and (C) no Default shall have occurred and be continuing or would result therefrom. For the avoidance of doubt, the Company shall be permitted to issues shares of its common stock in connection with any conversion of its convertible Debt, upon the exercise of options or warrants or otherwise.
     (i) Investments in Other Persons. Make, or permit any of its Subsidiaries to make, any Investment in any Person, except the following (provided that any Investment permitted by any clause below shall be permitted under this Section 5.02(i), notwithstanding that such Investment would not be permitted by any other clause):
     (i) (A) Investments by the Company and its Subsidiaries in their Subsidiaries outstanding on the Amendment Effective Date, (B) additional Investments by the Company and its Subsidiaries in the Company or the US Subsidiary Guarantors, (C) additional Investments by Kodak Canada and its Subsidiaries in Kodak Canada or the Canadian Subsidiary Guarantors, (D) Investments by any Loan Party in another Loan Party and (E) additional Investments by Subsidiaries of the Company that are not Loan Parties in other Subsidiaries that are not Loan Parties;
     (ii) loans and advances to employees in the ordinary course of the business of the Company and its Subsidiaries as presently conducted in an aggregate principal amount not to exceed $25,000,000 at any time outstanding;
     (iii) Investments in or by Emerging Market Subsidiaries of up to $100,000,000 in the aggregate,

     (iv) Investments in Hedge Agreements designed to hedge against fluctuations in interest rates, foreign exchange rates or in commodity prices incurred in the ordinary course of business and consistent with existing business practice;
     (v) Investments received in settlement of claims against another Person in connection with (A) a bankruptcy proceeding against such Person, (B) accounts receivable arising from or trade credit granted to, in the ordinary course of business, a financially troubled account debtor and (C) disputes regarding intellectual property rights;
     (vi) Investments not to exceed $200,000,000 in the aggregate made in connection with the Borrowers’ growth businesses as publically identified from time to time and identified as such to the Agent in writing, including, without limitation, commercial inkjet, consumer inkjet, workflow/software and solutions, and packaging businesses, provided that immediately before and after giving effect to such Investment on a pro forma basis,(x) no Default shall have occurred and be continuing or would result therefrom, (y) the Loan Parties shall have at least $1,000,000,000 in cash or Cash Equivalents on hand and (z) no Advances shall be outstanding under the Revolving Credit Facility, and provided further that the value of any common equity of the Company used as consideration in connection with any such Investment shall not be included in calculating the amount of such Investment,
     (vii) Investments not to exceed $25,000,000 in any fiscal year, in an aggregate amount not to exceed $50,000,000 for all such Investments after the Effective Date,
     (viii) additional Investments not otherwise permitted hereunder, provided that (x) no Default shall have occurred and be continuing or would result therefrom and (y) after giving pro forma effect thereto: (i) (A) Excess Availability shall be at least the greater of (1) $80,000,000 and (2) 20% of the sum of the Canadian Revolving Credit Facility plus the US Revolving Credit Facility and (B) the Company shall be in pro forma compliance with a Fixed Charge Coverage Ratio of 1.1:1.0; or (ii) Excess Availability shall be at least the greater of (1) $120,000,000 and (2) 30% of the Revolving Credit Facility; provided, further, that, with respect to each Investment made pursuant to this clause (viii):
     (A) such Investment shall not include or result in any contingent liabilities that could reasonably be expected to be material to the business, financial condition or operations of the Company and its Subsidiaries, taken as a whole (as determined in good faith by the board of directors (or persons performing similar functions) of the Company, if the board of directors is otherwise approving such transaction, or, in each other case, by the chief executive or financial officer of the Company); and
     (B) any determination of the amount of such Investment shall include all cash and noncash consideration (including, without limitation, the fair value, determined in accordance with generally accepted accounting principles, of all equity interests issued or transferred to the sellers of such investment, all earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers of such investment, all write-downs of property and assets and reserves for liabilities with respect thereto and all assumptions of debt, liabilities and other obligations in connection therewith) paid by or on behalf of the Company and its Subsidiaries in connection with such Investment, in each case payable other than in common equity in the Company, and
     (ix) Investments by the Company and its Subsidiaries in cash and Cash Equivalents.
     (j) Prepayments, Amendments, Etc. of Debt. (i) Prepay, redeem, purchase, defease, convert into cash or otherwise satisfy prior to the scheduled maturity thereof in any manner, any public or secured or unsecured debt securities or any Permitted Second Lien Debt, or prepay, redeem, purchase, defease, or convert into cash, or otherwise satisfy prior to the scheduled maturity thereof in any manner or make any payment in violation of any subordination terms of, any Debt except: (A) regularly scheduled (including repayments of revolving facilities) or required repayments or redemptions of Debt permitted hereunder, (B) any prepayments or redemptions of Debt in connection with a Permitted Refinancing of such Debt permitted by Section 5.02(d); provided that (1) before and after giving effect to such prepayment, redemption, purchase, defeasance or other satisfaction, no Default under Section 6.01(a) or (e) or Event of Default shall have occurred and be continuing and (2) the Agent shall have received a certificate from a Responsible Officer of the Company certifying compliance with the foregoing clause (1), (C) any repayments of subordinated Debt to the Borrowers or their Subsidiaries that was permitted to be incurred under this Agreement, (D) the Specified Indebtedness, the Company’s 9.95% $3,000,000 notes maturing 2018 and the Company’s 9.20% $10,000,00 notes due 2021 or (E) conversion of convertible debt into common stock of the Company and payments of cash in lieu of fractional shares upon any such conversion or (ii) amend, modify or change in any manner adverse to the Lenders any term or condition of any subordinated Debt.
          SECTION 5.03. Financial Covenant. So long as (a) any Advance or any other payment obligation of any Loan Party of which the Company has knowledge under any Loan Document shall remain unpaid, any Letter of Credit is outstanding or any Lender shall have any Commitment hereunder and (b) any Fixed Charge Coverage Ratio Trigger Event shall have occurred and be continuing, the Company will maintain a Consolidated Fixed Charge Coverage Ratio, for the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 5.01, of not less than 1.1 to 1.0.
ARTICLE VI
EVENTS OF DEFAULT
          SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
     (a) (i) Any Borrower shall fail to pay any principal of any Advance when the same becomes due and payable; (ii) any Borrower shall fail to pay any interest on any Advance or fees within five Business Days after the same becomes due and payable; or (iii) any Loan Party shall fail to make any other payment under any Loan Document, within five Business Days after notice of such failure is given by the Agent or any Lender to the Company; or
     (b) Any representation or warranty made by any Borrower herein or by any Significant Loan Party in any Loan Document to which it is a party or by a Borrower (or any of its officers) in a certificate delivered under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or
     (c) (i) The Company shall fail to perform or observe any term, covenant or agreement contained in Sections 5.01(d), 5.01(e), clauses (i) through (vii) and (ix) of 5.01(h), 5.02 or 5.03, or (ii) any Significant Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Company by the Agent or any Lender; or
     (d) The Company or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal, or in the case of Hedge Agreement Obligations, net amount of, at least $50,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the Company or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to cause, or to permit the holders or beneficiaries of such Debt (or a trustee or agent on behalf of such holders or beneficiaries) to cause, with the giving of notice if required, such Debt to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Debt to be made, in each case prior to the stated maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or
     (e) Any Borrower, any Significant Loan Party or any Material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Borrower, any Significant Loan Party or any Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, interim receiver, monitor, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or any Borrower, any Significant Loan Party or any Material Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or
     (f) Judgments or orders for the payment of money in excess of $50,000,000 in the aggregate shall be rendered against the Company or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
     (g) (i) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Company (or other securities convertible into such Voting Stock) representing 35% or more of the combined voting power of all Voting Stock of the Company; or (ii) during any period of up to 24 consecutive months, commencing before or after the date of this Agreement, individuals who at the beginning of such 24-month period were directors of the Company together with individuals who were either (x) elected by a majority of the remaining members of the board of directors of the Company or (y) nominated for election by a majority of the remaining members of the board of directors of the Company, shall cease for any reason to constitute a majority of the board of directors of the Company; or
     (h) Any ERISA Event shall have occurred with respect to a Plan or any Termination Event shall have occurred with respect to a Canadian Pension Plan, and the sum (determined as of the date of occurrence of such ERISA Event or Termination Event, as applicable) of (i) the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Loan Parties and the ERISA Affiliates related to such ERISA Event), and (ii) the wind-up unfunded liability of such Canadian Pension Plan and the wind-up unfunded liability of any and all other Canadian Pension Plans with respect to which a Termination Event shall have occurred, exceeds $50,000,000; or Any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Loan Parties and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $50,000,000; or
     (i) Any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Loan Parties and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $50,000,000; or
     (j) Any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization, insolvent or is being terminated,

within the meaning of Title IV of ERISA, or has been determined to be in “endangered” or “critical” status within the meaning of Section 432 of the Code or Section 305 of ERISA, and as a result of such reorganization, insolvency or termination or determination, the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization, insolvent, being terminated or in endangered or critical status have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization, insolvency termination or determination, occurs by an amount exceeding $50,000,000; or
     (k) Any provision of any Collateral Document material to the substantial realization of the rights of the Lenders under the Collateral Documents taken as a whole, or any provision of any other Loan Document after delivery thereof pursuant to Section 3.01 or 5.01(i) or (j) shall for any reason cease to be valid and binding on or enforceable against any Loan Party party to it, or any such Loan Party shall so state in writing; or
     (l) Any Collateral Document or financing statement after delivery thereof pursuant to Section 3.01 or 5.01(i) or (j) shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority lien on and security interest in the Collateral (other than the Specified Collateral as set forth in Section 6(m) of the US Security Agreement and Section 6(m) of the Canadian Security Agreement) purported to be covered thereby;
then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Company, declare the obligation of each Lender to make Advances (other than Advances to be made by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of the Issuing Banks to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Company, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances (other than Advances to be made by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of the Issuing Banks to issue Letters of Credit shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Borrower.
          SECTION 6.02. Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Agent may with the consent, or shall at the request, of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01, make demand upon the Borrowers to, and forthwith upon such demand the Borrowers will, (a) pay to the Agent on behalf of the Lenders in same day funds at the Agent’s office designated in such demand, for deposit in the L/C Cash Deposit Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding or (b) make such other arrangements in respect of the outstanding Letters of Credit as shall be acceptable to the Agent and not more disadvantageous to the Borrowers than clause (a); provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Company under the Federal Bankruptcy Code, an amount equal to the aggregate Available Amount of all outstanding Letters of Credit shall be immediately due and payable to the Agent for the account of the Lenders without notice to or demand upon the Borrowers, which are expressly waived by the Borrowers, to be held in the L/C Cash Deposit Account. If at any time an Event of Default is continuing the Agent determines that any funds held in the L/C Cash Deposit Account are subject to any right or claim of any Person other than the Agent and the Lenders or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, then the Borrowers will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited and held in the L/C Cash Deposit Account, an amount equal to the excess of (i) such aggregate Available Amount over (ii) the total amount of funds, if any, then held in the L/C Cash Deposit Account that the Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit, to the extent funds are on deposit in the L/C Cash Deposit Account, such funds shall be applied to reimburse the Issuing Banks to the extent permitted by applicable law. After all such Letters of Credit shall have expired or been fully drawn upon, if at such time (x) no Event of Default is continuing or (y) all other obligations of the Company hereunder and under the Notes shall have been paid in full, the balance, if any, in such L/C Cash Deposit Account shall be returned to the Borrowers.
          SECTION 6.03. Collection Allocation Mechanism.
          (a) On the CAM Exchange Date, (i) each Lender holding US Revolving Credit Commitments shall immediately be deemed to have acquired (and shall promptly make payment therefor to the Agent in accordance with Section 2.03) participations in the outstanding amount of US Letter of Credit Obligations with respect to each US Letter of Credit in an amount equal to such Lender’s Ratable Share of the aggregate amount available to be drawn under such US Letter of Credit and (ii) the Lenders shall automatically and without further act (and without regard to the provisions of Section 9.08) be deemed to have exchanged interests in the Advances and participations in the Letters of Credit, such that in lieu of the interest of each Lender in each Advance, and Letter of Credit Obligations in which it shall participate as of such date (including such Lender’s interest in the Obligations, Guaranties and Collateral of each Loan Party in respect of each such Advance and Letter of Credit Obligations), such Lender shall hold an interest in every one of the Advances and a participation in all of the Letter of Credit Obligations (including the Obligations, Guaranties and Collateral of each Loan Party in respect of each such Advance), whether or not such Lender shall previously have participated therein, equal to such Lender’s CAM Percentage thereof. Each Lender and each Loan Party hereby consents and agrees to the CAM Exchange, and each Lender agrees that the CAM Exchange shall be binding upon its successors and assigns and any person that acquires a participation in its interests in any Loan or any participation in any Letter of Credit. Each Loan Party agrees from time to time to execute and deliver to the Agent all such promissory notes and other instruments and documents as the Agent shall reasonably request to evidence and confirm the respective interests of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans hereunder to the Agent against delivery of any promissory notes evidencing its interests in the Loans so executed and delivered; provided, however, that the failure of any Loan Party to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.
          (b) As a result of the CAM Exchange, upon and after the CAM Exchange Date, each payment received by the Agent pursuant to any Loan Document in respect of any of the Obligations, and each distribution made by the Agent in respect of the Obligations, shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages. Any direct payment received by a Lender upon or after the CAM Exchange Date, including by way of setoff, in respect of an Obligation shall be paid over to the Agent for distribution to the Lenders in accordance herewith.
          (c) The provisions of this Section 6.03 are solely an agreement among the Lenders for the purpose of allocating risk and the Borrowers have no additional obligations with respect thereto.
          SECTION 6.04. Application of Funds. After the exercise of remedies provided for in Section 6.01 (or after the Advances have become immediately due and payable and the Letters of Credit have been required to be cash collateralized as set forth in Section 6.02), any amounts received by the Agent on account of the Obligations shall be applied by the Agent in the following order:
(a) With respect to amounts received from or on account of the Company, or in respect of any US Collateral,
     First, to payment of that portion of the US Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Article II) payable to the Agent in its capacity as such;
     Second, to payment of that portion of the US Obligations constituting fees, indemnities and other amounts (other than principal, interest, US Letter of Credit fees and commitment fees) payable to the US Lenders and the US Issuing Banks (including fees, charges and disbursements of counsel to the respective US Lenders and the US Issuing Banks payable under the Loan Documents and amounts payable under

Article II (in each case, other than fees, indemnities and other amounts, and amounts then payable under Article II, arising under US Secured Agreements), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
     Third, to payment of that portion of the US Obligations constituting accrued and unpaid US Letter of Credit fees, commitment fees and interest on the US Advances, unreimbursed amounts under US Letters of Credit and other U.S. Obligations arising under the Loan Documents, ratably among the US Lenders and the US Issuing Banks in proportion to the respective amounts described in this clause Third payable to them;
     Fourth, (i) to payment of that portion of the US Obligations constituting unpaid principal of the U.S. Advances, unreimbursed amounts under US Letters of Credit and US Secured Agreements and (ii) to the Agent for the account of the US Issuing Banks, to cash collateralize that portion of US Letter of Credit Obligations comprising the aggregate undrawn amount of US Letters of Credit, ratably among the US Lenders and the US Issuing Banks in proportion to the respective amounts described in this clause Fourth held by them;
     Fifth, to the Canadian Obligations in the order set forth in Section 6.04(b); and
     Last, the balance, if any, after all of the US Obligations have been paid in full in cash, to the Borrowers or as otherwise required by law.
(b) With respect to amounts received from or on account of any Canadian Loan Party or in respect of any Canadian Collateral, or, after all of the US Obligations set forth in clauses first through fourth above have been paid in full in cash in accordance with Section 6.03(a), from or on account of any U.S. Loan Party, or in respect of any US Collateral,
     First, to payment of that portion of the Canadian Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Article II) payable to the Agent in its capacity as such;
     Second, to payment of that portion of the Canadian Obligations constituting fees, indemnities and other amounts (other than principal, interest and commitment fees) payable to the Canadian Lenders (including fees, charges and disbursements of counsel to the respective Canadian Lenders arising under the Loan Documents and amounts payable under Article II (in each case, other than fees, indemnities and other amounts, and amounts then payable under Article II, arising under Canadian Secured Agreements), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
     Third, to payment of that portion of the Canadian Obligations constituting accrued and unpaid commitment fees and interest on the Canadian Advances and other Canadian Obligations arising under the Loan Documents, ratably among the Canadian Lenders in proportion to the respective amounts described in this clause Third payable to them;
     Fourth, to payment of that portion of the Canadian Obligations constituting unpaid principal of the Canadian Advances and Canadian Secured Agreements, ratably among the Canadian Lenders in proportion to the respective amounts described in this clause Fourth held by them; and
     Last, the balance, if any, after all of the Obligations have been paid in full in cash, to the Borrowers or as otherwise required by law.
Subject to Section 6.02, amounts used to cash collateralize the aggregate undrawn amount of Letters of Credit pursuant to Section 6.04(a), clause Fourth above, shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Any amounts received by any Co-Collateral Agent on account of the Obligations (including pursuant to any exercise of remedies by any Co-Collateral Agent) shall be promptly remitted to the Agent for application to the Obligations in accordance with this Section 6.04.
Notwithstanding the foregoing, Obligations arising under Secured Agreements shall be excluded from the application described above if the Agent has not received written notice thereof, together with such supporting documentation as the Agent may reasonably request, from the applicable holder of such Obligations. Each holder of Obligations under a Secured Agreement not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Agent pursuant to the terms of Article VIII hereof for itself and its Affiliates as if a “Lender” party hereto.
ARTICLE VII
GUARANTY
          SECTION 7.01. Guaranty; Limitation of Liability. (a) (i) Each of the Company and each US Subsidiary Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all obligations of each other Loan Party and each other Subsidiary of the Company now or hereafter existing under or in respect of the Loan Documents or any Secured Agreement (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such obligations being the “Comprehensive Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Agent or any other Lender in enforcing any rights under this Guaranty or any other Loan Document. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Comprehensive Guaranteed Obligations and would be owed by any other Loan Party or Subsidiary of the Company, as applicable, to the Agent or any Lender under or in respect of the Loan Documents or any Secured Agreement but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party or Subsidiary, as the case may be.
     (ii) Each of the Company and each Canadian Subsidiary Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all obligations of each Canadian Loan Party now or hereafter existing under or in respect of the Loan Documents or any Secured Agreement (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such obligations being the “Canadian Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Agent or any other Lender in enforcing any rights under this Guaranty or any other Loan Document against such Guarantor. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Canadian Guaranteed Obligations and would be owed by any other Loan Party to the Agent or any Lender under or in respect of the Loan Documents by a Canadian Loan Party but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.
          (b) Each Guarantor, and by its acceptance of this Guaranty, the Agent and each other Lender, hereby confirms that it is the intention of all such Persons that this Guaranty and the obligations of each US Subsidiary Guarantor and each Canadian Subsidiary Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the obligations of such Guarantor hereunder. To effectuate the foregoing intention, the Agent, the Lenders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.
          (c) (i) Each US Subsidiary Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to the Agent or any Lender under this Guaranty or any guaranty supplement of the Comprehensive Guaranteed Obligations, such US Subsidiary Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other US Subsidiary Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Agent and the Lenders under or in respect of the Loan Documents.
     (ii) Each Canadian Subsidiary Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to the Agent or any Lender under this Guaranty or any guaranty supplement of the Canadian Guaranteed Obligations, such Canadian Subsidiary Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Canadian Subsidiary Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Agent and the Lenders under or in respect of the Loan Documents.
          SECTION 7.02. Guaranty Absolute. Each Guarantor guarantees that the applicable Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or any Lender with respect thereto. The obligations of each Guarantor under or in respect of this Guaranty are independent of the applicable Guaranteed Obligations or any other obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against any Borrower or any other Loan Party or whether any Borrower or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:
     (a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;
     (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the applicable Guaranteed Obligations or any other obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the applicable Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;
     (c) any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the applicable Guaranteed Obligations;
     (d) any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the applicable Guaranteed Obligations or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the applicable Guaranteed Obligations or any other obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;
     (e) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;
     (f) any failure of the Agent or any Lender to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to the Agent or such Lender (each Guarantor waiving any duty on the part of the Agent and the Lenders to disclose such information);

     (g) the failure of any other Person to execute or deliver this Agreement, any Guaranty Supplement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the applicable Guaranteed Obligations; or
     (h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Agent or any Lender that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.
This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the applicable Guaranteed Obligations is rescinded or must otherwise be returned by the Agent or any Lender or any other Person upon the insolvency, bankruptcy or reorganization of the applicable Borrower or any other Loan Party or otherwise, all as though such payment had not been made.
          SECTION 7.03. Waivers and Acknowledgments. (a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the applicable Guaranteed Obligations and this Guaranty and any requirement that the Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.
          (b) Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all applicable Guaranteed Obligations whether existing now or in the future.
          (c) Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Agent or any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the obligations of such Guarantor hereunder.
          (d) Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Agent or any Lender to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by the Agent or such Lender.
          (e) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 7.02 and this Section 7.03 are knowingly made in contemplation of such benefits.
          SECTION 7.04. Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under or in respect of this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agent or any Lender against any Borrower, any other Loan Party or any other guarantor of some or all of the Guaranteed Obligations or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the applicable Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, all Letters of Credit shall have expired or been terminated and the Commitments shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the applicable Guaranteed Obligations and all other amounts payable under this Guaranty, (b) the Termination Date and (c) the latest date of expiration or termination of all Letters of Credit, such amount shall be received and held in trust for the benefit of the Agent and the Lenders, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the

Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the applicable Guaranteed Obligations and all other amounts payable under this Guaranty by such Guarantor, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any applicable Guaranteed Obligations or other amounts payable under this Guaranty by such Guarantor thereafter arising. If (i) any Guarantor shall make payment to the Agent or any Lender of all or any part of the applicable Guaranteed Obligations, (ii) all of the applicable Guaranteed Obligations and all other amounts payable under this Guaranty by such Guarantor shall have been paid in full in cash, (iii) the Termination Date shall have occurred and (iv), all Letters of Credit shall have expired or been terminated, the Agent and the Lenders will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the applicable Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.
          SECTION 7.05. Guaranty Supplements. (b) Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit F hereto (each, a “Guaranty Supplement”), (a) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “US Subsidiary Guarantor” or a “Canadian Subsidiary Guarantor”, as applicable, shall also mean and be a reference to such Additional Guarantor, and (b) each reference herein to “this Guaranty,” “hereunder,” “hereof” or words of like import referring to this Guaranty, and each reference in any other Loan Document to the “Guaranty,” “thereunder,” “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement.
          SECTION 7.06. Subordination. (a) Each Guarantor hereby subordinates any and all debts, liabilities and other obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the applicable Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 7.06:
          (b) Prohibited Payments, Etc. Except during the continuance of an Event of Default, each Guarantor may receive regularly scheduled payments from any other Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Event of Default, however, unless the Required Lenders otherwise agree, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.
          (c) Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to any other Loan Party, each Guarantor agrees that the Lenders shall be entitled to receive payment in full in cash of all applicable Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post-Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.
          (d) Turn-Over. After the occurrence and during the continuance of any Event of Default, each Guarantor shall, if the Agent (with the consent or at the direction of the Required Lenders) so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Agent and the Lenders and deliver such payments to the Agent on account of the applicable Guaranteed Obligations (including all Post-Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.
          (e) Agent Authorization. After the occurrence and during the continuance of any Event of Default, the Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and to apply any amounts received thereon to the applicable Guaranteed Obligations (including any and all Post-Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and (B) to pay any amounts received on such obligations to the Agent for application to the applicable Guaranteed Obligations (including any and all Post-Petition Interest).
          SECTION 7.07. Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) except as provided in the next succeeding sentence, remain in full force and effect until the latest of (i) the payment in full in cash of the applicable Guaranteed Obligations and all other amounts payable under this Guaranty, (ii) the Termination Date and (iii) the latest date of expiration or termination of all Letters of Credit, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Agent and the Lenders and their successors, permitted transferees and permitted assigns. Upon the sale of a Guarantor or any or all of the assets of any Guarantor to the extent permitted in accordance with the terms of the Loan Documents or upon such Guarantor otherwise ceasing to be a Subsidiary of the Company organized under the laws of a state of the United States of America or Canada (or a province thereof) without violation of the terms of this Agreement, such Guarantor (and its Subsidiaries) or such assets shall be automatically released from this Guaranty or any Guaranty Supplement, and all pledges and security interests of the equity of such Guarantor or any Subsidiary of such Guarantor and all other pledges and security interests in the assets of such Guarantor and any of its Subsidiaries shall be released as provided in Section 9.14. Without limiting the generality of clause (c) above, the Agent or any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, the Advances owing to it and any Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as and to the extent provided in Section 9.08. No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.
ARTICLE VIII
THE AGENT
          SECTION 8.01. Authorization and Action. (a) Pursuant to Section 8.12, each Lender hereby irrevocably appoints Bank of America to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.
          (b) Each Lender hereby further irrevocably appoints each of Bank of America and Citicorp USA, Inc. to act on its behalf as a Co-Collateral Agent hereunder and under the other Loan Documents and authorizes the Co-Collateral Agents to take such actions on its behalf and to exercise such powers as are delegated to the Co-Collateral Agents by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each Co-Collateral Agent shall act on behalf of the Lenders and shall have all of the benefits and immunities (i) provided to the Agent in this Article VIII with respect to any acts taken or omissions suffered by such Co-Collateral Agent in connection with its activities in such capacity as fully as if the term “Agent” as used in this Article VIII included such Co-Collateral Agent with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such Co-Collateral Agent.
          (c) The provisions of this Article are solely for the benefit of the Agent, the Issuing Banks, the Co-Collateral Agents and the Lenders, and neither any Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.
          SECTION 8.02. Agent Individually. (a) The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any of their Subsidiaries or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.
          (b) Each Lender understands that the Person serving as Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 8.02 as “Activities”) and may engage in the Activities with or on behalf of one or more of the Loan Parties or their respective Affiliates. Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Loan Parties and their Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in the Borrowers, another Loan Party or their respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Loan Parties or their Affiliates. Each Lender understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) which information may not be available to any of the Lenders that are not members of the Agent’s Group. None of the Agent nor any member of the Agent’s Group shall have any duty to disclose to any Lender or use on behalf of the Lenders, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party) or to account for any revenue or profits obtained in connection with the Activities, except that the Agent shall deliver or otherwise make available to each Lender such documents as are expressly required by any Loan Document to be transmitted by the Agent to the Lenders.
          (c) Each Lender further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Loan Parties and their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders (including the interests of the Lenders hereunder and under the other Loan Documents). Each Lender agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of the Person serving as Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Lender. None of (i) this Agreement nor any other Loan Document, (ii) the receipt by the Agent’s Group of information (including Borrower Information) concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including without limitation any duty of trust or confidence) owing by the Agent or any member of the Agent’s Group to any Lender including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Loan Parties or their Affiliates) or for its own account.
          SECTION 8.03. Duties of Agent; Exculpatory Provisions. (a) The Agent’s duties hereunder and under the other Loan Documents are solely ministerial and administrative in nature and the Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (i) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (ii) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent or any of its Affiliates to liability or that is contrary to any Loan Document or applicable law and (iii) the Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.
          (b) The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.01 or 9.03) or (ii) in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until the Company or any Lender shall have given notice to the Agent describing such Default and such event or events.
          (c) Neither the Agent nor any member of the Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement, any other Loan Document or the information presented to the other Lenders by the Company, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created by the Collateral Documents or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Agent.
          (d) Nothing in this Agreement or any other Loan Document shall require the Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or any of its Related Parties.
          SECTION 8.04. Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless an officer of the Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Loan or the issuance of such Letter of Credit, and in the case of a Borrowing, such Lender shall not have made available to the Agent such Lender’s ratable portion of such Borrowing. The Agent may consult with legal counsel (who may be counsel for the Company or any other Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
          SECTION 8.05. Indemnification. (a) Each Lender severally agrees to indemnify the Agent (to the extent not promptly reimbursed by the Company) from and against such Lender’s Ratable Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Agent’s gross negligence or willful misconduct as found in a non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any reasonable out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not promptly reimbursed for such expenses by the Company. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.05 applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party.
          (b) Each Lender severally agrees to indemnify the Issuing Banks (to the extent not promptly reimbursed by the Company) from and against such Lender’s Ratable Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any such Issuing Bank in any way relating to or arising out of the L/C Related Documents or any action taken or omitted by such Issuing Bank hereunder or in connection herewith; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Issuing Bank’s gross negligence or willful misconduct as found in a non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse any such Issuing Bank promptly upon demand for its Ratable Share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Company under Section 9.04, to the extent that such Issuing Bank is not promptly reimbursed for such costs and expenses by the Company.
          (c) The failure of any Lender to reimburse the Agent or any Issuing Bank promptly upon demand for its ratable share of any amount required to be paid by the Lenders to the Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Agent or any Issuing Bank for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Agent or any Issuing Bank for such other Lender’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 8.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes. Each of the Agent and each Issuing Bank agrees to return to the Lenders their respective ratable shares of any amounts paid under this Section 8.05 that are subsequently reimbursed by the Company.
          SECTION 8.06. Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more co-agents or sub-agents appointed by the Agent. The Agent and any such co-agent or sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such co-agent and sub-agent and the Related Parties of the Agent and each such co-agent and sub-agent (including their respective Affiliates in connection with the syndication of the Revolving Credit Facility) shall be entitled to the benefits of all provisions of this Article VIII and Article IX (as though such co-agents and sub-agents were the “Agent” under the Loan Documents) as if set forth in full herein with respect thereto.
          SECTION 8.07. Resignation of Agent. (a) The Agent may at any time give notice of its resignation to the Lenders and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (such 30-day period, the “Lender Appointment Period”), then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above. In addition and without any obligation on the part of the retiring Agent to appoint, on behalf of the Lenders, a successor Agent, the retiring Agent may at any time upon or after the end of the Lender Appointment Period notify the Company and the Lenders that no qualifying Person has accepted appointment as successor Agent and the effective date of such retiring Agent’s resignation. Upon the resignation effective date established in such notice and regardless of whether a successor Agent has been appointed and accepted such appointment, the retiring Agent’s resignation shall nonetheless become effective and (i) the retiring Agent shall be discharged from its duties and obligations as Agent hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Agent of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations as Agent hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 8.05 and Section 9.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.
          (b) Any resignation pursuant to this Section by a Person acting as Agent shall, unless such Person shall notify the Company and the Lenders otherwise, also act to relieve such Person and its Affiliates of any obligation to issue new, or extend existing, Letters of Credit where such issuance or extension is to occur on or after the effective date of such resignation. Upon the acceptance of a successor’s appointment as Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (ii) the retiring Issuing Bank shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents arising on or after the effective date of such successor’s appointment, and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.
          (c) Notwithstanding the foregoing, except as otherwise agreed in writing between the Co-Collateral Agents, Citicorp USA, Inc.’s appointment as Co-Collateral Agent shall automatically expire on the date that is six months from the Effective Date.
          SECTION 8.08. Non-Reliance on Agent and Other Lenders. (a) Each Lender confirms to the Agent, each other Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Agent, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Loans and other extensions of credit hereunder and under the other Loan Documents and (z) in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Loans and other extensions of credit hereunder and under the other Loan Documents is suitable and appropriate for it.
          (b) Each Lender acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents, (ii) that it has, independently and without reliance upon the Agent, any other Lender or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon the Agent, any other Lender or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Loan Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:
     (i) the financial condition, status and capitalization of the Company and each other Loan Party;
     (ii) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;
     (iii) determining compliance or non-compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition;
     (iv) the adequacy, accuracy and/or completeness of any information delivered by the Agent, any other Lender or by any of their respective Related Parties under or in connection with this Agreement or any other Loan Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document.
          SECTION 8.09. No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Persons acting as, Arranger or Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent, Co-Collateral Agent or as a Lender hereunder.
          SECTION 8.10. Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Bankruptcy Law or any other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of any Advance or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Agent hereunder) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, interim receiver, monitor, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Agent and, if the Agent shall consent to the making of such payments directly to the Lenders and Issuing Bank, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent hereunder.
Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition or proposal affecting the Obligations or the rights of any Lender or Issuing Bank to authorize the Agent to vote in respect of the claim of any Lender or Issuing Bank or in any such proceeding.
          SECTION 8.11. Intercreditor Arrangements. Each of the Lenders hereby authorizes and directs the Agent to enter into one or more Intercreditor Agreements on behalf of such Lender and agrees that the Agent in its various capacities thereunder may take such actions on its behalf as is contemplated by the terms of any such Intercreditor Agreements. With respect to any Intercreditor Agreement executed and delivered by the Agent in accordance with this Agreement, each Lender hereunder (a) consents to any subordination of Liens provided for in such Intercreditor Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of such Intercreditor Agreement, (c) authorizes and instructs the Agent to enter into such Intercreditor Agreement as Agent and on behalf of such Lender and (d) agrees that the Agent may take such actions on behalf of such Lender as is contemplated by the terms of such Intercreditor Agreement.
          In the event that, in connection with a non-recourse mortgage financing permitted under Section 5.02(a)(x) and Section 5.02(d)(xvi), a Loan Party grants a Lien on its real property to secure the Second Lien Obligations (as defined in the Intercreditor Agreement), each Lender hereby waives any requirement of the Loan Parties under the Intercreditor Agreement to secure the Secured Obligations with a Lien on such real property. Each of the Lenders hereby authorizes and directs the Agent, at the Company’s expense, to execute and deliver such documents as may be reasonably required to evidence such waiver, including one ore more amendments to the Intercreditor Agreement in form and substance satisfactory to the Agent.
          SECTION 8.12. Successor Agent.
          (a) Upon effectiveness of this Agreement, (i) the Existing Agent hereby resigns as Agent under the Existing Credit Agreement, (ii) the Existing Agent hereby assigns to Bank of America, as the successor Agent (the “Successor Agent”), without recourse and without representations or warranties of any kind (express, implied or otherwise), and subject, in the case of any such rights, powers and privileges, to Section 8.12(c) below, all of the Existing Agent’s rights, powers, privileges, obligations, responsibilities and duties as Existing Agent under or in respect of the Existing Credit Agreement (and the Loan Documents as defined therein (the “Existing Loan Documents”)), including, without limitation, all rights, titles and interests as secured party or lien holder thereunder or in connection therewith and all collateral, in each case held in its capacity as Existing Agent (but not as a Lender), and (iii) Bank of America hereby accepts such appointment as the Successor Agent and assumes all the obligations, responsibilities and duties of the Existing Agent in accordance with the terms hereof and the other Loan Documents, effective as of the date hereof, including the assignment to Bank of America of all rights, titles and interests as secured party or lien holder thereunder or in connection therewith and all collateral, in each case to be held in such capacities as Successor Agent (but not as a Lender). The Existing Agent (at the expense of Company) agrees to execute and deliver all further documents, certificates and instruments, including, without limitation, assignments of mortgages, intellectual property agreements, and acknowledgements to deposit account control agreements, as the Company or the Successor Agent may reasonably request to evidence the assignment and transfer referred to above. Upon effectiveness of this Agreement, the Existing Agent shall be discharged from all of its duties, obligations and responsibilities under the Loan Documents. Each Loan Party and each Lender hereby ratifies the appointment of Bank of America as the Successor Agent and the retirement by Citicorp USA, Inc. as the Existing Agent.
          (b) In furtherance of the foregoing, the Existing Agent hereby assigns to the Successor Agent, without recourse and without representations or warranties of any kind, all of its rights, titles and interests under any and all Collateral Documents and UCC and PPSA financing statements or other similar filings or registrations (and financing statements in any other applicable jurisdictions) filed by the Existing Agent on behalf of itself and/or the Secured Parties in its capacity as Existing Agent in connection with the Existing Credit Agreement and the other Existing Loan Documents. The Successor Agent may file such financing statements, financing change statements and other documents as it deems necessary or advisable to evidence the assignments made by the Existing Agent in this Agreement, provided that the Successor Agent shall have no authority to execute any such documents on behalf of the Existing Agent or otherwise to create or impose any obligation on or incur any liability on behalf of the Existing Agent.
          (c) Anything contained herein to the contrary notwithstanding, (i) the rights of the Existing Agent, and the obligations of Borrowers, under Article VIII and Section 9.04 of the Existing Credit Agreement shall survive the resignation of the Existing Agent, the amendment and restatement of the Existing Credit Agreement effected hereby, the assignment by the Existing Agent to the Successor Agent of certain rights, powers and privileges hereunder and the effectiveness of this Agreement, including, without limitation, with respect to all actions taken by the Existing Agent pursuant to or in connection with the Existing Credit Agreement or any failure to take such actions (in each case as though the Existing Agent were still the Agent thereunder), and (ii) the assignment by the Existing Agent to the Successor Agent of certain rights, powers and privileges hereunder shall be subject to such rights of the Existing Agent under Article VIII and Section 9.04 of the Existing Credit Agreement.
          (d) Notwithstanding the foregoing, (i) Bank of America shall not assume, nor shall Bank of America be deemed to assume or be responsible for, any obligations of the Existing Agent under or pursuant to any Loan Document arising prior to the execution and delivery of this Agreement, and (ii) Citicorp USA, Inc. shall not be responsible for any obligations of the Agent under or pursuant to any Loan Document arising on or after the effectiveness of this Agreement.
          (e) The Loan Parties hereby release any and all claims against the Existing Agent and each Related Party of the Existing Agent arising out of, in any way connected with, or as a result of (i) the Existing Agent’s performance of its duties as administrative agent and collateral agent under the Existing Credit Agreement (and the Existing Loan Documents) and (ii) the Existing Agent’s resignation as Agent under the Existing Credit Agreement (and the Existing Loan Documents).
          (f) The provisions of this Section 8.12 apply notwithstanding any provisions of Section 8.07 to the contrary.
          SECTION 8.13. Secured Agreements. (a) The Company, any Lender and any Affiliate of a Lender may from time to time designate a qualifying agreement as a Secured Agreement upon written notice to the Agent from the Company and such Lender or such Affiliate, in form reasonably acceptable to the Agent, which form shall include a description of such Secured Agreement and the maximum amount of obligations thereunder which are to constitute Obligations (each, a “Designated Amount”); provided that any such Designated Amount shall constitute Obligations only to the extent that such Designated Amount, together with all other Designated Amounts under Secured Agreements theretofore designated hereunder as Obligations, does not exceed, for all Lenders and their Affiliates, $125,000,000 less the aggregate amount of Commitment Increases in excess of $75,000,000 theretofore effected hereunder.
          (b) The Company and any counterparty to a Secured Agreement may increase, decrease or terminate any Designated Amount in respect of such Secured Agreement upon written notice to the Agent; provided that any increase in a Designated Amount shall be deemed to be a new designation of a Designated Amount and shall be subject to the limitations set forth in Section 8.13(a). No obligations under any Secured Agreement in excess of the applicable Designated Amount shall constitute Obligations hereunder or the other Loan Documents.
          (c) No counterparty to a Secured Agreement that obtains the benefits of Section 6.04, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article VIII to the contrary, the Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Agreements unless the Agent has received written notice of such Obligations, together with such supporting documentation as the Agent may request, from the applicable counterparty to a Secured Agreement.
ARTICLE IX
MISCELLANEOUS
          SECTION 9.01. Amendments, Waivers. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (a) no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (i) waive any of the conditions specified in Section 3.01, (ii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (iii) release all or substantially all of the Collateral in any transaction or series of related transactions, (iv) release one or more Guarantors (or otherwise limit such Guarantors’ liability with respect to the obligations owing to the Agent, the Co-Collateral Agents and the Lenders under the Guaranties) if such release or limitation is in respect of all or substantially all of the value of the Guaranties, taken as a whole, to the Lenders, (iv) amend this Section 9.01, or (v) amend, modify or change the provisions of Section 6.03 or the definition of “CAM Percentage” without the written consent of each Lender, (b) no amendment, waiver or consent shall, unless in writing and signed by each Lender affected thereby, do any of the following: (i) increase the Commitment of such Lender, (ii) reduce or forgive the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (iii) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (iv) change the order of application of any reduction in the Commitments or any prepayment of Advances among the Facilities from the application thereof set forth in Section 6.04 or (v) change Section 2.05(a) in a manner that would alter the pro rata reduction or termination of commitments required thereby ; and (c) no amendment, waiver or consent shall, unless in writing and signed by the Supermajority Lenders, increase the advance rates set forth in the definition of the term “Loan Value”, add new asset categories to the Borrowing Base or otherwise cause the Borrowing Base or availability under the Revolving Credit Facility provided for herein to be increased (other than changes in Reserves implemented by the Agent in its reasonable discretion); provided further that (x) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note and (y) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Banks in addition to the Lenders required above to take such action, adversely affect the rights or obligations of the Issuing Banks in their capacities as such under this Agreement, provided, however, notwithstanding clauses (ii) and (iv) of clause (a) above, no consent or waiver or other approval of any Lender shall be required for any release of a Guaranty or Guaranty Supplement as provided in Section 7.07 or any release of Collateral as provided in Section 9.14 or in any Collateral Document.
          SECTION 9.02. Notices, Etc.
          (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
          (i) if to any Borrower, the Agent, any Co-Collateral Agent or any Issuing Bank, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 9.02; and
          (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to any Borrower).
          Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
          (b) Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
          (c) Electronic Communications. Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
          (d) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agent, any Co-Collateral Agent or any of their respective Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers, any Lender, any Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’ or the Agent’s or Co-Collateral Agents’ transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrowers, any Lender, any Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

          (e) Change of Address, Etc. Each of the Borrowers, the Agent, each Co-Collateral Agent and each Issuing Bank may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrowers and the Agent. In addition, each Lender agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or their securities for purposes of United States Federal or state securities laws.
          (f) Reliance by Agent, Co-Collateral Agents, Issuing Banks and Lenders. The Agent, the Co-Collateral Agents, the Issuing Banks and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Agent, each Co-Collateral Agent, each Issuing Bank, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers. All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.
          SECTION 9.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with Section 6.01 for the benefit of all the Lenders and the Issuing Banks; provided, however, that the foregoing shall not prohibit (a) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (b) each Issuing Bank from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Bank, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 9.06 (subject to the terms of Section 2.15), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Bankruptcy Law; and provided, further, that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Agent pursuant to Article VI and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.15, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
          SECTION 9.04. Costs and Expenses. (a) The Company agrees to pay on demand all reasonable costs and expenses of the Agent, each Co-Collateral Agent and each Issuing Bank in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses, (B) the reasonable fees and expenses of counsel for the Agent, each Co-Collateral Agent and each Issuing Bank with respect thereto, (C) fees and expenses incurred in connection with the creation, perfection or protection of the liens under the Loan Documents (including all reasonable search, filing and recording fees) and (D) costs associated with insurance reviews, Collateral audits, field exams, collateral valuations and collateral reviews to the extent provided herein, provided, however, the Company shall not be required to pay fees or expenses of more than one counsel in any jurisdiction where the Collateral is located, with respect to advising such Agent, each Co-Collateral Agent and each Issuing Bank as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto. The Company further agrees to pay on demand all costs and expenses of the Agent, each Co-Collateral Agent, each Issuing Bank and each Lender, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally, including, without limitation, reasonable fees and expenses of counsel for the Agent, each Co-Collateral Agent, each Issuing Bank and each Lender in connection with the enforcement of rights under this Agreement and the other Loan Documents.
          (b) The Company agrees to indemnify and hold harmless the Agent, each Co-Collateral Agent, each Issuing Bank and each Lender and each of their Related Parties (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or Letters of Credit or (ii) the actual or alleged presence of Hazardous Materials on any property of the Company or any of its Subsidiaries or any Environmental Action relating in any way to the Company or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense resulted from such Indemnified Party’s gross negligence or willful misconduct as found in a non-appealable judgment by a court of competent jurisdiction. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Company and each Indemnified Party agrees not to assert any claim for special, indirect, consequential or punitive damages against the Company, the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.
          (c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by any Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.08(d) or (e), 2.10 or 2.12, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 9.08 as a result of a demand by the Company pursuant to Section 9.08(a), the applicable Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.
          (d) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrowers contained in Sections 2.11, 2.14 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.
          (e) No Indemnified Party referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnified Party through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a final and nonappealable judgment of a court of competent jurisdiction.
          (f) All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
          (g) The agreements in this Section shall survive the resignation of the Agent, any Co-Collateral Agent and any Issuing Bank, the replacement of any Lender, the termination of the aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
          SECTION 9.05. Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Agent, any Co-Collateral Agent, any Issuing Bank or any Lender, or the Agent, any Co-Collateral Agent, any Issuing Bank or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent, such Co-Collateral Agent, such Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Bankruptcy Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each Issuing Bank severally agrees to pay to the Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the Issuing Banks under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
          SECTION 9.06. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, the Agent, each Issuing Bank, each Co-Collateral Agent and each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Agent, such Issuing Bank, such Co-Collateral Agent or such Lender or such Affiliate to or for the credit or the account of any Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement and any Note held by the Agent, such Issuing Bank, such Co-Collateral Agent or such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured, provided, however, that no such right shall exist against any deposit designated as being for the benefit of any governmental authority, provided, further, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.19 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the applicable Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender, the Agent, each Issuing Bank, each Co-Collateral Agent and each such Affiliate under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Agent, the Issuing Banks, the Co-Collateral Agents, the Lenders or such Affiliates may have.
          SECTION 9.07. Binding Effect. This Agreement shall become effective in accordance with Section 3.01 and thereafter shall be binding upon and inure to the benefit of the Borrowers, the Agent, each Co-Collateral Agent and each Lender and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of all of the Lenders.
          SECTION 9.08. Assignments and Participations. (a) Each Lender may, with the consent of the Agent (not to be unreasonably withheld or delayed) in the case of an assignment to a Person who is not an Affiliate of such Lender and, if demanded by the Company so long as no Default shall have occurred and be continuing and only with respect to any Affected Lender, upon at least five Business Days’ notice to such Lender and the Agent, shall, assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or Commitments, the Advances owing to it, its participations in Letters of Credit, if any, and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement with respect to one or more Facilities, (ii) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender, or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of (x) the Revolving Credit Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) the Unissued Letter of Credit Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $1,000,000 or an integral multiple of $1,000,000 in excess thereof, in each case, unless the Company and the Agent otherwise agrees, (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Company pursuant to this Section 9.08(a) shall be arranged by the Company after consultation with the Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Company pursuant to this Section 9.08(a) unless and until such Lender shall have received one or more payments from either the Borrowers or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, and (vi) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance (and the assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire), together with any Note subject to such assignment and a processing and recordation fee of $3,500 payable by the parties to each such assignment; provided, however, that (x) only one such fee shall be payable in connection with simultaneous assignments to or by two or more Approved Funds with respect to a Lender and (y) in the case of each assignment made as a result of a demand by the Company, such recordation fee shall be payable by the Company except that no such recordation fee shall be payable in the case of an assignment made at the request of the Company to an Eligible Assignee that is an existing Lender. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.11, 2.14 and 9.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations (other than its obligations under Section 9.06 to the extent any claim thereunder relates to an event arising prior to such assignment) under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).
          (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 5.01(h) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the

Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.
          (c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Company
          (d) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Advances and participations in Letters of Credit in accordance with its Ratable Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
          (e) The Agent shall maintain at its address referred to in Section 9.02 a copy of each Assumption Agreement and each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.
          (f) Each Lender may sell participations to one or more banks or other entities (other than the Company or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrowers hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrowers, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, provided, however, that any agreement between a Lender and such participant may provide that the Lender will not, without the consent of participant, agree to any such amendment, waiver or consent which would reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.
          (g) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.08, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrowers furnished to such Lender by or on behalf of the Borrowers; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Borrower Information relating to the Borrowers received by it from such Lender.
          (h) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledge or assignee for such Lender as a party hereto.
          SECTION 9.09. Confidentiality. Neither the Agent nor any Lender may disclose to any Person any confidential, proprietary or non-public information of any Loan Party furnished to the Agent or the Lenders by any Loan Party, including, without limitation (1) earnings and other financial information and forecasts, budgets, projections, plans, (including, without limitation, any confirmations of publicly disclosed advice regarding any material matter); (2) mergers, acquisitions, tender offers, joint ventures or changes in assets; (3) new products or discoveries or developments regarding the Company’s customers or suppliers; (4) changes in control or in management; (5) changes in auditors or auditor notifications to the Company; (6) securities redemptions, splits, repurchase plans, changes in dividends, changes in rights of holders or sales of additional securities; and (7) negative news relating to such matters as physical damage to properties from significant events, loss of significant contractual relationship, material litigation, defaults under contracts or securities, bankruptcy or receivership (such information being referred to collectively herein as the “Borrower Information”), except that each of the Agent, each Co-Collateral Agent and each of the Lenders may disclose Borrower Information (i) to its Affiliates and to its and its Affiliates’ managers, administrators, partners, employees, trustees, officers, directors, agents, advisors and other representatives solely for purposes of this Agreement, any Notes and the transactions contemplated hereby (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Borrower Information and instructed to keep such Borrower Information confidential on terms substantially no less restrictive than those provided herein), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulating authority, such as the National Association of Insurance Commissioners), provided, to the extent permitted by law and practicable under the circumstances, the Agent or such Lender shall provide the Company with prompt notice of such requested disclosure so that the Company may seek a protective order prior to the time when the Agent or such Lender is required to make such disclosure, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided, to the extent permitted by law and practicable under the circumstances, the Agent or such Lender shall provide the Company with prompt notice of such requested disclosure so that the Company may seek a protective order prior to the time when the Agent or such Lender is required to make such disclosure, (iv) subject to this Section 9.09, to any other Lender to this Agreement which has requested such information, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions no less restrictive than those of this Section 9.09, to any assignee or participant or prospective assignee or participant or any pledge referred to in Section 9.08(g), (vii) to the extent such Borrower Information (A) is or becomes generally available to the public on a non-confidential basis other than as a result of a breach of this Section 9.09 by the Agent or such Lender, or (B) is or becomes legally available to the Agent or such Lender on a nonconfidential basis from a source other than a Loan Party, provided that the source of such information was not known by the Agent or such Lender to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligations of confidentiality to a Loan Party or any other party with respect to such information, (viii) with the consent of the Company, (ix) to any party hereto and (x) subject to the Agent’s or the applicable Lender’s receipt of an agreement containing provisions no less restrictive than those of this Section, to any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other transaction under which payments are to be made by reference to the Company and its Obligations, this Agreement or payments hereunder. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information
          SECTION 9.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or in .pdf (or similar electronic format) shall be effective as delivery of a manually executed counterpart of this Agreement.
          SECTION 9.11. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Agent, each Co-Collateral Agent and each Lender, regardless of any investigation made by the Agent, any Co-Collateral Agent or any Lender or on their behalf and notwithstanding that the Agent, any Co-Collateral Agent or any Lender may have had notice or knowledge of any Default at the time of any Advance, and shall continue in full force and effect as long as any Advance or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
          SECTION 9.12. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Bankruptcy Laws, as determined in good faith by the Agent or the Issuing Banks, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited
          SECTION 9.13. Jurisdiction. (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
          (b) SUBMISSION TO JURISDICTION. EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE AGENT, ANY LENDER OR ANY ISSUING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWERS OR ANY OTHER LOAN PARTIES OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
          (c) WAIVER OF VENUE. EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

          (d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
          (e) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
          SECTION 9.14. No Liability of the Issuing Banks. Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, no Issuing Bank shall have any responsibility to obtain any document, other than any sight draft, certificates and documents expressly required by the Letter of Credit, or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. Each Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither an Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrowers shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrowers, to the extent of any direct, but not consequential, damages suffered by the Company that the Company proves were caused by such Issuing Bank’s willful misconduct or gross negligence as found in a final non-appealable judgment by a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, each Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and no Issuing Bank shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; provided that nothing herein shall be deemed to excuse such Issuing Bank if it acts with gross negligence or willful misconduct in accepting such documents as found in a final non-appealable judgment by a court of competent jurisdiction.
          SECTION 9.15. PATRIOT Act Notice. Each Lender, each Co-Collateral Agent and the Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender, each Co-Collateral Agent or the Agent, as applicable, to identify such Borrower in accordance with the PATRIOT Act. Each Borrower shall provide such information and take such actions as are reasonably requested by the Agent or any Lenders in order to assist the Agent and the Lenders in maintaining compliance with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.
          SECTION 9.16. Release of Collateral; Termination of Loan Documents. (a) (i) Upon the sale, lease, transfer or other disposition of any item of Collateral of any Loan Party in accordance with the terms of the Loan Documents, including, without limitation, as a result of the sale, in accordance with the terms of the Loan Documents, of the Loan Party that owns such Collateral, (ii) upon a Subsidiary ceasing to be a Material Subsidiary, and (iii) at any time a Loan Party’s guarantee of the obligations under the Loan Documents ceases as provided in

Section 7.07, the security interests granted by the Loan Documents with respect to such items of Collateral and/or Loan Party shall immediately terminate and automatically be released, and the Agent and/or the Co-Collateral Agents will, at the Company’s expense, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents.
          (b) Upon the latest of (i) the payment in full in cash of all Obligations under the Loan Documents, (ii) the termination in full of the Commitments and (iii) the latest date of expiration or termination of all Letters of Credit (or receipt by the Agent of an irrevocable notice from each Issuing Bank with a Letter of Credit outstanding that it will not seek to enforce any rights that it has or may have in accordance with Section 2.03 against the Agent or the Lenders), (x) except as otherwise specifically stated in this Agreement or the other Loan Documents, this Agreement and the other Loan Documents shall terminate and be of no further force or effect, (y) the Agent shall release or cause the release of all Collateral from the Liens of the Loan Documents and the Guarantors of all Obligations under each Guaranty, and will, at the Company’s expense, execute and deliver such documents as the Company may reasonably request to evidence the release of Collateral from the assignment and security interest granted under the Collateral Documents and the obligations of the Guarantors and (z) each Lender that has requested and received a Note shall return such Note to the Company marked “cancelled” or “paid in full”; provided, however, that the Lenders’ obligations under Section 9.09 shall continue until the earlier of (x) the date that is three years after the termination of this Agreement and (y) the date that is three months after the latest date that is the subject of the Projections delivered in accordance with Section 5.01(h)(viii), and the Lender’s obligations under this Section 9.16 shall survive until satisfied. Upon the termination in full of the Canadian Revolving Credit Commitments and the payment in full in cash of all Canadian Obligations (other than (x) contingent indemnification obligations for which no claim has been asserted and (y) obligations under Canadian Secured Agreements as to which arrangements satisfactory to the applicable Canadian Secured Party have been made): (A) except as otherwise specifically stated in this Agreement or the other Loan Documents, the Canadian Borrower shall cease to be a Borrower under this Agreement and the other Loan Documents and its Subsidiaries, if any, shall cease to be Canadian Subsidiary Guarantors, and the obligations of the Canadian Borrower and any Canadian Subsidiary Guarantors hereunder and thereunder shall terminate and be of no further force or effect, (B) the Agent shall release or cause the release of all Canadian Collateral from the Liens of the Loan Documents and any Canadian Subsidiary Guarantors of all Obligations under each Guaranty, and will, at the Company’s expense, execute and deliver such documents as the Company may reasonably request to evidence the release of Canadian Collateral from the assignment and security interest granted under the Collateral Documents and the obligations of the Guarantors, (C) any representation or warranty or covenant with respect to the Canadian Borrower and any Canadian Subsidiary Guarantor as a Borrower or other Loan Party set forth in this Agreement shall terminate and be of no further force or effect, (D) any reference to any Canadian Pension Plan or Termination Event shall be deemed deleted, and (E) each Lender that has requested and received a Note from the Canadian Borrower shall return such Note to the Company marked “cancelled” or “paid in full”.
          SECTION 9.17. Judgment Currency. (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase Dollars with such other currency at the Exchange Rate on the Business Day preceding that on which final judgment is given.
          (b) The obligation of each Borrower in respect of any sum due from it in any currency (the “Primary Currency”) to any Lender or the Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Lender or the Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or the Agent (as the case may be) in the applicable Primary Currency, each Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or the Agent (as the case may be) in the applicable Primary Currency, such Lender or the Agent (as the case may be) agrees to remit to such Borrower such excess.

          SECTION 9.18. No Fiduciary Duty. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agent, the Co-Collateral Agents, the Arrangers and the Lenders are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Agent, the Co-Collateral Agents, the Arrangers and the Lenders, on the other hand, (B) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Loan Parties are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agent, the Co-Collateral Agents, the Arrangers and the Lender each are and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, have not been, are not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties or any of their respective Affiliates, or any other Person and (B) neither the Agent, the Co-Collateral Agents, the Arrangers nor the Lenders have any obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agent, the Co-Collateral Agents, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Agent, the Co-Collateral Agents, the Arrangers nor the Lenders have any obligation to disclose any of such interests to the Loan Parties or their respective Affiliates. To the fullest extent permitted by law, each Borrower and each of the other Loan Parties hereby waives and releases any claims that it may have against the Agent, the Co-Collateral Agents, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
          SECTION 9.19. Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assumption Agreement or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act or similar foreign laws.
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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

EASTMAN KODAK COMPANY
By	/s/ William G. Love
	Name:	William G. Love
	Title:	Treasurer

KODAK CANADA INC.
By	/s/ William G. Love
	Name:	William G. Love
	Title:	Treasurer

     The undersigned US Subsidiary Guarantors and Canadian Subsidiary Guarantors, if any, have caused this Agreement to be executed by their respective officers thereunto duly authorized, to evidence their agreement to their obligations hereunder, as of the date first above written.

CREO MANUFACTURING AMERICA LLC KODAK AVIATION LEASING LLC
By	/s/ William G. Love
	Name:	William G. Love
	Title:	Manager

EASTMAN GELATINE CORPORATION

EASTMAN KODAK INTERNATIONAL CAPITAL COMPANY, INC.

FAR EAST DEVELOPMENT LTD.

FPC INC.

KODAK (NEAR EAST), INC.

KODAK AMERICAS, LTD.

KODAK IMAGING NETWORK, INC.

KODAK PORTUGUESA LIMITED

KODAK REALTY, INC.

LASER-PACIFIC MEDIA CORPORATION

PAKON, INC.

QUALEX, INC.

By	/s/ William G. Love
	Name:	William G. Love
	Title:	Treasurer

Signature Page to
Credit Agreement

KODAK PHILIPPINES, LTD. NPEC INC.
By	/s/ William G. Love
	Name:	William G. Love
	Title:	Assistant Treasurer

Signature Page to
Credit Agreement

BANK OF AMERICA, N.A. as Agent and Co-Collateral Agent
By	/s/ Matthew T. O’Keefe
	Name:	Matthew T. O’Keefe
	Title:	Senior Vice President

Signature Page to
Credit Agreement

WELLS FARGO CAPITAL FINANCE, LLC as Co-Syndication Agent
By	/s/ Kevin Fong
	Name:	Kevin Fong
	Title:	Vice President

Signature Page to
Credit Agreement

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA as Co-Syndication Agent and a Lender
By	/s/ Carmela Massari
	Name:	Carmela Massari
	Title:	Vice President Wells Fargo Capital Finance Corporation Canada

Signature Page to
Credit Agreement

CITICORP USA, INC as Co-Collateral Agent
By	/s/ Shane V. Azzara
	Name:	Shane V. Azzara
	Title:	Director

Signature Page to
Credit Agreement

BANK OF AMERICA, N.A. as US Lender
By	/s/ Matthew T. O’Keefe
	Name:	Matthew T. O’Keefe
	Title:	Senior Vice President

Signature Page to
Credit Agreement

BANK OF AMERICA, N.A. (ACTING THROUGH ITS CANADA BRANCH) as Canadian Lender
By	/s/ Medina Sales de Andrade
	Name:	Medina Sales de Andrade
	Title:	Vice President

Signature Page to
Credit Agreement

BANK OF AMERICA, N.A. as an Issuing Bank
By	/s/ Matthew T. O’Keefe
	Name:	Matthew T. O’Keefe
	Title:	Senior Vice President

Signature Page to
Credit Agreement

CITIBANK, N.A., as a Lender
By	/s/ Shane V. Azzara
	Name:	Shane V. Azzara
	Title:	Director

Signature Page to
Credit Agreement

CITIBANK, N.A., as an Issuing Bank
By	/s/ Shane V. Azzara
	Name:	Shane V. Azzara
	Title:	Director

Signature Page to
Credit Agreement

The Bank of New York Mellon as a Lender
By	/s/ Thomas Frangione
	Name:	Thomas Frangione
	Title:	Vice President

Signature Page to
Credit Agreement

Morgan Stanley Senior Funding, Inc., as a Lender
By	/s/ Sherrese Clarke
	Name:	Sherrese Clarke
	Title:	Vice President

Signature Page to
Credit Agreement

PNC Bank, N.A., as a Lender
By	/s/ Eric L. Moore
	Name:	Eric L. Moore
	Title:	Vice President

Signature Page to
Credit Agreement

PNC Bank, N.A., as an Issuing Bank
By	/s/ Eric L. Moore
	Name:	Eric L. Moore
	Title:	Vice President

Signature Page to
Credit Agreement

Sumitomo Mitsui Banking Corporation, as a Lender
By	/s/ David A. Buck
	Name:	David A. Buck
	Title:	Deputy General Manager

Signature Page to
Credit Agreement

Industrial and Commercial Bank of China, Shanghai Branch, as a Lender
By	/s/ Xu Li
	Name:	Xu Li
	Title:	Vice-president of Industrial and Commercial Bank of China, Shanghai Branch

Signature Page to
Credit Agreement

Industrial and Commercial Bank of China, Shanghai Branch, as an Issuing Bank
By	/s/ Xu Li
	Name:	Xu Li
	Title:	Vice-president of Industrial and Commercial Bank of China, Shanghai Branch

Signature Page to
Credit Agreement

SCHEDULE I
COMMITMENTS
COMMITMENTS

			US
	US Revolving Credit	Canadian Revolving	Letter of Credit
Lender	Commitment	Credit Commitment	Commitment
Bank of America, N.A.	$88,125,000	—	$70,000,000
Bank of America, N.A. (acting through its Canada branch)	—	$10,875,000	—
Citigroup USA, Inc.	$73,250,000	$6,000,000	$50,000,000
Wells Fargo Bank, N.A.	$73,250,000	$6,000,000	$70,000,000
Morgan Stanley	$46,250,000	$3,750,000
PNC Bank, National Association	$35,000,000	—	$35,000,000
Bank of New York Mellon	$23,125,000	$1,875,000	—
Industrial and Commercial Bank of China	$18,500,000	$1,500,000	—
Sumitomo Mitsui	$12,500,000	—	—

Total:	$370,000,000	$30,000,000	$225,000,000

Schedule II
Subsidiary Guarantors and Material Subsidiaries
PART A
US Subsidiary Guarantors
PART B
Canadian Subsidiary Guarantors
PART C
Material Subsidiaries of each Borrower

Part A of Schedule II to Credit Agreement
US Subsidiary Guarantors

			Jurisdiction of	Organizational
Grantor	Chief Executive Office	Type of Organization	Organization	ID number
Eastman Kodak Company	343 State Street Rochester, New York 14650	Corporation	New Jersey	3590801000

Creo Manufacturing America LLC	1720 Carey Avenue Cheyenne, WY 82001	LLC	Wyoming	200400460497

Eastman Gelatine Corporation	227 Washington Street Peabody, MA 01960	Corporation	Massachusetts	041272190

Eastman Kodak International Capital Company, Inc.	343 State Street Rochester, NY 14650	Corporation	Delaware	0675517

Far East Development Ltd.	343 State Street Rochester, NY 14650	Corporation	Delaware	0899514

FPC Inc.	6677 Santa Monica Blvd. Hollywood, CA 90038	Corporation	California	C0957735

Kodak (Near East), Inc.	343 State Street Rochester, NY 14650	Corporation	New York	N/A

Kodak Americas, Ltd.	343 State Street Rochester, NY 14650	Corporation	New York	N/A

Kodak Aviation Leasing LLC	343 State Street Rochester, NY 14650	LLC	Delaware	3241322

Kodak Imaging Network, Inc.	1480 64th Street Suite 300 Emeryville, CA 94608	Corporation	Delaware	3059736

Kodak Philippines, Ltd.	343 State Street Rochester, NY 14650	Corporation	New York	N/A

Kodak Portuguesa Limited	343 State Street Rochester, NY 14650	Corporation	New York	N/A

Kodak Realty, Inc.	343 State Street Rochester, NY 14650	Corporation	New York	N/A

Laser-Pacific Media Corporation	343 State Street Rochester, NY 14650	Corporation	Delaware	2236415

NPEC Inc.	343 State Street Rochester, NY 14650	Corporation	California	C1513754

Pakon, Inc.	251 E. Ohio Street Suite 1100 Indianapolis, IN 46204	Corporation	Indiana	198507-375

Qualex Inc.	2040 Stirrup Creek Drive, Suite 100, Durham, NC 27703	Corporation	Delaware	2133251

Part B of Schedule II to Credit Agreement
Canadian Subsidiary Guarantors

			Jurisdiction of	Organizational
Grantor	Chief Executive Office	Type of Organization	Organization	ID number
None

Part C of Schedule II to Credit Agreement
Material Subsidiaries of Eastman Kodak Company

					Total		Percentage of
	Issuer of	Class of			Number of	Number of	Outstanding
	Pledged	Equity		Certificate	Shares	Shares	Shares
Grantor	Equity	Interest	Par Value	No(s)	Outstanding	Pledged	Pledged
Eastman Kodak Company	Eastman Kodak Holdings B.V.	Common shares	Nominal value of 1,000 Dutch Guilder or €453,78 as per article 2:178c BW	Not applicable	20,401	13,260	65%

Eastman Kodak Company	Kodak Limited	Ordinary shares	UK£1.0	89	100,000,000 Ordinary	65,000,000 Ordinary	65%
					shares	shares

				93	30,000,000 Ordinary	19,500,000 Ordinary	65%
					shares	shares

Eastman Kodak Company	Kodak Holding GmbH	Shares in a limited	€2,557,800	Not applicable	20	13	65%
		liability company

Part C of Schedule II to Credit Agreement
Material Subsidiaries of Kodak Canada Inc

					Total		Percentage of
	Issuer of	Class of			Number of	Number of	Outstanding
	Pledged	Equity		Certificate	Shares	Shares	Shares
Grantor	Equity	Interest	Par Value	No(s)	Outstanding	Pledged	Pledged
None

Schedule III to Credit Agreement
PLEDGED DEPOSIT ACCOUNTS
EKC ACCOUNTS

Grantor	Name and Address of Bank	Account Number	Contact Name
Eastman Gelatine Corp.	Bank of New York Mellon, 500 Ross Street, Suite 154-1320, Pittsburgh, PA 15262-0001	[*]	[*]
Eastman Kodak Company	Bank of America, 602 Peachtree St. NE 10th Floor, Atlanta, GA 30308	[*]	[*]
Eastman Kodak Company	Bank of America, 602 Peachtree St. NE 10th Floor, Atlanta, GA 30308	[*]	[*]
Eastman Kodak Company	Bank of America, 602 Peachtree St. NE 10th Floor, Atlanta, GA 30308	[*]	[*]
Eastman Kodak Company	Bank of Colorado-Front Range, 501 Main Street, PO Box 939, CO 80550	[*]	[*]
Eastman Kodak Company	Bank of New York Mellon, 500 Ross Street, Suite 154-1320, Pittsburgh, PA 15262-0001	[*]	[*]
Eastman Kodak Company	Bank of New York Mellon, 500 Ross Street, Suite 154-1320, Pittsburgh, PA 15262-0001	[*]	[*]
Eastman Kodak Company	Bank of the West, 201 N. Civic Drive Suite 360, Walnut Creek, CA 94596	[*]	[*]
Eastman Kodak Company	Citibank, N.A., 388 Greenwich Street 23rd Floor, New York, NY 10013	[*]	[*]
Eastman Kodak Company	Citibank, N.A., 388 Greenwich Street 23rd Floor, New York, NY 10013	[*]	[*]
Eastman Kodak Company	Citibank, N.A., 388 Greenwich Street 23rd Floor, New York, NY 10013	[*]	[*]
Eastman Kodak Company	Citibank, N.A., 388 Greenwich Street 23rd Floor, New York, NY 10013	[*]	[*]
Eastman Kodak Company	Citibank, N.A., 388 Greenwich Street 23rd Floor, New York, NY 10013	[*]	[*]
Eastman Kodak Company	Citizens Alliance Bank, 55 First Street Northwest, Clara City, MN 56222	[*]	[*]
Eastman Kodak Company	Citizens Alliance Bank, 55 First Street Northwest, Clara City, MN 56222	[*]	[*]
Eastman Kodak Company	Citizens Alliance Bank, 55 First Street Northwest, Clara City, MN 56222	[*]	[*]
Eastman Kodak Company	Citizens Alliance Bank, 55 First Street Northwest, Clara City, MN 56222	[*]	[*]
Eastman Kodak Company	Citizens Alliance Bank, 55 First Street Northwest, Clara City, MN 56222	[*]	[*]
Eastman Kodak Company	Citizens Alliance Bank, 55 First Street Northwest, Clara City, MN 56222	[*]	[*]
Eastman Kodak Company	Citizens Alliance Bank, 55 First Street Northwest, Clara City, MN 56222	[*]	[*]
Eastman Kodak Company	Citizens Alliance Bank, 55 First Street Northwest, Clara City, MN 56222	[*]	[*]
Eastman Kodak Company	Citizens Alliance Bank, 55 First Street Northwest, Clara City, MN 56222	[*]	[*]

Grantor	Name and Address of Bank	Account Number	Contact Name
Eastman Kodak Company	Citizens Alliance Bank, 55 First Street Northwest, Clara City, MN 56222	[*]	[*]
Eastman Kodak Company	Citizens Alliance Bank, 55 First Street Northwest, Clara City, MN 56222	[*]	[*]
Eastman Kodak Company	Citizens Alliance Bank, 55 First Street Northwest, Clara City, MN 56222	[*]	[*]
Eastman Kodak Company	Citizens Alliance Bank, 55 First Street Northwest, Clara City, MN 56222	[*]	[*]
Eastman Kodak Company	Citizens Alliance Bank, 55 First Street Northwest, Clara City, MN 56222	[*]	[*]
Eastman Kodak Company	Citizens Alliance Bank, 55 First Street Northwest, Clara City, MN 56222	[*]	[*]
Eastman Kodak Company	Citizens Alliance Bank, 55 First Street Northwest, Clara City, MN 56222	[*]	[*]
Eastman Kodak Company	Citizens Alliance Bank, 55 First Street Northwest, Clara City, MN 56222	[*]	[*]
Eastman Kodak Company	Citizens Alliance Bank, 55 First Street Northwest, Clara City, MN 56222	[*]	[*]
Eastman Kodak Company	Citizens Alliance Bank, 55 First Street Northwest, Clara City, MN 56222	[*]	[*]
Eastman Kodak Company	Citizens Alliance Bank, 55 First Street Northwest, Clara City, MN 56222	[*]	[*]
Eastman Kodak Company	Citizens Alliance Bank, 55 First Street Northwest, Clara City, MN 56222	[*]	[*]
Eastman Kodak Company	Citizens Alliance Bank, 55 First Street Northwest, Clara City, MN 56222	[*]	[*]
Eastman Kodak Company	Citizens Alliance Bank, 55 First Street Northwest, Clara City, MN 56222	[*]	[*]
Eastman Kodak Company	Citizens Alliance Bank, 55 First Street Northwest, Clara City, MN 56222	[*]	[*]
Eastman Kodak Company	Citizens Alliance Bank, 55 First Street Northwest, Clara City, MN 56222	[*]	[*]
Eastman Kodak Company	ESL Federal Credit Union, 225 Chestnut Street, Rochester, NY 14604	[*]	[*]
Eastman Kodak Company	JP Morgan Chase, 270 Park Avenue, New York NY 10017	[*]	[*]
Eastman Kodak Company	JP Morgan Chase, 270 Park Avenue, New York NY 10017	[*]	[*]
Eastman Kodak Company	JP Morgan Chase, 270 Park Avenue, New York NY 10017	[*]	[*]
Eastman Kodak Company	Keybank, 303 Broadway, 16th Floor OH-18-30-1603 Cincinnati, OH 45202	[*]	[*]
Eastman Kodak Company	Keybank, 303 Broadway, 16th Floor OH-18-30-1603 Cincinnati, OH 45202	[*]	[*]
Eastman Kodak Company	PNC Bank, Two Tower Center 23rd Floor, E. Brunswick, NJ 08816	[*]	[*]
Eastman Kodak Company	PNC Bank, Two Tower Center 23rd Floor, E. Brunswick, NJ 08816	[*]	[*]
Eastman Kodak Company	PNC Bank, Two Tower Center 23rd Floor, E. Brunswick, NJ 08816	[*]	[*]
Eastman Kodak Company	PNC Bank, Two Tower Center 23rd Floor, E. Brunswick, NJ 08816	[*]	[*]
Eastman Kodak International Capital	Citibank, N.A, 388 Greenwich Street 23rd Floor, New York, NY 10013	[*]	[*]
Far East Development Ltd.	Citibank, N.A, 388 Greenwich Street 23rd Floor, New York, NY 10013	[*]	[*]
FPC Inc.	Bank of New York Mellon, 500 Ross Street, Suite 154-1320, Pittsburgh, PA 15262-0001	[*]	[*]

Name and Address
Grantor	of Bank	Account Number	Contact Name
FPC Inc.	Bank of America, 602 Peachtree Street NE 10th Floor, Atlanta, GA 30308	[*]	[*]
Kodak Imaging Network	Bank of New York Mellon, 500 Ross Street, Suite 154-1320, Pittsburgh, PA 15262-0001	[*]	[*]
KPG Barbados Ltd.	PNC Bank, Two Tower Center 23rd Floor, E. Brunswick, NJ 08816	[*]	[*]
Laser Edit, Inc.	Bank of America, 602 Peachtree Street NE 10th Floor, Atlanta, GA 30308	[*]	[*]
Laser Pacific Media	Bank of America, 602 Peachtree Street NE 10th Floor, Atlanta, GA 30308	[*]	[*]
NPEC Inc.	Bank of New York Mellon, 500 Ross Street, Suite 154-1320, Pittsburgh, PA 15262-0001	[*]	[*]
Pacific Video Inc.	Bank of New York Mellon, 500 Ross Street, Suite 154-1320, Pittsburgh, PA 15262-0001	[*]	[*]
Qualex, Inc.	Bank of America, 600 Peachtree St NE 10th Floor, Atlanta, GA 30308	[*]	[*]
Qualex, Inc.	Bank of New York Mellon, 500 Ross Street, Suite 154-1320, Pittsburgh, PA 15262-0001	[*]	[*]
Qualex, Inc.	Citibank, N.A., 388 Greenwich Street 23rd Floor, New York, NY 10013	[*]	[*]
Qualex, Inc.	Citibank, N.A., 388 Greenwich Street 23rd Floor, New York, NY 10013	[*]	[*]
Qualex, Inc.	PNC Bank, Two Tower Center 23rd Floor, E. Brunswick, NJ 08816	[*]	[*]

[*]	Certain confidential information contained in this document has been omitted from public filing pursuant to a request for confidential treatment submitted to the U.S. Securities and Exchange Commission. The omitted information, which has been identified with the symbol “[*],” has been filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

PLEDGED DEPOSIT ACCOUNTS
KCI CAD ACCOUNTS

Grantor	Name and Address of Bank	Account Number	Contact Name
Kodak Canada Inc	Scotiabank, 44 King Street West Toronto, Ontario, Canada M5H 1H1	[*]	[*]
Kodak Canada Inc	Scotiabank, 44 King Street West Toronto, Ontario, Canada M5H 1H1	[*]	[*]
Kodak Canada Inc	Scotiabank, 44 King Street West Toronto, Ontario, Canada M5H 1H1	[*]	[*]
Kodak Canada Inc	Scotiabank, 44 King Street West Toronto, Ontario, Canada M5H 1H1	[*]	[*]
Kodak Canada Inc	Scotiabank, 44 King Street West Toronto, Ontario, Canada M5H 1H1	[*]	[*]
Kodak Canada Inc	Scotiabank, 44 King Street West Toronto, Ontario, Canada M5H 1H1	[*]	[*]
Kodak Canada Inc	Scotiabank, 44 King Street West Toronto, Ontario, Canada M5H 1H1	[*]	[*]
Kodak Canada Inc	Scotiabank, 44 King Street West Toronto, Ontario, Canada M5H 1H1	[*]	[*]
Kodak Canada Inc	Scotiabank, 44 King Street West Toronto, Ontario, Canada M5H 1H1	[*]	[*]
Kodak Canada Inc	Caisse Populaire Desjardins, 14 Place de Commerce Bureau 150, Verdun, Quebec Canada H3E 1T5	[*]	[*]
KCI USD ACCOUNTS

Grantor	Name and Address of Bank	Account Number	Contact Name
Kodak Canada Inc	Scotiabank, 44 King Street West Toronto, Ontario, Canada M5H 1H1	[*]	[*]
Kodak Canada Inc	Scotiabank, 44 King Street West Toronto, Ontario, Canada M5H 1H1	[*]	[*]
Kodak Canada Inc	Scotiabank, 44 King Street West Toronto, Ontario, Canada M5H 1H1	[*]	[*]
Kodak Canada Inc	Scotiabank, 44 King Street West Toronto, Ontario, Canada M5H 1H1	[*]	[*]

[*]	Certain confidential information contained in this document has been omitted from public filing pursuant to a request for confidential treatment submitted to the U.S. Securities and Exchange Commission. The omitted information, which has been identified with the symbol “[*],” has been filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Schedule 2.01(b) Existing Letters of Credit

Entity	Bank	LOC #	Beneficiary	Amount
EKC	BOA	00000003081120	New York State Dept of Environmental Conservation	$10,000
EKC	BOA	00000003083894	NY Workers Compensation	5,390,063
EKC	BOA	00000003112818	West Virginia Worker’s Comp	250,000
EKC	BOA	00000068052148	Old Republic Insurance	12,000,000
EKC	CITI	61604621	Travelers	3,100,000
EKC	CITI	NY-02805-30031820	NY Workers Compensation	61,634,205
EKC	CITI	NY-02805-30035009	INA, Pacific, Atlantic Insurance Company	1,066,540
EKC	CITI	NY-02805-30035285	Ohio Environmental Protection Agency	1,600,000
EKC	PNC	00246234-00-000	National Union Fire Ins.	400,000
EKC	PNC	18102534-00-000	Employment Dev Dept - State of Ca	145,200
EKC	PNC	18110665-00-000	California Workers’ Compensation	5,369,457
EKC	PNC	18111443-00-000	Georgia Self-Insurer	215,000
EKC	PNC	18112459-00-000	Trenton Ground Well Water	5,500
EKC	PNC	18113886-00-000	NYS Short Term	96,000
EKC	PNC	18113948-00-000	Westchester Fire Insurance Company	5,414,214
EKC	PNC	18113976-00-000	Virginia Extended Service Contract Provider Obligation	100,000
EKC	PNC	18113860-00-000	North Carolina Workers’ Comp	150,000
EKC	PNC	18114127-00-000	NJ Department of Environmental Protection	500,000
EKC	PNC	18114414-00-000	Maryland Workers’ Compensation Commission	100,000
Qualex	CITI	NY-02805-30034832	Comerica Bank - Texas	995,000

				98,541,179

Schedule 5.02(a) Existing Liens
($M)

	Entity	Existing
*	Kodak Brasileira Comercio de Produtos para Imagem e Servicos Ltda	188
	Eastman Kodak Company	22
	Wheeling Insurance Ltd.	10
	Kodak India Private Limited	4
	Kodak Japan Ltd.	3
	Other	2

		$230

NOTE: Converted to USD using 3/31/11 Fx rates

*	Primarily related to liens in certain long-standing tax cases in the Brazilian court system where collateralization is part of the judicial process.

Schedule 5.02(d) Existing Debt
$M

	Entity	Existing Debt
*	Kodak Germany (Sun Notes)	$120
	Kodak Brasileira Comercio de Produtos para Imagem e Servicos Ltda	18
	Kodak Graphic Communications Canada Company	11
	Kodak Limited	8
	Kodak Mexicana S.A. de C.V.	7
	Kodak Nordic AB (Sweden)	6
	Kodak Argentina S.A.I.C.	5
	Kodak SA/NV (Belgium)	2
	Kodak India Private Limited	2
	Kodak, S.A. (Spain)	2
	Kodak S.p.A (Italy)	1
	Eastman Kodak Sarl	1
	Kodak New Zealand Limited	1
	Kodak (Hong Kong) Limited	1
	Qualex Inc.	1
A	Other	2

	TOTAL Subsidiary Debt	$187

	EKC Debt (principal amounts where applicable)
*	Sun Note — US Portion	$30
*	$250M Notes at 7.25% due 2013	250
*	$400M Notes at 7.0% due 2017	400
*	$500M Notes at 9.75% due 2018	500
*	$3M Notes at 9.95% due 2018	3
*	$250M Notes at 10.625% due 2019	250
*	$10M Notes at 9.2% due 2021	10
	EKC Letters of Credit, Surety Bonds, Guarantees and Other	$106

	TOTAL EKC Debt	$1,549

	TOTAL DEBT	$1,737

	Converted to USD at 3/31/11 Fx rates

A	Individually less than $1M; in aggregate total shown

*	Sum of these ($1,563) represents the principal amount of debt for borrowed money

SCHEDULE 9.02
AGENT’S OFFICE;
CERTAIN ADDRESSES FOR NOTICES
BORROWER:
Eastman Kodak Company
343 State Street
Rochester, NY 14650
Attn: General Counsel
Fax: 585-724-9549
AGENT:
Agent’s Office
(for payments and Notices of Borrowing and interest election requests):
Bank of America, N.A.
20975 Swenson Drive, Suite 200, Waukesha, WI 53038
Attn: Brittany Seibert (Operations)
Other Notices as Administrative Agent:
Bank of America, N.A.
20975 Swenson Drive, Suite 200, Waukesha, WI 53038
Attn: Brittany Seibert (Operations)
(for payments and Requests for Credit Extensions in respect of the Canadian Revolving Credit Facility):
Bank of America, N.A. (acting through its Canada branch)
200 Front Street West
Toronto, Ontario, M5V 3L2,
Attention: Medina Sales De Andrade (Credit), Teresa Tsui (Operations)
CO-COLLATERAL AGENTS:
Bank of America, N.A.
Bank of America Business Capital
Bank of America Merrill Lynch
Bank of America, NA
Merrill Lynch, Pierce, Fenner & Smith Incorporated
225 Franklin Street
MA1-225-02-05
Boston, MA 02110
Attn: Matthew T. O’Keefe

Citigroup USA, Inc.
1615 Brett Rd., Bldg 3
New Castle, Delaware, 19720
Attention: Bank Loan Syndications Department
ISSUING BANK
Bank of America, N.A.
20975 Swenson Drive, Suite 200, Waukesha, WI 53038
Attn: Brittany Seibert (Operations)

EXHIBIT A — FORM OF NOTE
[TO BE COMPLETED PRIOR TO ISSUANCE WITH: APPROPRIATE LENDER INFORMATION, THE EFFECTIVE DATE, UPON ISSUANCE TO AN INITIAL ISSUING BANK, OR THE DATE OF ASSIGNMENT, AND A PRINCIPAL AMOUNT UP TO THE LENDER’S COMMITMENT]
U.S.$
          FOR VALUE RECEIVED, the undersigned, [NAME OF BORROWER] (the “Borrower”), HEREBY PROMISES TO PAY to the order of _________________________ (the “Lender”) for the account of its Applicable Lending Office on the Termination Date (each as defined in the Credit Agreement referred to below) the principal sum of U.S.$[amount of the Lender’s Commitment in figures] or, if less, the aggregate principal amount of the Advances made by the Lender to the Borrower pursuant to the Second Amended and Restated Credit Agreement, dated as of April 26, 2011, among the Borrowers, the Lender and certain other lenders party thereto, and Bank of America, N.A., as Agent for the Lender and such other lenders (as amended or modified from time to time, the “Credit Agreement”) outstanding on the Termination Date. Capitalized terms used, but not defined, in this Note are used with the meaning ascribed thereto in the Credit Agreement.
          The Borrower promises to pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.
          Both principal and interest are payable in lawful money of the United States of America to Bank of America, N.A., as Agent, at Bank of America, N.A. 20975 Swenson Drive, Suite 200, Waukesha, WI 53038 Attn: Brittany Seibert (Operations), in same day funds. Each Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.
          This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Advance being evidenced by this Promissory Note and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

          IN WITNESS WHEREOF, the Borrower has caused this Promissory Note to be executed by its duly authorized officer to evidence the Advances made under the Credit Agreement.
Date: ____________, ____

[EASTMAN KODAK COMPANY] [KODAK CANADA INC.]
By
Title:

ALLONGE TO PROMISSORY NOTE
DATED _________, 200_
OF
EASTMAN KODAK COMPANY
KODAK CANADA INC.
ADVANCES AND PAYMENTS OF PRINCIPAL

Amount of
	Amount of	Principal Paid	Unpaid Principal	Notation
Date	Advance	or Prepaid	Balance	Made By

EXHIBIT B — FORM OF NOTICE OF
BORROWING
Bank of America, N.A., as Agent
for the Lenders party
to the Credit Agreement
[_______________]
Attn: [________]
[Date]
          Attention: Bank Loan Syndications Department
Ladies and Gentlemen:
          The undersigned, [NAME OF BORROWER], refers to the Second Amended and Restated Credit Agreement, dated as of April 26, 2011 (as amended or modified from time to time, the “Credit Agreement”), among the undersigned, [Kodak Canada Inc. / Eastman Kodak Company,] the Lenders party thereto and Bank of America N.A., as Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement (capitalized terms used, but not defined, in this Notice are used with the meaning ascribed thereto in the Credit Agreement):
     (i) The Business Day of the Proposed Borrowing is _______________, 200.
     (ii) The Borrowings is a [US Borrowing] [Canadian Borrowing].
     (iii) The Type of Advances comprising the Proposed Borrowing is [Base Rate Advance] [Eurodollar Rate Advance].
     (iv) The aggregate amount of the Proposed Borrowing is $______________.
     [(v) The initial Interest Period for each Eurodollar Rate Advance made as part of the Proposed Borrowing is _____ month[s].]1
          The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:
          (A) the representations and warranties of each Borrower and each Significant Loan Party contained in each Loan Document to which it is a party are correct as of the date

[1]	To be used for Eurodollar Rate Advances.

hereof, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on the date hereof,
          (B) no event has occurred and is continuing, or would result from the Proposed Borrowing or from the application of the proceeds therefrom, that constitutes a Default;
          (C) no Borrowing Base Deficiency will exist after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom; and
          (D) if as a result of the Proposed Borrowing, Excess Availability would be below the greater of (i) $40,000,000 and (ii) 12.5% of the sum of the Canadian Revolving Credit Facility plus the US Revolving Credit Facility, the Company shall have demonstrated pro forma compliance with the Fixed Charge Coverage Ratio.

Very truly yours, [NAME OF BORROWER]
By
Title:

EXHIBIT C — FORM OF
ASSIGNMENT AND ACCEPTANCE
          Reference is made to the Second Amended and Restated Credit Agreement, dated as of April 26, 2011 (as amended, restated, supplemented or modified from time to time, the “Credit Agreement”) among EASTMAN KODAK COMPANY, a New Jersey corporation (the “Company”), Kodak Canada Inc., the Lenders (as defined in the Credit Agreement) and Bank of America N.A., as agent for the Lenders (the “Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.
          The “Assignor” and the “Assignee” referred to on Schedule 1 hereto agree as follows:
          1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under [US Revolving Credit Facility / Canadian Revolving Credit Facility] of the Credit Agreement as of the date hereof equal to the amount of the Assignor’s Commitment specified for [US Revolving Credit Facility / Canadian Revolving Credit Facility] on Schedule 1 hereto of all outstanding rights and obligations under the Credit Agreement as specified on Schedule 1 hereto [together with participations in Letters of Credit held by the Assignor on the date hereof]. After giving effect to such sale and assignment, the Assignee’s Commitment and the amount of the Advances owing to the Assignee will be as set forth on Schedule 1 hereto.
          2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, the Credit Agreement or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under the Loan Documents or any other instrument or document furnished pursuant thereto; [and (iv) attaches the Notes[, if any] held by the Assignor [and requests that the Agent exchange such Note for a new Note payable to the order of [the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto or new Notes payable to the order of the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto and] the Assignor in an amount equal to the Commitment retained by the Assignor under the Credit Agreement, [respectively,] as specified on Schedule 1 hereto].
          3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial information delivered to Assignor pursuant to Section 5.01(h)(i) and (ii) thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Agent, the

Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (vi) attaches any U.S. Internal Revenue Service forms required under Section 2.14(e) of the Credit Agreement.
          4. Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance and recording by the Agent. The effective date for this Assignment and Acceptance (the “Assignment Effective Date”) shall be the date of acceptance hereof by the Agent, unless otherwise specified on Schedule 1 hereto.
          5. Upon such acceptance and recording by the Agent, as of the Assignment Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.
          6. Upon such acceptance and recording by the Agent, from and after the Assignment Effective Date, the Agent shall make all payments under the Credit Agreement and the applicable Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and facility fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the applicable Notes for periods prior to the Assignment Effective Date directly between themselves.
          7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.
          8. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.
          IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

Schedule 1
to
Assignment and Acceptance

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower(s):

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: Credit Agreement, dated as of April 26, 2011, among Eastman Kodak Company, Kodak Canada Inc., the Lenders from time to time party thereto, and Bank of America, N.A., as Agent and Issuing Bank

6.	Assigned Interest[s]:

Aggregate
		US or Canadian	Amount of	Amount of		Percentage
		Revolving	Commitments	Commitments		Assigned of		CUSIP
Assignor[s][2]	Assignee[s][3]	Credit Facility	for all Lenders[4]	Assigned		Commitment[5]		Number
			$ ________________	$	_________	____________	%
			$ ________________	$	_________	____________	%
			$ ________________	$	_________	____________	%

[7.	Trade Date: __________________][6]
Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[2]	List each Assignor, as appropriate.

[3]	List each Assignee, as appropriate.

[4]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[5]	Set forth, to at least 9 decimals, as a percentage of the Commitment of all Lenders thereunder.

[6]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Title:

Domestic Lending Office: [Address] Eurodollar Lending Office: [Address]

Accepted [and Approved] this
__________ day of _______________, 200_

BANK OF AMERICA N.A., as Agent
By
Title:

[Approved this __________ day of _______________, 200_

EASTMAN KODAK COMPANY/KODAK CANADA INC.
By		]
Title:

EXHIBIT D-1 — FORM OF
US SECURITY AGREEMENT
[TO BE DELIVERED SEPARATELY]

EXHIBIT D-2 — FORM OF
CANADIAN SECURITY AGREEMENT
[TO BE DELIVERED SEPARATELY]

EXHIBIT F — FORM OF
GUARANTY SUPPLEMENT
_________ __, 20__
To each of the Lenders
party to the Credit Agreement
(as defined below) and to Bank of America N.A.,
as Agent for such Lenders
Ladies and Gentlemen:
          Reference is made to the Second Amended and Restated Credit Agreement, dated as of April 26, 2011 (as amended or modified from time to time, the “Credit Agreement”) among EASTMAN KODAK COMPANY, a New Jersey corporation (the “Company”), Kodak Canada Inc., the Lenders (as defined in the Credit Agreement) and Bank of America N.A., as agent for the Lenders (the “Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.
          Section 1. Guaranty; Limitation of Liability. (a) The undersigned is a [US Subsidiary Guarantor][Canadian Subsidiary Guarantor] and hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all [Comprehensive Guaranteed Obligations] [Canadian Guaranteed Obligations], and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Agent or any Lender in enforcing any rights under this Guaranty Supplement, the Guaranty or any other Loan Document. Without limiting the generality of the foregoing, the undersigned’s liability shall extend to all amounts that constitute part of the applicable Guaranteed Obligations and would be owed by any other Loan Party to the Agent or any Lender under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.
          (b) The undersigned, and by its acceptance of this Guaranty Supplement, the Agent and each Lender, hereby confirms that it is the intention of all such Persons that this Guaranty Supplement, the Guaranty and the obligations of the undersigned hereunder and thereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty Supplement, the Guaranty and the obligations of the undersigned hereunder and thereunder. To effectuate the foregoing intention, the Agent, the Lenders and the undersigned hereby irrevocably agree that the obligations of the undersigned under this Guaranty Supplement and the Guaranty at any time shall be limited to the maximum amount as will result in the obligations of the undersigned under this Guaranty Supplement and the Guaranty not constituting a fraudulent transfer or conveyance.

          (c) The undersigned hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to the Agent or any Lender under this Guaranty Supplement, the Guaranty or any other guaranty, the undersigned will contribute, to the maximum extent permitted by applicable law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Agent and the Lenders under or in respect of the Loan Documents.
          Section 2. Obligations Under the Guaranty. The undersigned hereby agrees, as of the date first above written, to be bound as a Guarantor by all of the terms and conditions of the Guaranty to the same extent as each of the other Guarantors thereunder. The undersigned further agrees, as of the date first above written, that each reference in the Guaranty to an “Additional Guarantor” or a “Guarantor” shall also mean and be a reference to the undersigned, and each reference in any other Loan Document to a [“US Subsidiary Guarantor”][“Canadian Subsidiary Guarantor”] or a “Loan Party” shall also mean and be a reference to the undersigned.
          Section 3. Representations and Warranties. The undersigned hereby makes each representation and warranty set forth in Section 4.01 of the Credit Agreement to the same extent as each other Guarantor.
          Section 4. Delivery by Telecopier. Delivery of an executed counterpart of a signature page to this Guaranty Supplement by telecopier or .pdf shall be effective as delivery of an original executed counterpart of this Guaranty Supplement.
          Section 5. Governing Law; Jurisdiction; Waiver of Jury Trial, Etc. (a) THIS GUARANTY SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
          (b) SUBMISSION TO JURISDICTION. THE UNDERSIGNED IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY SUPPLEMENT, THE GUARANTY OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND THE UNDERSIGNED IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. THE UNDERSIGNED AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY SUPPLEMENT, THE GUARANTY OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE AGENT, ANY LENDER OR ANY ISSUING BANK MAY

OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY SUPPLEMENT, THE GUARANTY OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWERS OR ANY OTHER LOAN PARTIES OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
          (c) WAIVER OF VENUE. THE UNDERSIGNED IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY SUPPLEMENT, THE GUARANTY OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
          (d) SERVICE OF PROCESS. THE UNDERSIGNED IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.02. NOTHING IN THIS GUARANTY SUPPLEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
          (e) THE UNDERSIGNED HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY SUPPLEMENT, THE GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). THE UNDERSIGNED HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY SUPPLEMENT, THE GUARANTY AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Very truly yours, [NAME OF ADDITIONAL GUARANTOR]
By
Title:

EXHIBIT G — FORM OF
BORROWING BASE CERTIFICATE
[TO BE DELIVERED SEPARATELY]